LOAN AGREEMENT
Dated as of November 19, 2013
among
MOHEGAN TRIBAL GAMING AUTHORITY,
as Borrower,
THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT,
as an additional party with respect to certain
representations, warranties and covenants
RBS CITIZENS, N.A.,
as Administrative Agent and L/C Issuer,
BANK OF AMERICA, N.A.,
as Autoborrow Lender and L/C Issuer,
and
The Other Lenders Party Hereto
RBS SECURITIES INC.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA,
SUNTRUST ROBINSON HUMPHREY, INC.,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
and
JEFFERIES FINANCE LLC,
as Joint Lead Arrangers and Joint Bookrunners
BANK OF AMERICA, N.A.
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agents
GOLDMAN SACHS BANK USA,
SUNTRUST BANK,
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
and
JEFFERIES FINANCE LLC,
as Documentation Agents

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms

1.02	Other Interpretive Provisions

1.03	Accounting Terms

1.04	Rounding

1.05	Times of Day

1.06	Letter of Credit Amount
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans and Autoborrow Loans

2.02	Term A Loans; Term B Loans

2.03	Borrowings, Conversions and Continuations of Loans

2.04	Letters of Credit

2.05	Voluntary Prepayments of Revolving Loans

2.06	Termination or Reduction of Revolving Commitments; Voluntary Prepayments of the Term Loans; Repayment Premiums.

2.07	Mandatory Payments and Prepayments; Repayment of Loans

2.08	Interest

2.09	Fees

2.10	Computation of Interest and Fees

2.11	Evidence of Debt

2.12	Payments Generally; Administrative Agent’s Clawback

2.13	Sharing of Payments by Lenders

(continued)

2.14	Collateral

2.15	Cash Collateral

2.16	Defaulting Lenders

2.17	Incremental Credit Extensions

2.18	Extensions of Term Loans and Revolving Commitments
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes

3.02	Illegality

3.03	Inability to Determine Rates

3.04	Increased Costs

3.05	Compensation for Losses

3.06	Increased Capital Requirements

3.07	Replacement of Lenders

3.08	Survival
ARTICLE IV EFFECTIVENESS; CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Effectiveness; Conditions of Initial Credit Extension

4.02	Conditions to all Credit Extensions
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE TRIBE

5.01	Existence and Qualification; Power; Compliance With Laws

5.02	Authority; Compliance With Other Agreements and Instruments and Government Regulations

5.03	No Governmental Approvals Required

5.04	The Nature of Borrower

5.05	No Management Contract

(continued)

5.06	[Intentionally Omitted.]

5.07	Real Property

5.08	[Intentionally Omitted.]

5.09	Binding Obligations

5.10	No Default

5.11	Disclosure

5.12	Gaming Laws

5.13	[Intentionally Omitted.]

5.14	Arbitration

5.15	Recourse Obligations

5.16	No Pending Referendum

5.17	Allocation Plan

5.18	Indian Lands
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BORROWER

6.01	Existence, Qualification and Power

6.02	Authorization; No Contravention

6.03	Governmental Authorization; Other Consents

6.04	Binding Effect

6.05	Financial Statements; No Material Adverse Effect; No Internal Control Event

6.06	Litigation

6.07	No Default

6.08	Ownership of Property; Liens

6.09	Environmental Compliance

6.10	Insurance

(continued)

6.11	Taxes

6.12	ERISA Compliance

6.13	Subsidiaries; Equity Interests

6.14	Margin Regulations; Investment Company Act

6.15	Disclosure

6.16	Compliance with Laws

6.17	Taxpayer Identification Number

6.18	Intangible Assets

6.19	[Intentionally Omitted.]

6.20	Designated Senior Indebtedness

6.21	Real Property and Authority Property

6.22	Projections

6.23	Employee Matters

6.24	Security Interests

6.25	Arbitration

6.26	Deposit Accounts

6.27	Tax Shelter Regulations

6.28	No Licensure Required

6.29	Foreign Assets Control, Etc
ARTICLE VII COVENANTS OF THE TRIBE

7.01	Continual Operation of Mohegan Sun

7.02	Remittance of Debt Service

7.03	Sovereign Immunity; Jurisdiction and Venue

7.04	The Lease and the Landlord Consent

(continued)

7.05	Preservation of Existence; Operation

7.06	Ownership of Mohegan Sun

7.07	Prohibited Transactions

7.08	Amendments to Certain Documents

7.09	Impairment of Contracts; Imposition of Governmental Charges

7.10	Segregation of Authority Property

7.11	Trust Property

7.12	Liens on Authority Property

7.13	Bankruptcy Matters; Etc

7.14	Impairment of Contracts
ARTICLE VIII AFFIRMATIVE COVENANTS OF BORROWER

8.01	Financial Statements

8.02	Certificates; Other Information

8.03	Notices

8.04	Payment of Obligations

8.05	Preservation of Existence, Etc

8.06	Maintenance of Properties

8.07	Maintenance of Insurance

8.08	Compliance with Laws

8.09	Books and Records

8.10	Inspection Rights

8.11	Use of Proceeds

8.12	Hazardous Materials Laws

8.13	Deposit and Brokerage Accounts

(continued)

8.14	Continual Operation of Mohegan Sun

8.15	Future Subsidiaries and Collateral

8.16	Post-Closing Covenants
ARTICLE IX NEGATIVE COVENANTS

9.01	Liens

9.02	Investments

9.03	Indebtedness

9.04	Fundamental Changes

9.05	Dispositions of Property Associated with Mohegan Sun

9.06	Distributions

9.07	Change in Nature of Business

9.08	Transactions with Affiliates

9.09	Prepay Other Obligations

9.10	Burdensome Agreements

9.11	Use of Proceeds

9.12	Authority Expenditures

9.13	Financial Covenants 132

9.14	Hostile Tender Offers

9.15	[Intentionally Omitted.]

9.16	WNBA Subsidiary Operations and Indebtedness

9.17	Capital Expenditures
ARTICLE X EVENTS OF DEFAULT AND REMEDIES

10.01	Events of Default

10.02	Remedies Upon Event of Default

(continued)

10.03	Application of Funds
ARTICLE XI ADMINISTRATIVE AGENT

11.01	Appointment and Authority

11.02	Rights as a Lender

11.03	Exculpatory Provisions

11.04	Reliance by Administrative Agent

11.05	Delegation of Duties

11.06	Resignations of Administrative Agent

11.07	Non-Reliance on Administrative Agent and Other Lenders

11.08	No Other Duties, Etc

11.09	Administrative Agent May File Proofs of Claim

11.10	SNDAs

11.11	Collateral and Guaranty Matters

11.12	Intercreditor Agreement.

11.13	Withholding Tax

11.14	Secured Swap Contracts.
ARTICLE XII MISCELLANEOUS

12.01	Amendments, Etc

12.02	Notices; Effectiveness; Electronic Communication

12.03	No Waiver; Cumulative Remedies

12.04	Expenses; Indemnity; Damage Waiver

12.05	Payments Set Aside

12.06	Successors and Assigns

12.07	Treatment of Certain Information; Confidentiality

(continued)

12.08	Right of Setoff

12.09	Interest Rate Limitation

12.10	Counterparts; Integration; Effectiveness

12.11	Survival of Representations and Warranties

12.12	Severability

12.13	Replacement of Lenders

12.14	Governing Law

12.15	Arbitration Reference

12.16	PURPORTED ORAL AMENDMENTS

12.17	WAIVER OF RIGHT TO TRIAL BY JURY

12.18	WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION

12.19	Lender Covenant

12.20	[Intentionally omitted]

12.21	No Advisory or Fiduciary Responsibility

12.22	USA PATRIOT Act Notice

12.23	Time of the Essence

12.24	Designation as Senior Debt

12.25	ENTIRE AGREEMENT

12.26	Release of Liens and Guaranty

12.27	Gaming Law Limitations

12.28	Section 81 Compliance

12.29	Disqualified Lenders

SCHEDULES
2.01    Commitments and Applicable Percentages
2.04(a)    Existing Letters of Credit
5.07     Mohegan Sun Real Property and Lahaniatis Property
6.06    Litigation
6.09    Environmental Matters
6.13    Subsidiaries; Other Equity Investments
6.21A Pocono Downs Real Property
6.21B    Mohegan Golf Real Property
6.26    Operating Accounts and Operating Account Exclusions
8.16    Pro Forma Title Policy for Leasehold Mortgage
9.01    Existing Liens
9.03    Existing Indebtedness
9.10    Burdensome Agreements
12.02    Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS
Form of
A    Assignment and Assumption
B    Compliance Certificate
C    SNDA
D    Loan Notice
E    Pricing Certificate
F    Revolving Note
G    Term A Loan Note

(continued)

H    Term B Loan Note
I    Guaranty
J    U.S. Tax Certificates
K    Autoborrow Agreement
L    Pledge Agreement
M    Security Agreement
N    Intercreditor Agreement

LOAN AGREEMENT
This LOAN AGREEMENT is entered into as of November 19, 2013, among THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the MOHEGAN TRIBAL GAMING AUTHORITY, a governmental instrumentality of the Tribe (“Borrower”), each lender from time to time party hereto, RBS CITIZENS, N.A., as Administrative Agent and L/C Issuer, and Bank of America, N.A., as Autoborrow Lender and L/C Issuer. RBS SECURITIES INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, CREDIT SUISSE SECURITIES (USA) LLC, GOLDMAN SACHS BANK USA, SUNTRUST ROBINSON HUMPHREY, INC., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and JEFFERIES FINANCE LLC have served as Joint Lead Arrangers and Joint Bookrunners for the credit facilities described herein. BANK OF AMERICA, N.A. and CREDIT SUISSE SECURITIES (USA) LLC have served as Syndication Agents for the credit facilities described herein. GOLDMAN SACHS BANK USA, SUNTRUST BANK, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK and JEFFERIES FINANCE LLC have served as Documentation Agents for the credit facilities described herein.
RECITALS
A.    Borrower has requested that the Lenders provide the credit facilities set forth in this Agreement to Borrower.
B.    The Lenders are willing to provide such credit facilities upon the terms and subject to the conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Swap Counterparties” means counterparties to Swap Contracts entered into by Borrower who are (a) Lenders, (b) Affiliates of Lenders, (c) Hedge Banks or (d) on an unsecured basis, other Persons which have investment grade status (BBB- as rated by S&P or Baa3 as rated by Moody’s).

“Act” has the meaning specified in Section 12.22.
“Additional Lender” has the meaning specified in Section 2.17(f).
“Administrative Agent” means RBS in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. In such capacity, RBS (or such successor) is also acting as collateral agent for each Lender, each Hedge Bank and each other Creditor.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 attached hereto, or such other address or account as the Administrative Agent may from time to time designate by notice to Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct, or cause the direction of, management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Agent Parties” has the meaning specified in Section 12.02(c).
“Aggregate Credit Exposures” means, at any time, the sum of (i) the unused portion of the Aggregate Revolving Commitments then in effect, (ii) the Total Revolving Outstandings at such time and (iii) the aggregate Outstanding Amount of Term Loans.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.
“Agreement” means this Loan Agreement, as it may from time to time be supplemented, modified, amended, restated or extended.
“Allocation Plan” means the Mohegan Tribal Gaming Revenue Allocation Plan, last amended as of July 29, 2010, as such plan may be amended or succeeded from time to time, approved by the Bureau of Indian Affairs on July 29, 2010, relating to the application, distribution or use of revenues from class II and class III gaming (as defined in IGRA).
“Amortization Amount” means, (a) with respect to the Term A Loans, (i) for each of the first four Amortization Dates following the Effective Date, an amount equal to the sum of any adjustment required pursuant to Section 2.17(c) plus 1.25% of the Term A Aggregate Principal Amount, (ii) for each of the fifth through eighth Amortization Dates following the Effective Date, an amount equal to the sum of any adjustment required pursuant to Section 2.17(c) plus 1.875% of the Term A Aggregate Principal Amount, and (iii) for the ninth Amortization Date following the Effective Date and each Amortization Date thereafter, an amount equal to the sum of any adjustment required pursuant to Section 2.17(c) plus 2.5% of the Term A Aggregate Principal Amount, (b) with respect to the Term B Loans, an amount equal to the sum of any adjustment required pursuant to Section 2.17(c) plus 0.25% of the Term B Aggregate Principal Amount, (c) with respect to Incremental Term Loans of a particular Series, for each Amortization Date, an amount, if any, determined by Borrower and the applicable Incremental Term Lenders in accordance with Section 2.17 and (d) with respect to Extended Term Loans of a particular tranche, for each Amortization Date, an amount, if any, determined by Borrower and the applicable Extending Term Lenders in accordance with Section 2.18.
“Amortization Date” means the last Business Day of each Fiscal Quarter, commencing with the last Business Day of the first full Fiscal Quarter following the Effective Date.
“Annualized EBITDA” means, as of each date of determination, EBITDA for the period of four Fiscal Quarters most recently ended on or prior to that date, determined, for purposes of calculating the Total Leverage Ratio, Secured Leverage Ratio and Senior Leverage Ratio, on a Pro Forma Basis.
“Anti-Terrorism Law” means each of: (a) Executive Order No. 13224; (b) the Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Section 1956; and (d) any other Law now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
“Applicable Percentage” means, with respect to any Lender at any time, (a) with respect to the Aggregate Revolving Commitments, Revolving Loans, outstanding L/C Obligations, Autoborrow Sublimit or participations in Letters of Credit or Autoborrow Loans, such Revolving Lender’s Applicable Revolving Percentage at such time; (b) with respect to the Term Loans of any Class (or, as applicable, Classes), the percentage (carried out to the ninth decimal place) of the aggregate outstanding principal amount of the Term Loans of such Class (or Classes) held by such Lender at such time; and (c) for purposes of Section 12.04(c), the percentage (carried out to the ninth decimal place) of the Aggregate Credit Exposure held by such Lender at such time. The initial Applicable Percentage of each Lender in respect of each of the Aggregate Revolving Commitments, the Term A Loans and the Term B Loans is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) with respect to Term B Loans bearing interest at the Eurodollar Rate, 4.50% per annum, (ii) with respect to Term B Loans bearing interest at the Base Rate, 3.50% per annum, (iii) with respect to Incremental Term Loans of a particular Series bearing interest at the Eurodollar Rate, a percentage per annum determined by Borrower and the applicable Incremental Term Lenders in accordance with Section 2.17, (iv) with respect to Incremental Term Loans of a particular Series bearing interest at the Base Rate, a percentage per annum determined by Borrower and the applicable Incremental Term Lenders in accordance with Section 2.17, (v) with respect to Extended Term Loans of a particular tranche bearing interest at the Eurodollar Rate, a percentage per annum determined by Borrower and the applicable Extending Term Lenders in accordance with Section 2.18, (vi) with respect to Extended Term Loans of a particular tranche bearing interest at the Base Rate, a percentage per annum determined by Borrower and the applicable Extending Term Lenders in accordance with Section 2.18, and (vii) with respect to Term A Loans, Revolving Loans and Letter of Credit Fees the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate or Pricing Certificate received by the Administrative Agent pursuant to Sections 8.02(b) or (c):

Pricing Level	Total Leverage Ratio	Eurodollar Rate and Letters of Credit	Base Rate
1	≥ 5.75	4.50%	3.50%
2	≥ 5.25 but < 5.75	4.25%	3.25%
3	≥ 4.75 but < 5.25	4.00%	3.00%
4	≥ 4.25 but < 4.75	3.75%	2.75%
5	< 4.25	3.50%	2.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day of the first calendar month immediately following the date a Compliance Certificate or Pricing Certificate is delivered pursuant to Section 8.02(b) or (c); provided, however, that if a Compliance Certificate or Pricing Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate or Pricing Certificate was required to have been delivered until the Compliance Certificate or Pricing Certificate is delivered; and provided further that the Applicable Rate shall be based on Pricing Level 2 until the first Business Day of the first calendar month immediately following the first date on which a Compliance Certificate or Pricing Certificate is delivered pursuant to Section 8.02(b) or (c).
“Applicable Revolving Percentage” means, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time. If the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 10.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Revolving Percentage of each Revolving Lender shall be determined based on the Applicable Revolving Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.
“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its consolidated subsidiaries for the Fiscal Year ended September 30, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of Borrower and its consolidated subsidiaries, including the notes thereto.
“Authority Property” means any and all now owned or hereafter acquired real, mixed and personal Property of Borrower (whether or not otherwise designated as property of Borrower) and its Restricted Subsidiaries which is reflected on the balance sheet(s) described in Section 6.05 or any subsequent balance sheet hereafter delivered by Borrower to the Administrative Agent or the Lenders in connection herewith. “Authority Property” in any event includes, without limitation, (a) Mohegan Sun and Pocono Downs, (b) all gaming revenues of Borrower and all gaming and other revenues of its Restricted Subsidiaries, and (c) all tangible Property located within the areas described on Schedules 5.07, 6.21A and 6.21B, provided that neither (i) the Property of the WNBA Subsidiary and Borrower’s ownership interests in the WNBA Subsidiary, nor (ii) the Property of any Unrestricted Subsidiaries, nor (iii) the Pennsylvania Tax Revenues, shall be considered to be Authority Property. It is expressly understood and agreed that assets and operations of Unrestricted Subsidiaries or other Persons shall not be considered to be Authority Property merely by reason of their inclusion in consolidated or consolidating financial statements of Borrower, but Borrower shall provide the Administrative Agent and the Lenders with appropriate breakouts of such Unrestricted Subsidiaries’ financial position and results of operations in connection with financial statements delivered hereunder.
“Authorizing Resolutions” means (a) as to the Tribe, Resolution No. 2014-14 of the Tribal Council dated November 4, 2013 and (b) as to Borrower, Resolution No. 2014-02 of the Management Board dated November 4, 2013.
“Autoborrow Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any Autoborrow Loan which has not been refinanced as a Borrowing in accordance with its Applicable Revolving Percentage.
“Autoborrow Agreement” means, collectively, a Line of Credit Agreement and an Autoborrow Service Agreement, each of even date herewith between Borrower and the Autoborrow Lender in substantially the form of Exhibit K, as the same may be amended from time to time, together with all other promissory notes and other agreements between Borrower and the Autoborrow Lender related thereto.
“Autoborrow Lender” means Bank of America in its capacity as provider of Autoborrow Loans, or any successor autoborrow lender hereunder and under the Autoborrow Agreement.
“Autoborrow Loan” has the meaning specified in Section 2.01(b).
“Autoborrow Sublimit” means an amount equal to the lesser of (a) $16,500,000 and (b) the Aggregate Revolving Commitments. The Autoborrow Sublimit is part of, and not in addition to, the Revolving Commitments.
“Availability Period” means the period from and including the Effective Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 10.02.
“Available Amount” means, at any time, an amount equal to (a) the aggregate Quarterly Excess Cash Flow for each completed full Fiscal Quarter after the Effective Date, minus (b)(i) any Distributions made on or prior to such time pursuant to Section 9.06(f), (ii) any Investments made on or prior to such time in reliance on Section 9.02(f)(ii)(y), and (iii) any Prepayments of Indebtedness made on or prior to such time pursuant to Section 9.09(c).

“Available Distributable Amount” means, at any time, an amount equal to the lesser of (a)(i) the aggregate Quarterly Distributable Amount for each completed full Fiscal Quarter after the Effective Date as to which a Compliance Certificate has been delivered in accordance with Section 8.02(b), minus (ii) any Distributions made on or prior to such time pursuant to Section 9.06(f) and (b) the Available Amount at such time.
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent, (b) the British Bankers Association LIBOR Rate (or the successor thereto if the British Bankers Association is no longer making such a rate available) for one-month contracts on such day as published by Reuters (or other commercially available source providing quotations of such rate as designated by the Administrative Agent from time to time), plus one percent, and (c) the rate of interest most recently published in the Money Rates section of The Wall Street Journal from time to time as the Prime Rate in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent) (such rate determined pursuant to this clause (c), the “prime rate”). Any change in such prime rate shall take effect at the opening of business on the day specified in the public announcement of such change. Notwithstanding the foregoing, for purposes of determining the interest rate applicable to Term B Loans, in no event shall the Base Rate be less than 2.00% per annum.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 8.02.
“Borrowing” means (i) a Term A Borrowing, (ii) a Term B Borrowing, (iii) an Incremental Term Borrowing and (iv) a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01(a).
“Bureau of Indian Affairs” means the United States Department of the Interior, Bureau of Indian Affairs, and each successor agency.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Capital Expenditure” means any expenditure that is considered a capital expenditure under GAAP, including any amount that is required to be treated as an asset subject to a Capital Lease.
“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP (or should be so recorded in accordance with Financial Accounting Standards Board Statement No. 13, subject to Section 1.03, as amended from time to time, or if such Statement is not then in effect, such other Statement of the Financial Accounting Standards Board as may be applicable).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Autoborrow Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Autoborrow Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Autoborrow Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Autoborrow Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, when used in connection with any Person, that Person’s Investments in:
(a)    Government Securities due within one year after the date of the making of the Investment;
(b)    readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment a credit rating of at least Aa by Moody’s Investors Service, Inc. or AA by S&P or AA by Fitch, Inc., in each case due within one year after the date of the making of the Investment;
(c)    certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering

Government Securities executed by, any Lender or any other bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;
(d)    certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and reverse repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and
(e)    readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment the highest credit rating by Moody’s Investors Service, Inc. and S&P, in each case due within 270 days after the date of the making of the Investment.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority or (d) the existence or occurrence of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Claim” has the meaning specified in Section 12.15(a).
“Class” means, with respect to Term Loans, whether such Term Loans are Term A Loans, Term B Loans, Incremental Term Loans of a particular Series or Extended Term Loans of a particular tranche.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, unless otherwise indicated.
“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, each Deposit Account Agreement, the Leasehold Mortgage, the Pocono Downs Mortgages, the Mohegan Golf Mortgage and any other pledge agreement, hypothecation agreement, security agreement, assignment, deed of trust, mortgage or similar instrument executed by Borrower or a Restricted Subsidiary in favor of the Administrative Agent or any Creditor to secure the Obligations.
“Commission” means the National Indian Gaming Commission.
“Commitment Fee Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate or Pricing Certificate received by the Administrative Agent pursuant to Sections 8.02(b) or (c):

Fee Level	Total Leverage Ratio	Commitment Fee Rate
1	≥ 5.00	0.50%
2	< 5.00	0.375%

Any increase or decrease in the Commitment Fee Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day of the first calendar month immediately following the date a Compliance Certificate or Pricing Certificate is delivered pursuant to Section 8.02(b) or (c); provided, however, that if a Compliance Certificate or Pricing Certificate is not delivered when due in accordance with such Section, then Fee Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate or Pricing Certificate was required to have been delivered until the Compliance Certificate or Pricing Certificate is delivered; and provided further that the Commitment Fee Rate shall be based on Fee Level 1 until the first Business Day of the first calendar month immediately following the first date on which a Compliance Certificate or Pricing Certificate is delivered pursuant to Section 8.02(b) or (c).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA, dated May 17, 1994, together with that certain Memorandum of Understanding dated May 17, 1994, as such may be amended.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constitution” means the Constitution of the Tribe adopted by the Tribe and ratified by the Tribe’s members by Tribal Referendum dated April 12, 1996, as amended August 10, 2002, as amended September 6, 2003, as amended May 2, 2004, as amended November 30, 2007, as amended June 16, 2010, and as it may be further amended from time to time.
“Consumer Price Index” means the Consumer Price Index for All Urban Consumers (CPI-U) published by the United States Bureau of Labor Statistics, specified for “All Items” (base year 1982-1984 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index. If the Consumer Price Index ceases to be published and there is no successor thereto, Consumer Price Index shall mean such other index as the Administrative Agent and Borrower shall mutually agree upon.
“Contingent Obligation” means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance (not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any “keep-well”, “take-or-pay” or “through put” agreement or arrangement. As of each date of determination, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Suisse” means Credit Suisse AG and its successors.
“Creditors” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Autoborrow Lender and to the extent of the obligations under any Secured Swap Contract, each Hedge Bank.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, including the Tribe, from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Loans or Letter of Credit Fees, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate, if any, applicable to Term B Loans that are Base Rate Loans plus (iii) two percent per annum, (b) when used with respect to Loans, an interest rate equal to (x) the Base Rate, plus (y) the Applicable Rate, if any, otherwise applicable to such Loans that are Base Rate Loans plus (z) two percent per annum; provided, however, that with respect to Eurodollar Rate Loans, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loans plus two percent per annum, and (c) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent per annum.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified Borrower, the Administrative Agent, the L/C Issuer or the Autoborrow Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, to confirm in writing in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, the Autoborrow Lender and each Lender.
“Deposit Account Agreement” means a control agreement among Borrower or a Restricted Subsidiary, as applicable, the Administrative Agent and the depositary for each Operating Account, in a form reasonably acceptable to the Administrative Agent and complying with the limitation in Section 12.27.
“Designated Market” means, for any Eurodollar Rate Loan, the London Eurodollar Market, provided that if the Administrative Agent determines that the London Eurodollar Market is unavailable or reasonably inconvenient, “Designated Market” means such other offshore market for deposits in dollars as the Administrative Agent may reasonably designate.

“Designated Person” means any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order No. 13224 or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of Executive Order No. 13224 or is otherwise associated with any such Person in any manner violative of Section 2 of Executive Order No. 13224 or (iii) is (X) an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident in a country, that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
“Disposition” or “Dispose” means the sale, transfer or other disposition, in any single transaction or series of related transactions, of any individual asset, or group of related assets comprising Authority Property (excluding cash and Cash Equivalents in the ordinary course of business), that has or have at the date of the Disposition a book value or fair market value (which shall be deemed to be equal to the sales price for such asset or assets upon a sale to a Person that is not an Affiliate of the Tribe) in the aggregate with all other such sales, transfers or dispositions in the Fiscal Year in which such Disposition occurs of $10,000,000 or more, other than (i) the sale or other disposition of inventory in the ordinary course of business, (ii) the sale or other disposition of equipment or other personal property that is replaced by equipment or personal property, as the case may be, performing substantially the same function not later than ninety days after such sale or disposition, (iii) the sale or other disposition of obsolete equipment or superseded or worn-out assets, and (iv) any sale or other disposition to Borrower or any of its Restricted Subsidiaries (other than (A) the WNBA Subsidiary and (B) Downs Lodging, LLC, to the extent it becomes a Restricted Subsidiary).
“Disqualified Lender” has the meaning specified in Section 12.29(a).
“Distribution” means (a) any transfer of cash or other Property from Borrower or any of its Restricted Subsidiaries, or from any account of Borrower or any of its Restricted Subsidiaries to the Tribe or any of its members or Outside Affiliates or to their respective accounts (but not the making of arm’s length payments for goods and services provided by the Tribe, its members or any of its Affiliates to Borrower or any of its Restricted Subsidiaries in the manner contemplated by Section 9.08), (b) any retirement, redemption, prepayment of principal, purchase or other acquisition for value by Borrower or any of its Restricted Subsidiaries of any Securities or other obligations of the Tribe or any of its Outside Affiliates (or of any other Person to the extent that such Securities or other obligations are guaranteed by the Tribe or any of its Outside Affiliates), (c) the declaration or payment by Borrower or any of its Restricted Subsidiaries of any dividend or distribution to the Tribe or any of its members or any of its Outside Affiliates in cash or in Property (but not the making of arm’s length payments for goods and services provided by the Tribe, its members or any of its Affiliates to Borrower or any of its Restricted Subsidiaries in the manner contemplated by Section 9.08), (d) any Investment (whether by means of loans, advances or otherwise) by Borrower or any of its Restricted Subsidiaries in Securities or other obligations of the Tribe or any of its Outside Affiliates, or (e) any other payment, assignment or transfer, whether in cash or other Property, from Borrower or any of its Restricted Subsidiaries to the Tribe or any of its members or Outside Affiliates, including the payment of any tax, fee, charge or assessment imposed by the Tribe on Borrower, its Restricted Subsidiaries, their revenues or the Authority Property; provided that none of (A) the making of payments by Borrower or any of its Restricted Subsidiaries to the Tribe or any of its Affiliates or members in consideration of goods and services provided to Borrower or any of its Restricted Subsidiaries by the Tribe or its Affiliates or members in the ordinary course of business and in compliance with Section 9.08, (B) the provision of services by Borrower or any of its Restricted Subsidiaries to the Tribe, its members or any of its Affiliates in the ordinary course of business in exchange for reasonable consideration to Borrower or any of its Restricted Subsidiaries, (C) payments under the Lease, (D) taxes and other charges permitted pursuant to Section 7.09(b), (E) assessment by the Tribe against Borrower or any of its Restricted Subsidiaries of the regulatory costs and expenses of the Tribe associated with Borrower or any of its Restricted Subsidiaries or (F) Investments in Unrestricted Subsidiaries or joint ventures of Borrower and its Restricted Subsidiaries otherwise permitted hereunder, including pursuant to Sections 9.02 and 9.08, shall be considered Distributions.
“Documentation Agents” means Goldman Sachs Bank USA, SunTrust Bank, Credit Agricole Corporate and Investment Bank and Jefferies Finance LLC, in their capacities as documentation agents.
“Dollar” and “$” mean lawful money of the United States.
“Downs Lodging Lease” means that certain sublease dated as of July 16, 2012 between Downs Racing, L.P., as lessee, and Downs Lodging, LLC, as lessor, relating to the hotel and convention center being constructed by Downs Lodging, LLC adjacent to the casino facility at Pocono Downs.
“EBITDA” means, for any period, for Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to, without duplication, (a) Net Income for that period, plus (b) Interest Charges to the extent deducted in determining such Net Income, plus (c) the aggregate amount, if any, of federal and state taxes on or measured by income of Borrower and its Restricted Subsidiaries (whether or not payable during that period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent deducted in determining such Net Income, plus (d) depreciation and amortization of Borrower and its Restricted Subsidiaries to the extent deducted in determining such Net Income, plus (e) to the extent deducted in determining such Net Income, any non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for potential cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), plus (f) to the extent deducted in determining such Net Income, the premium and related costs of tender offers, exchange offers and consent solicitations in connection with the repayment, repurchase, redemption or refinancing of Indebtedness and the associated write off of unamortized debt issuance costs, in each case determined in accordance with GAAP, plus (g) to the extent deducted in determining such Net Income, Pre-Opening Expenses for that period, plus (h) all charges and expenses incurred in connection with the suspension of the Project Horizon Expansion, and any other impairment, asset write-down or write-off charges with respect thereto, to the extent such charges or expenses were deducted in computing such Net Income; provided that the aggregate amount of cash charges or expenses that may increase EBITDA pursuant to this clause (h) will not exceed $250,000 per Fiscal Year, plus (i) to the extent deducted in determining such Net Income, any fees, expenses or charges related to any incurrence, refinancing, replacement or repurchase of or tender for any Indebtedness that was permitted to be incurred under this Agreement or to the entry into this Agreement and the refinancing transactions contemplated under Section 4.01(a)(xix) and (xxi) (including without limitation the incurrence of the New Senior Notes and any prepayment premium, make-whole or like fee payable in connection with the FLSO Loan Agreement, the Existing Second Lien Indenture and the Stub Second Lien Indenture), plus (j) to the extent deducted in determining such Net Income, any severance expenses or charges pertaining to workforce reductions, minus (k) to the extent added in determining such Net Income, any non-cash items (excluding any such non-cash item to the extent that it represents the reversal of an accrual of or reserve for potential cash income or revenue in any prior period), minus (l) all cash payments on account of non-cash charges added to Net Income pursuant to clause (e) above in a prior period.
“Effective Date” means the first Business Day on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 12.01.
“Effective Yield” means, as to any tranche (or Series) of Loans under this Agreement, the effective yield on such tranche (or Series) as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, interest rate benchmark floors and all fees, including recurring, up-front or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans (assuming that the Extension Condition has been satisfied) and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring, underwriting or other fees payable to the Joint Lead Arrangers (or their Affiliates) or, with respect to Incremental Term Loans of any Series or Extended Term Loans of any tranche, to one or more other arrangers (or their Affiliates), in connection therewith that are not generally shared with the Lenders thereunder.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.06(b)(iii)).
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.
“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,
“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (or the successor thereto if the British Bankers Association is no longer making such a rate available) (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. Notwithstanding the foregoing, for purposes of determining the interest rate applicable to Term B Loans, in no event shall the Eurodollar Base Rate be less than 1.00% per annum.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Eurodollar Rate Loan” means each Loan that bears interest at a rate based on the Eurodollar Rate.
“Eurodollar Rate Revolving Loan” means a Revolving Loan that is a Eurodollar Rate Loan.
“Eurodollar Reserve Percentage” has the meaning specified in the definition of Eurodollar Rate.
“Event of Default” has the meaning specified in Section 10.01.
“Excess Cash Flow” means, for any Fiscal Year, without duplication,
(a)    EBITDA for such Fiscal Year; minus,
(b)    the sum (for such Fiscal Year) of:
(i)    Interest Charges actually paid in cash by Borrower and its Restricted Subsidiaries,
(ii)    the sum of (x) cash Maintenance Capital Expenditures incurred by Borrower and its Restricted Subsidiaries during such Fiscal Year (to the extent permitted under Section 9.17) plus (y) other cash Capital Expenditures incurred by Borrower and its Restricted Subsidiaries during such Fiscal Year but not to exceed $30,000,000 in the aggregate after the Effective Date (to the extent permitted under Section 9.17); provided that in no event shall more than $50,000,000 be subtracted from EBITDA in the calculation of “Excess Cash Flow” pursuant to this clause (ii) for any Fiscal Year,
(iii)    cash payments of Priority Distributions,
(iv)    scheduled principal repayments, to the extent actually made, of Term Loans and of Capital Lease obligations and any payments made by Borrower or any Restricted Subsidiary in cash with respect to obligations under the Relinquishment Agreement,

(v)    voluntary prepayments of Term Loans and voluntary reductions of the Aggregate Revolving Commitments in each case pursuant to Section 2.06,
(vi)    any cash repayments, prepayments, redemptions or repurchases of Interim Maturities, whether or not at their stated maturity,
(vii)    state or federal income taxes paid (or to be paid) in cash by Borrower and its Restricted Subsidiaries on a consolidated basis with respect to such Fiscal Year; provided, that with respect to any such amounts to be paid after the close of such Fiscal Year, (i) any amount so deducted shall not be deducted again in calculating Excess Cash Flow for a subsequent Fiscal Year, and (ii) appropriate reserves shall have been established in accordance with GAAP,
(viii)    cash costs incurred during such Fiscal Year in respect of (A) Pre-Opening Expenses and (B) expenses in connection with the issuance, incurrence, repayment, prepayment, refinancing, redemption or repurchase of Indebtedness of Borrower or any of its Restricted Subsidiaries (to the extent permitted pursuant to this Agreement),
(ix)    the aggregate consideration paid in cash during such Fiscal Year in respect of Investments permitted under Section 9.02(f); provided, that in no event shall more than $35,000,000 in the aggregate after the Effective Date be subtracted from EBITDA in the calculation of “Excess Cash Flow” pursuant to this clause (ix), and
(x)    to the extent paid in cash and added to Net Income for purposes of determining EBITDA for such Fiscal Year, amounts described in clauses (h), (i) and (j) of EBITDA; plus
(c)    the sum (for such Fiscal Year) of all amounts referred to in clauses (b)(ii), (iii), (iv), (v), (vi) or (ix) above to the extent funded with the proceeds of the issuance or incurrence of Indebtedness (excluding proceeds of Revolving Loans), the proceeds of the sale or issuance of equity interests or the proceeds of, any sale, transfer or other disposition to any person other than a Subsidiary of any asset or assets (or insurance proceeds or other compensation arising from any loss, damage, destruction or condemnation of any asset or assets); plus or minus, as the case may be,
(d)    any extraordinary or non-recurring cash items excluded from Net Income and any cash tax refunds, cash pension plan reversions, indemnity payments, purchase price adjustments or other similar cash items (but, excluding, for the avoidance of doubt, any Net Cash Proceeds resulting from an Extraordinary Receipt that are reinvested as permitted under Section 2.07(g)).

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, imposed as a result of such Recipient being organized or engaged in business or having its principal office in, or, in the case of a Lender, having its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax, other than any such connection arising from the execution of, receipt of payments under, enforcement of or otherwise participating in the transactions contemplated in the Loan Documents, (b) with respect to a Lender (other than any Lender that becomes a Lender at the request of Borrower pursuant to Section 3.07), U.S. federal withholding Taxes imposed with respect to amounts payable hereunder or under any other Loan Document to or for the account of such Lender pursuant to a law in effect on the date on which such Lender becomes a Lender pursuant to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such Taxes pursuant to Section 3.01, (c) Taxes imposed as a result of the failure of a Lender to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Second Lien Indenture” means the indenture dated as of March 6, 2012 between Borrower and the Existing Second Lien Notes Trustee in respect of Borrower’s 11 1/2%

Second Lien Notes due 2017, as it may from time to time be supplemented, modified, amended, restated or extended.
“Existing Second Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee in respect of the Existing Second Lien Indenture, or any successor trustee appointed in accordance with the Existing Second Lien Indenture.
“Existing Senior Subordinated Indenture” means the indenture dated as of March 6, 2012 between Borrower and the Existing Senior Subordinated Notes Trustee in respect of Borrower’s 11% Senior Subordinated Notes due 2018, as it may from time to time be supplemented, modified, amended, restated or extended.
“Existing Senior Subordinated Notes” means Senior Subordinated Notes issued by Borrower pursuant to the Existing Senior Subordinated Indenture.
“Existing Senior Subordinated Notes Trustee” means U.S. Bank National Association, in its capacity as trustee in respect of the Existing Senior Subordinated Indenture, or any successor trustee appointed in accordance with the Existing Senior Subordinated Indenture.
“Extended Revolving Commitment” has the meaning specified in Section 2.18(a).
“Extended Revolving Loans” has the meaning specified in Section 2.18(a).
“Extended Term Loan Maturity Date” means, with respect to any tranche of Extended Term Loans, the stated maturity date thereof, as specified in the applicable Extension Amendment; provided, however, that, in each case, if such date is not a Business Day, the Extended Term Loan Maturity Date shall be the next preceding Business Day.
“Extended Term Loan Note” means any of the promissory notes made by Borrower in favor of an Extending Term Lender evidencing Extended Term Loans made by such Lender, substantially in the form of Exhibit G or Exhibit H, with such changes as may be necessary or appropriate to evidence an Extended Term Loan of the applicable Class.
“Extended Term Loans” has the meaning specified in Section 2.18(a).
“Extending Revolving Lender” has the meaning specified in Section 2.18(a).
“Extending Term Lender” has the meaning specified in Section 2.18(a).
“Extension” has the meaning specified in Section 2.18(a).
“Extension Amendment” has the meaning specified in Section 2.18(c).
“Extension Condition” means that all of the Existing Senior Subordinated Notes have been extended, repaid, redeemed, defeased or otherwise refinanced as permitted hereunder,

provided that (i) no Default or Event of Default shall have occurred and be continuing after giving effect to such extension, repayment, redemption, defeasance or refinancing (and the incurrence of any Indebtedness incurred in connection therewith), (ii) any Indebtedness (other than any Increase Term Loans or Incremental Term Loans) incurred in connection with such repayment, redemption, defeasance or refinancing (or, as the case may be, any extended Existing Senior Subordinated Notes) shall not mature prior to the date that is six months after the later of the Term B Final Maturity Date and the latest then applicable Maturity Date (other than with respect to any Incremental Term Loans incurred in connection with such repayment, redemption, defeasance or refinancing), and (iii) after giving effect to the incurrence of any such Indebtedness (or such extension) and such repayment, redemption, defeasance or refinancing, Borrower shall be in compliance as of such date with each of the financial covenants set forth in Section 9.13 for the most recently ended Fiscal Quarter on a Pro Forma Basis.
“Extension Offer” has the meaning specified in Section 2.18(a).
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business (i) consisting of proceeds of casualty insurance in respect of a covered loss thereunder (it being understood, for the avoidance of doubt, that proceeds of business interruption insurance shall not constitute “Extraordinary Receipts”) or (ii) received as a result of the taking of any assets of Borrower or any Restricted Subsidiary by any Person pursuant to the power of eminent domain, condemnation or otherwise.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.
“Fee Letter” means a fee letter of even date herewith among Borrower and the Administrative Agent.

“Fiscal Quarter” means the fiscal quarter of Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.
“Fiscal Year” means the fiscal year of Borrower consisting of a twelve month fiscal period ending on each September 30.
“Fixed Charge Coverage Ratio” means, as of each date of determination, the ratio of:
(a)    Annualized EBITDA determined as of the period of four Fiscal Quarters most recently ended on or prior to such date of determination minus (i) the aggregate amount of any taxes on or measured by consolidated income of Borrower and its Restricted Subsidiaries for such period (whether or not payable during such period, and excluding any amount payable to the State of Connecticut under the Compact) to the extent not otherwise deducted in determining EBITDA, (ii) Distributions made during such period to the extent that such Distributions are not expenditures which have been deducted in computing EBITDA for the four relevant Fiscal Quarters, and (iii) Maintenance Capital Expenditures made during such period; to
(b)    the sum of (i) Interest Charges to the extent payable in cash by Borrower or a Restricted Subsidiary during such period (provided that (A) for such four Fiscal Quarter period ending December 31, 2013, Interest Charges shall be equal to Interest Charges for the Fiscal Quarter ended December 31, 2013 multiplied by 4; and (B) for such four Fiscal Quarter periods ending March 31, 2014, June 30, 2014 and September 30, 2014, Interest Charges shall be an amount equal to Interest Charges determined for the period commencing with the Fiscal Quarter ending March 31, 2014 through the last day of such four Fiscal Quarter period multiplied by a factor of 4, 2 and 4/3, respectively), plus (ii) any principal repayments by Borrower or a Restricted Subsidiary with respect to Indebtedness (including Capital Leases) required to be made during such period in cash (other than any such principal payments required in respect of Public/Refinancing Indebtedness and principal payments required in respect of the Loans (except under Section 2.07(c)), plus (iii) any payments in cash by Borrower or a Restricted Subsidiary with respect to obligations under the Relinquishment Agreement during such period.
“FLFO Loan Agreement” means the Fourth Amended and Restated Loan Agreement, dated as of March 6, 2012, by and among Borrower, the Tribe, the lenders party thereto and Bank of America, N.A. as administrative agent, letter of credit issuer and autoborrow lender, as it may from time to time be supplemented, modified, amended, restated or extended.

“FLSO Loan Agreement” means that certain Loan Agreement, dated as of March 6, 2012, among Borrower, as borrower, the Tribe, the lenders party thereto and Wells Fargo Gaming Capital, LLC, as administrative agent, as it may from time to time be supplemented, modified, amended, restated or extended.
“Foreign Lender” means any Lender that is not a “United States Person” as defined under Section 7701(a)(30) of the Code.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Autoborrow Lender, such Defaulting Lender’s Applicable Percentage of the Autoborrow Sublimit other than any such amount as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Gaming Authority Ordinance” means Chapter 2, Article II of the Mohegan Tribe Code, also known as Ordinance No. 95-2 of the Tribe, as enacted on July 15, 1995.
“Gaming Board” means, collectively, (a) the Mohegan Tribal Gaming Commission, (b) the Connecticut Division of Special Revenue, (c) the Commission, and (d) any other Governmental Authority that holds licensing or permit authority over gambling, gaming or casino activities conducted by the Tribe, Borrower or any Restricted Subsidiary within its jurisdiction.
“Gaming Laws” means IGRA, the Gaming Ordinance, the Gaming Authority Ordinance and all other Laws pursuant to which any Gaming Board possesses licensing or permit authority over gambling, gaming or casino activities conducted by the Tribe, Borrower or any Restricted Subsidiary within its jurisdiction.
“Gaming Ordinance” means Chapter 2, Article III of the Mohegan Tribe Code, also known as Ordinance 94-1 of the Tribe, as enacted on July 28, 1994.
“Government Securities” means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.
“Governmental Authority” means the government of the United States, the Tribe or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 12.06(h).
“Guarantors” means, collectively, the Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC, MTGA Gaming, LLC and each other Restricted Subsidiary of Borrower.
“Guaranty” means the Guaranty, dated as of the date hereof, by each of the Guarantors (including any Guarantor that may become party thereto after the Effective Date) in favor of the Administrative Agent for the ratable benefit of the Creditors, in substantially the form of Exhibit I, as it may from time to time be supplemented, modified, amended, restated or extended.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hazardous Materials Laws” means all federal, tribal, state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials, to the extent applicable.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract entered into to hedge against fluctuations in interest rates and not for speculative purposes, is a

Lender, Agent or Joint Lead Arranger or an Affiliate of a Lender, Agent or Joint Lead Arranger, in its capacity as a party to such Swap Contract.
“Honor Date” has the meaning specified in the Section 2.04(c)(i).
“IGRA” means the federal Indian Gaming Regulatory Act of 1988, as amended, codified at 25 U.S.C. § 2701, et seq.
“Impacted Lender” means any Lender (a) which is a Defaulting Lender, or (b) which has, or as to which the L/C Issuer or the Autoborrow Lender has a good faith belief that such Lender has, defaulted in fulfilling any one or more of its obligations under one or more syndicated credit facilities (other than the facilities provided pursuant to this Agreement), or (c) that is Controlled by a Person which has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.
“Income Assets” means income streams, including income and profits and other contractual rights, created under leases or other agreements for the use or occupancy of the whole or part of Real Property, lessor rights to payment under any lease and ancillary assets, rights or property related thereto, from time to time held, acquired or otherwise owned by Borrower or any Restricted Subsidiary of Borrower; provided that such interests, and related assets or property, shall relate to the retail, food and beverage, cell tower or other non-gaming operations of Borrower or its Subsidiaries and shall in no event include any fee, leasehold or other possessory right to the Real Property; provided, however, that the foregoing proviso shall not be construed to prohibit Borrower or any Restricted Subsidiary from leasing or sub-leasing the Real Property directly giving rise to Income Assets to a Special Purpose Financing Subsidiary in connection with a Permitted Lease Financing and in compliance with Section 9.08.
“Increase Term Loans” has the meaning specified in Section 2.17(a).
“Increase Term A Loans” has the meaning specified in Section 2.17(a).
“Increase Term B Loans” has the meaning specified in Section 2.17(a).
“Incremental Amendment” has the meaning specified in Section 2.17(f).
“Incremental Facility Closing Date” has the meaning specified in Section 2.17(a).
“Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans of the same Series and Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the applicable Incremental Term Lenders pursuant to Section 2.17.
“Incremental Term Lender” has the meaning specified in Section 2.17(h).

“Incremental Term Loans” has the meaning specified in Section 2.17(a).
“Incremental Term Loan Maturity Date” means, with respect to any Series of Incremental Term Loans, the stated maturity date thereof, as specified in the applicable Incremental Amendment; provided, however, that, in each case, if such date is not a Business Day, the Incremental Term Loan Maturity Date shall be the next preceding Business Day.
“Incremental Term Loan Note” means any of the promissory notes made by Borrower in favor of an Incremental Term Lender evidencing Incremental Term Loans made by such Lender, substantially in the form of Exhibit G or Exhibit H, with such changes as may be necessary or appropriate to evidence an Incremental Term Loan of the applicable Series.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    the net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but only to the extent of the lesser of (i) the outstanding principal amount of the obligation (or, with respect to any letter of credit, the amount available for drawing thereunder), and (ii) the fair market value of the assets so subject to the Lien;
(f)    Capital Leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other

Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)    any obligations in respect of the Relinquishment Agreement, whether or not they would appear as a liability upon a balance sheet prepared in accordance with GAAP; and
(i)    all Contingent Obligations of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The Tribe’s Indebtedness in respect of the Tax Exempt Bonds outstanding as of the Effective Date and the obligations of Borrower under the Priority Distribution Agreement do not constitute Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 12.04(b).
“Information” has the meaning specified in Section 12.07.
“Initial Maturity Date” means June 15, 2018.
“Initial Tribal Entities” has the meaning specified in the definition of “Tribal Entity”.
“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.
“Intercreditor Agreement” means an intercreditor agreement entered into in connection with an incurrence of Indebtedness pursuant to Section 9.03(d)(v) among Borrower, the Tribe, each Restricted Subsidiary that pledges assets pursuant to any Collateral Document, the Administrative Agent and the applicable administrative and collateral representatives for any second-lien Indebtedness incurred pursuant to Section 9.03(d)(v), substantially in the form attached hereto as Exhibit N (with such changes thereto as may be satisfactory to the Administrative Agent in its sole discretion), as it may from time to time be supplemented, modified, amended, restated, extended or replaced.
“Interest Charges” means, with respect to any fiscal period, the sum of (a) all interest, fees, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that is treated as interest in accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP; provided however, that the premium and related costs of tender offers, exchange offers and consent solicitations permitted in connection with the permitted prepayment, refinancing, repurchase or redemption of Indebtedness and the associated write off of unamortized debt issuance costs shall not be considered to be “Interest Charges.”
“Interest Differential” means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Interest Period and with respect to the failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in a Request for Credit Extension, (a) the per annum interest rate payable pursuant to Section 2.08(a)(i) with respect to that Eurodollar Rate Loan as of the date of the prepayment or failure to borrow, minus (b) the Eurodollar Base Rate on or as near as practicable to the date of the prepayment or failure to borrow for a Eurodollar Rate Loan commencing on such date and ending on the last day of the applicable Interest Period; provided that if the Eurodollar Base Rate so prescribed is equal to or within 1/8% less than the Eurodollar Base Rate for the Eurodollar Rate Loan that was prepaid or not borrowed, then 1/8 of 1% shall be subtracted from the Eurodollar Base Rate so prescribed. The determination of the Interest Differential by the Administrative Agent shall be conclusive in the absence of manifest error.
“Interest Payment Date” means, (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December and the applicable Maturity Date and (b) with respect to any Eurodollar Rate Loan, the last day of the Interest Period applicable to such Loan and the applicable Maturity Date and, in the case of a Eurodollar Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three, six or (to the extent made available by each of the applicable Lenders) twelve months thereafter, as selected by Borrower in its Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the earliest possible applicable Maturity Date.
“Interim Maturities” means, collectively, all Indebtedness of Borrower outstanding pursuant to the Stub Senior Subordinated Indentures.
“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joint Lead Arrangers” means RBS Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC, Goldman Sachs Bank USA,

SunTrust Robinson Humphrey, Inc., Credit Agricole Corporate and Investment Bank and Jefferies Finance LLC, in their capacities as joint lead arrangers and joint bookrunners.
“Lahaniatis Lease” means the Amended and Restated Lease Agreement relating to the Lahaniatis Property, dated as of July 1, 2008 by and between the Tribe and Borrower, a copy of which has been provided to the Administrative Agent.
“Lahaniatis Property” means the property identified as such on Schedule 5.07.
“Landlord Consent” means the consent executed by the Tribe as a part of the Leasehold Mortgage, and concurrently therewith in favor of the Administrative Agent, as it may from time to time be supplemented, modified, amended, restated or extended.
“Laws” means, collectively, (a) all international, foreign, Federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.
“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means (a) with respect to any standby letter of credit issued pursuant to the FLFO Loan Agreement and deemed to be a Letter of Credit pursuant to Section 2.04(a)(i), Bank of America or (b) with respect to all other Letters of Credit, RBS in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lease” means the Lease dated September 29, 1995 between the Tribe and Borrower, as amended by an amendment also dated September 29, 1995, by an amendment dated February 18, 1999 and by an amendment dated as of March 6, 2007, with respect to the Real Property underlying Mohegan Sun and the improvements thereon.
“Leasehold Mortgage” means the Open-End Leasehold Mortgage Deed, Assignment of Leases and Rents and Security Agreement, dated as of the date hereof, executed by Borrower in favor of the Administrative Agent, covering the leasehold interest of Borrower under the Lease to the reservation real property described on Schedule 5.07 (and excluding, as of the date hereof, the Lahaniatis Property) and the related improvements and fixtures used in connection with Mohegan Sun, as the same may from time to time be supplemented, modified, amended, renewed, extended, restated or supplanted.
“Lender” means each Person from time to time party hereto as a lender, including any Person that becomes a lender party hereto pursuant to an Assignment and Assumption or an Incremental Amendment and, as the context requires (including for all purposes in Article XI and Section 3.01), includes the Autoborrow Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and the Administrative Agent.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven days prior to the earlier of (a) the RCF/TLA Final Maturity Date, and (b) the Initial Maturity Date, unless the Extension Condition has been satisfied on or prior to the date that is three months before the Initial Maturity Date (or, in each case, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.04(h).
“Letter of Credit Sublimit” means an amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means, collectively, an extension of credit by a Lender to Borrower under Article II in the form of a Revolving Loan, an Autoborrow Loan, a Term A Loan, a Term B Loan, an Incremental Term Loan or an Extended Term Loan.
“Loan Documents” collectively, this Agreement, the Notes, each Letter of Credit, the Collateral Documents, the Landlord Consent, any Request for Credit Extension, the Fee Letter, the Guaranty, the Intercreditor Agreement (if any), each Incremental Amendment, any Extension Amendment and any other agreements of any type or nature heretofore or hereafter executed and delivered by Borrower, the Tribe or any of its Affiliates to the Administrative Agent or any Lender in any way relating to or in furtherance of this Agreement, in each case as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit D.
“Loan Parties” means Borrower and each Guarantor.
“Maintenance Capital Expenditure” means a Capital Expenditure for the maintenance, repair, restoration or refurbishment of the properties of Borrower or any of its Restricted Subsidiaries, but excluding any Capital Expenditure which adds to Mohegan Sun or Pocono Downs.
“Management Activities” has the meaning specified in Section 12.27.
“Management Board” means the Management Board of Borrower, as established pursuant to the Gaming Authority Ordinance.
“Material Adverse Effect” means any set of circumstances or events which (a) may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) may reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations or Properties or to the prospects of Borrower and its Restricted Subsidiaries, taken as a whole, (c) materially impairs or may reasonably be expected to materially impair the ability of the Tribe or Borrower and the other Loan Parties, taken as a whole, to perform their Obligations or (d) materially impairs or could reasonably be expected to materially impair the ability of the Lenders or the Administrative Agent to enforce the principal benefits intended to be created and conveyed by the Loan Documents, including, without limitation, the Liens created by the Collateral Documents.
“Material Documents” means, collectively, the Lease, the Relinquishment Agreement, the Constitution, the Compact, the Gaming Ordinance, the Gaming Authority Ordinance, the Town Agreement, the UCC Ordinance, the Allocation Plan and each Authorizing Resolution.
“Material Indebtedness” means (i) any present or future indebtedness for borrowed money (other than any Interim Maturity) of Borrower or any Restricted Subsidiary in an amount equal to or greater than $50,000,000 and (ii) any Interim Maturity in an amount equal to or greater than $10,000,000.
“Material Restricted Subsidiary” means, collectively (a) Downs Racing, L.P., a Pennsylvania limited partnership, and each other Restricted Subsidiary of Borrower which owns any interest in the principal fixed assets used in connection with the gaming, lodging and entertainment activities conducted at Mohegan Sun or Pocono Downs (but specifically excluding any Restricted Subsidiary which is a passive landowner of property which is not actively used in such activities), and (b) as of any date of determination, any Restricted Subsidiary whose consolidated assets and operations, as of the last day of the then most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 8.01(b), account for 5% or more of the consolidated total assets of Borrower and its Restricted Subsidiaries as of that date or 5% or more of consolidated EBITDA of Borrower and its Restricted Subsidiaries for the twelve month period ending on that date.
“Maturity Date” means, (a) in the case of the Revolving Commitments and Revolving Loans, the Revolving Maturity Date, (b) in the case of the Term A Loans, the Term A Maturity Date, (c) in the case of the Term B Loans, the Term B Maturity Date, (d) in the case of any Incremental Term Loans, the Incremental Term Loan Maturity Date for the applicable Series and (e) in the case of any Extended Term Loans, the Extended Term Loan Maturity Date for the applicable tranche.
“Maximum Rate” has the meaning specified in Section 12.09.
“Minimum Extension Condition” as defined in Section 2.18(b).
“Mohegan Golf Mortgage” means the Open-End Mortgage Deed, Assignment of Leases and Rents and Security Agreements, dated as of the date hereof, executed by Mohegan Golf, LLC with respect to the real property described on Schedule 6.21B and the improvements and fixtures thereon, as the same may be supplemented, modified, amended, restated or extended from time to time.
“Mohegan Sun” means the casino property and related transportation, retail, dining and entertainment facilities and Sky Hotel Tower (including any future expansions thereof) owned by Borrower commonly known as “Mohegan Sun” and located in Uncasville, Connecticut, which facilities are located upon the real property described on Schedule 5.07.
“Mohegan Tribe Code” means the Mohegan Tribe of Indians of Connecticut Code of Ordinances codified through Ordinance No. 2006-2, enacted September 8, 2006, as in effect from time to time.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to any Disposition by Borrower or any of its Restricted Subsidiaries, or any Extraordinary Receipt received or paid to the account of Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received by Borrower or any of its Restricted Subsidiaries in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount, premium, penalty and interest on any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by Borrower or such Restricted Subsidiary in connection with such transaction, (C) taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of such transaction (provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds) and (D) in connection with the disposition of all or substantially all of Pocono Downs, the amount of any reasonable reserve established in accordance with GAAP by Borrower or any Restricted Subsidiary, as applicable, in connection with such transaction, including, without limitation, for indemnification payments attributable to seller’s indemnities and representations and warranties to the purchaser in respect of such transaction undertaken by Borrower or such Restricted Subsidiary; provided that, if the amount of such reserve is reduced (other than as a result of payment of the reserved amounts to a third party), the aggregate amount of such reduction shall constitute Net Cash Proceeds;
(b)    with respect to the incurrence or issuance of any Indebtedness by Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received by Borrower or any of its Restricted Subsidiaries in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Borrower or such Restricted Subsidiary in connection therewith; and
(c)    with respect to any Permitted Lease Financing, the excess of (i) the sum of the cash and Cash Equivalents received by Borrower and its Subsidiaries (including any Special Purpose Financing Subsidiary) in connection with such transaction over (ii) (x) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by Borrower and its Subsidiaries (including any Special Purpose Financing Subsidiary) in connection therewith, plus (y) any reasonable and customary reserves, if any, required to be maintained by the applicable Special Purpose Financing Subsidiary in accordance with the documentation governing such Permitted Lease Financing.
“Net Income” means, with respect to any fiscal period, the consolidated net income from continuing operations before extraordinary or non-recurring items of Borrower and its Restricted Subsidiaries for that period, determined in accordance with GAAP; provided that Net Income for such period shall exclude the amount of any gains, charges, expenses, adjustments, losses or other items, in each case arising from or relating to the Relinquishment Agreement; provided further that, without duplication: (a) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Borrower or any Restricted Subsidiary; and (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.
“New Senior Indenture” means the indenture dated as of August 15, 2013 between Borrower and the New Senior Notes Trustee in respect of Borrower’s New Senior Notes, as it may from time to time be supplemented, modified, amended, restated or extended.

“New Senior Notes” means 9.75% Senior Notes due 2021 issued by Borrower under the New Senior Indenture.
“New Senior Notes Trustee” means U.S. Bank National Association, in its capacity as trustee in respect of the New Senior Indenture, or any successor trustee appointed in accordance with the New Senior Indenture.
“Non-Extending Lender” has the meaning specified in Section 2.18(c).
“Note” means a Revolving Note or Term Loan Note.
“Obligations” means all advances to, and debts, liabilities and obligations of, the Tribe, Borrower or any other Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit or Secured Swap Contract, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees payable under any Loan Document that accrue after the commencement by or against the Tribe, Borrower or any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims or otherwise payable in such proceeding; provided that Obligations of any Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“Operating Accounts” means the deposit accounts of Borrower and the Restricted Subsidiaries (excluding the WNBA Subsidiary) described on Schedule 6.26, and each other deposit, savings, brokerage or similar account hereafter established by Borrower and the Restricted Subsidiaries (excluding the WNBA Subsidiary), provided that Operating Accounts shall not include (i) the accounts designated on Schedule 6.26 as “Operating Account Exclusions,” (ii) any other deposit, savings, brokerage or similar account hereafter established that in the aggregate contain less than $1,000,000 on deposit therein, (iii) any other deposit, savings, brokerage or similar account hereafter existing for the purpose of collecting or disbursing funds for the payment of payroll, medical insurance and workmen’s compensation claims, tip money belonging to employees, money belonging to patrons and other disbursements of a similar nature, or accounts for the short-term investment of such funds pending their disbursement, or statutory or trust accounts (including horsemen and lottery accounts) or (iv) any other deposit, savings, brokerage or similar account, the funds in which are swept at least once per day into an Operating Account subject to a Deposit Account Agreement and in the aggregate contain less than $5,000,000 on deposit therein.
“Organization Documents” means, (a) with respect to the Tribe, the Constitution, (b) with respect to Borrower, the Gaming Authority Ordinance, (c) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (d) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (e) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means any and all present or future stamp, court, intangible, recording, filing, documentary or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than any assignment at the request of the Borrower pursuant to Section 3.07).
“Outside Affiliates” means those Affiliates of the Tribe other than Borrower and its Restricted Subsidiaries.
“Outstanding Amount” means (i) with respect to Revolving Loans, Term Loans, Term A Loans, Term B Loans, Incremental Term Loans of any Series, Extended Term Loans of any tranche and Autoborrow Loans outstanding on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, Term Loans, Term A Loans, Term B Loans, Incremental Term Loans of such Series, Extended Term Loans of such tranche and Autoborrow Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.
“Participant” has the meaning specified in Section 12.06(d).
“Participant Register” has the meaning specified in Section 12.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.
“Pennsylvania Tax Revenues” means the portion of the revenues of Downs Racing, L.P. which is required to be paid to the Commonwealth of Pennsylvania as a tax under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Dispositions” means (i) Dispositions of Authority Property which (together with the assets of any Subsidiaries that are designated as Unrestricted Subsidiaries other than the assets as of the Effective Date of any joint venture of Borrower that hereafter becomes a Subsidiary and is promptly thereafter designated an Unrestricted Subsidiary), during the period following the Effective Date, do not have an aggregate book value which is in excess of 5% of the aggregate book value of the assets comprising Mohegan Sun (in each case, valuing the asset disposed of as of the date of its Disposition (or, in the case of the designation of an Unrestricted Subsidiary, as of the date of such designation) and in comparison to the value of Mohegan Sun as of the date of the latest Disposition (or designation)), determined with reference to the then most recent audited financial statements of Borrower; (ii) the sale or other transfer of Income Assets in connection with a Permitted Lease Financing; (iii) the lease or sub-lease of Real Property directly giving rise to the relevant Income Assets to a Special Purpose Financing Subsidiary in connection with a Permitted Lease Financing and in compliance with Section 9.08 and (iv) any Resort Hotel/Retail Transaction.
“Permitted Encumbrances” means:
(a)    inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;
(b)    Liens for taxes and assessments on Property which are not yet past due, or Liens for taxes and assessments on Property for which adequate reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;
(c)    minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;
(d)    easements, exceptions, reservations, or other agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;
(e)    rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, the use of any real property;
(f)    rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;
(g)    present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;
(h)    statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment of such obligations, no Property is subject to a material risk of loss or forfeiture;
(i)    Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(j)    Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;
(k)    Liens consisting of deposits of Property to secure statutory obligations of Borrower in the ordinary course of its business;
(l)    Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower is a party in the ordinary course of its business;
(m)    Liens created by or resulting from any litigation or legal proceeding involving Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture;
(n)    encumbrances consisting of the rights of tenants under retail, restaurant or other commercial leases at Mohegan Sun, Pocono Downs or any other property owned by a Loan Party and associated rights of such tenants under SNDAs; and
(o)    the Lien of mortgages upon the Lahaniatis Property existing as of the date of this Agreement.
“Permitted Lease Financing” means a financing, securitization or similar transaction or series of transactions pursuant to which (i)(a) Borrower or any of its Restricted Subsidiaries sells, assigns, contributes, grants an interest in or otherwise transfers Income Assets (and/or grants a Lien on such Income Assets transferred or purported to be transferred) to a Special Purpose Financing Subsidiary for consideration (which may include debt or equity received as consideration for or as a portion of the purchase price of the Income Assets transferred, or any other instrument through which Borrower or any of its Restricted Subsidiaries has rights to or receives distributions in respect of, or retains, any excess or residual interest in the Income Assets) in an amount not less than the fair market value, at the time of transfer of such Income Assets, that would be attributed to such Income Assets by an unaffiliated third party purchasing the Income Assets in an arms-length sale transaction, as determined in good faith by the Management Board, and (b) Borrower or any of its Restricted Subsidiaries may lease or sub-lease the Real Property directly giving rise to the applicable Income Assets to a Special Purpose Financing Subsidiary in compliance with Section 9.08, and (ii) such Special Purpose Financing Subsidiary promptly thereafter sells, securitizes or otherwise finances the applicable Income Assets (but not, for the avoidance of doubt, any fee, leasehold or other possessory right to Real Property); provided that the aggregate gross proceeds received by Borrower and its Subsidiaries (including any Special Purpose Financing Subsidiaries) in connection with all such transactions shall not exceed $200,000,000 in the aggregate and the Net Cash Proceeds thereof shall be received by or otherwise distributed or paid to Borrower or its Restricted Subsidiaries promptly upon receipt thereof; provided further that in no event shall Indebtedness incurred in connection with any Permitted Lease Financing be Prepaid or otherwise satisfied other than with the applicable Income Assets or proceeds generated thereby.
“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, tribe, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 8.02.
“Pledge Agreement” means the Pledge Agreement, dated as of the date hereof, by Borrower, each Guarantor (other than the WNBA Subsidiary) as of the Effective Date and each future Restricted Subsidiary that may subsequently become party thereto in favor of Administrative Agent for the ratable benefit of the Creditors, in substantially the form of Exhibit L, with respect to all Equity Interests held by each such Loan Party in a Restricted Subsidiary (excluding the WNBA Subsidiary, any Tribal Entity and otherwise as provided in the definition of “Excluded Assets” therein), as it may from time to time be supplemented, modified, amended, restated or extended.
“Pocono Disposition” means any Disposition of all or any portion of Pocono Downs (whether by sale of the underlying assets, the sale of Equity Interests in the Pocono Downs Subsidiaries or otherwise).
“Pocono Downs” means the harness racetrack and casino known as Mohegan Sun at Pocono Downs located in Plains Township, Pennsylvania, and related assets.
“Pocono Downs Mortgages” means the Open-End Mortgage and Security Agreements, dated as of the date hereof, executed by those of the Pocono Downs Subsidiaries owning real property interests underlying Pocono Downs with respect thereto, as the same may be supplemented, modified, amended, restated or extended from time to time.

“Pocono Downs Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of Borrower for the purpose of owning or operating Pocono Downs or any of the businesses related thereto.
“Pre-Opening Expenses” means, for any fiscal period, pre-opening expenses of any new hotel or gaming facility during that period, determined in accordance with GAAP.
“Prepayment” and “Prepay” have the meanings specified in Section 9.09.
“Pricing Certificate” means a certificate substantially in the form of Exhibit E, setting forth in summary form the calculation of the Total Leverage Ratio as of the last day of the fourth Fiscal Quarter in each Fiscal Year, properly completed and signed by a Senior Officer of Borrower.
“Priority Distribution Agreement” means the Priority Distribution Agreement dated as of August 1, 2001, between the Tribe and Borrower (as the same may be amended, restated, supplemented or otherwise modified from time to time, so long as a true, correct and complete copy of any such amendment, restatement, supplement or modification has been provided to the Administrative Agent).
“Priority Distributions” means Distributions made by Borrower to the Tribe in an aggregate amount not to exceed (a) (i) during the 2014 Fiscal Year (inclusive of Distributions made prior to the Effective Date), $53,000,000 and (ii) in each Fiscal Year thereafter, the amount available for Priority Distributions in the immediately preceding Fiscal Year (without giving effect to the proviso to this definition) increased by the percentage by which the Consumer Price Index increased in such immediately preceding Fiscal Year (such percentage to in no event be less than 2.00% nor greater than 4.00%) or (b) (i) during any Fiscal Quarter in the 2014 Fiscal Year, $15,000,0000, and (ii) during any Fiscal Quarter in any Fiscal Year after the 2014 Fiscal Year, the amount available for Priority Distributions under this clause (b) in each Fiscal Quarter of the immediately preceding Fiscal Year (without giving effect to the proviso to this definition) increased by the percentage by which the Consumer Price Index increased in such immediately preceding Fiscal Year (such percentage to in no event be less than 2.00% nor greater than 4.00%); provided, that any Distribution not made during the Fiscal Quarter in which it was first permitted as a Priority Distribution may be made as a Priority Distribution in any subsequent Fiscal Quarter of the applicable Fiscal Year or the following Fiscal Year (provided that if any such amount is so carried over, it will not be deemed used in the applicable subsequent Fiscal

Quarter until after the making of any Priority Distributions permitted for such subsequent Fiscal Quarter).
“Pro Forma Basis” shall mean, (a) for purposes of determining the Total Leverage Ratio, Secured Leverage Ratio and Senior Leverage Ratio, (i) in making any determination of Annualized EBITDA, effect shall be given to any Disposition of any Person or line of business, any acquisition of any Person or line of business, and any designation of a Restricted Subsidiary (or Unrestricted Subsidiary) as an Unrestricted Subsidiary (or Restricted Subsidiary) by Borrower or any of its Restricted Subsidiaries (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (as defined below) or thereafter and through and including the date of determination as if such relevant transactions occurred on the first day of the latest full four consecutive Fiscal Quarter period ended on or before such date of determination (the “Reference Period”) and (ii) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions (or in connection with which any leverage ratio is to be measured), whether incurred under this Agreement or otherwise) issued, incurred, assumed or permanently repaid by Borrower or any of its Restricted Subsidiaries (but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) during the applicable Reference Period or thereafter and through and including the date of determination shall be deemed to have been issued, incurred, assumed or permanently repaid on the last day of such Reference Period; and (b) for purposes of determining the Fixed Charge Coverage Ratio, any Distributions made after the last day of the Reference Period through and including the date of determination shall be deemed to have been made as of the last day of such Reference Period.
“Project Horizon Expansion” means the Mohegan Sun expansion project that included Sunrise Square, Casino of the Wind and certain property infrastructure, along with the planned Earth Hotel expansion that was suspended in September 2008.
“Projections” means the financial projections prepared by Borrower, dated November 3, 2013 and distributed by Borrower to the Joint Lead Arrangers, Administrative Agent and Lenders.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Protected Assets” has the meaning specified in the New Senior Indenture, as in effect as of the Effective Date.
“Public/Refinancing Indebtedness” means, collectively, any Indebtedness under the Senior Subordinated Indentures or the New Senior Indenture or any Indebtedness which is hereafter issued pursuant to Section 9.03(d) or Section 9.03(j).

“Public Lender” has the meaning specified in Section 8.02.
“Quarterly Distributable Amount” means, for any Fiscal Quarter, commencing with the first full Fiscal Quarter after the Effective Date, an amount, equal to (a) if the Total Leverage Ratio as of the last day of such Fiscal Quarter is greater than 4.50 to 1.00, zero and (b) if the Total Leverage Ratio as of the last day of such Fiscal Quarter is less than or equal to 4.50 to 1.00, the lesser of (i) the greatest portion of the Quarterly Excess Cash Flow for such Fiscal Quarter which, if Distributed on the last day of such Fiscal Quarter, would not after giving effect thereto result in the Fixed Charge Coverage Ratio as of such last day being less than 1.05 to 1.00 and (ii) $5,000,000.
“Quarterly Excess Cash Flow” means, for any Fiscal Quarter, commencing with the first full Fiscal Quarter after the Effective Date, an amount, whether positive or negative, equal to 50% of the Excess Cash Flow for such Fiscal Quarter (calculated pursuant to the definition of “Excess Cash Flow”, provided that for purposes of such calculation each reference to the term “Fiscal Year” set forth in such definition shall be replaced with the term “Fiscal Quarter”) (it being understood, for the avoidance of doubt, that Quarterly Excess Cash Flow for any Fiscal Quarter shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 8.01(a) or (b), as applicable, for such Fiscal Quarter, and the related Compliance Certificate required to be delivered pursuant to Section 8.02(b) for such Fiscal Quarter, have been received by the Administrative Agent).
“RBS” means RBS Citizens, N.A. and its successors.
“RCF/TLA Final Maturity Date” means November 19, 2018.
“Real Property” means, collectively, (a) the real property and improvements underlying Mohegan Sun described on Schedule 5.07, (b) the real property and improvements underlying Pocono Downs described on Schedule 6.21A and (c) the real property and improvements described on Schedule 6.21B.
“Recipient” means the Administrative Agent, any Lender (including the Autoborrow Lender), any L/C Issuer and any other recipient of a payment under any Loan Document.
“Referendum Action” has the meaning specified in Section 5.16.
“Register” has the meaning specified in Section 12.06(c).
“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.

“Related Businesses” means (a) class II and class III gaming (as defined in IGRA), (b) any resort business or any activity or business incidental, directly related or similar thereto, or (c) any business or activity that is a reasonable extension, development or expansion thereof, including any hotel, entertainment, recreation or other activity or business, in each case designed to promote, market, support, develop, construct or enhance the casino gaming and resort business operated by Borrower at Mohegan Sun or Pocono Downs.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relinquishment Agreement” means the Relinquishment Agreement dated as of February 7, 1998, among Borrower, the Tribe and TCA, as amended from time to time.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Extending Term Lenders” means, as of any date of determination, Extending Term Lenders holding greater than 50% of the sum of the aggregate Outstanding Amount of all Extended Term Loans of the applicable tranche; provided that the Outstanding Amount of Incremental Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Extending Term Lenders. Notwithstanding any provision to the contrary herein, this definition of “Required Extending Term Lenders” shall not be amended with respect to any tranche of Extended Term Loan without the written consent of each Extending Term Lender of the applicable tranche.
“Required Incremental Lenders” means, as of any date of determination, Incremental Term Lenders holding greater than 50% of the sum of the aggregate Outstanding Amount of all Incremental Term Loans of the applicable Series; provided that the Outstanding Amount of Incremental Term Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Incremental Lenders. Notwithstanding any provision to the contrary herein, this definition of “Required Incremental Lenders” shall not be amended with respect to any Series of Incremental Term Loan without the written consent of each Incremental Term Lender of the applicable Series.
“Required Lenders” means, as of any date of determination, Lenders holding greater than 50% of the sum of:

(a)    the Aggregate Revolving Commitments (or, if the Revolving Commitments have been terminated, the Total Revolving Outstandings), with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Autoborrow Loans being deemed “held” by such Revolving Lender for purposes of this definition; and
(b)    the aggregate Outstanding Amount of all Term Loans;
provided that the Outstanding Amount of Term Loans and the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders holding greater than 50% of the Aggregate Revolving Commitments (or, if the Revolving Commitments have been terminated, the Total Revolving Outstandings), with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Autoborrow Loans being deemed “held” by such Revolving Lender for purposes of this definition; provided that the Revolving Commitment of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders. Notwithstanding any provision to the contrary herein, this definition of “Required Revolving Lenders” shall not be amended without the written consent of each Revolving Lender.
“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding greater than 50% of the sum of the aggregate Outstanding Amount of all Term A Loans; provided that the Outstanding Amount of Term A Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders. Notwithstanding any provision to the contrary herein, this definition of “Required Term A Lenders” shall not be amended without the written consent of each Term A Lender.
“Required Term B Lenders” means, as of any date of determination, Term B Lenders holding greater than 50% of the sum of the aggregate Outstanding Amount of all Term B Loans; provided that the Outstanding Amount of Term B Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders. Notwithstanding any provision to the contrary herein, this definition of “Required Term B Lenders” shall not be amended without the written consent of each Term B Lender.
“Requirement of Law” means, as to any Person, the Organization Documents of such Person and any Law or judgment, award, decree, writ or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resort Hotel/Retail Transaction” means, to the extent in compliance with Section 9.08, (a) any sale, sub-lease or other disposition of a portion of the Lease and reasonably related interests and rights to the extent the related real property is not then otherwise developed for gaming or any other material use at Mohegan Sun to the Tribe or any other Person for the purpose of permitting the Tribe or such Person to construct a hotel or retail facilities on such real property and (b) if applicable, any lease, license or other contract for use by the Borrower or any Restricted Subsidiary of such hotel or retail facilities; provided that (i) such Resort Hotel/Retail Transaction will not materially interfere with, impair or detract from the operations of Mohegan Sun and (ii) such Resort Hotel/Retail Transaction complies with all applicable Law, including obtaining consent of the Bureau of Indian Affairs, if required.
“Restricted Subsidiary” means (a) the Pocono Downs Subsidiaries, Mohegan Ventures-Northwest, LLC, the WNBA Subsidiary, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC and (b) each other Subsidiary of Borrower, whether now formed or hereafter acquired, which is not designated an Unrestricted Subsidiary.
“Revolver Availability” means, at any time, the amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans, (ii) the Outstanding Amount of L/C Obligations and (iii) the Outstanding Amount of Autoborrow Loans at such time.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations and (c) purchase participations in Autoborrow Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment (or if the Revolving Commitments have then expired, an outstanding Revolving Loan) at such time.
“Revolving Loan” has the meaning specified in Section 2.01(a).
“Revolving Maturity Date” means the earlier of (a) the RCF/TLA Final Maturity Date, and (b) the Initial Maturity Date, but only if the Extension Condition has not been satisfied on or prior to the date that is three months before the Initial Maturity Date; provided, however, that if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.
“Revolving Note” means the promissory note made by Borrower in favor of a Revolving Lender evidencing Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit F.
“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.
“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Leverage Ratio” means, as of each date of determination, the ratio of (a) secured Total Debt (i.e., Total Debt that is secured by Liens on Authority Property), to (b) Annualized EBITDA determined as of that date.
“Secured Swap Contracts” means one or more Swap Contracts between Borrower and one or more Hedge Banks entered into to hedge against fluctuations in interest rates and not for speculative purposes on terms mutually acceptable to Borrower and such Hedge Bank. Each Secured Swap Contract shall be secured by the Liens created by the Collateral Documents to the extent set forth in Section 2.14.
“Securities” means any capital stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, membership interests, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
“Security Agreement” means the Security Agreement, dated as of the date hereof, by Borrower, each Guarantor (other than the WNBA Subsidiary) as of the Effective Date and each future Restricted Subsidiary that may subsequently become party thereto in favor of Administrative Agent for the ratable benefit of the Creditors, in substantially the form of Exhibit M, as it may from time to time be supplemented, modified, amended, restated or extended.

“Senior Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Debt, other than Subordinated Obligations, as of that date, to (b) Annualized EBITDA determined as of that date.
“Senior Officer” means (a) as to the Tribe, the Chairman, Vice-Chairman and Treasurer of the Tribal Council of the Tribe, the Chief Operating Officer of the Tribe, the Chief Financial Officer of the Tribe and the Attorney General of the Tribe, (b) as to Borrower, the Chairman, Vice-Chairman and Treasurer of the Management Board, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Vice President of Finance, and (c) as to each other Loan Party, the chief executive officer, president, chief financial officer and manager of such Loan Party (or such Loan Party’s manager, sole member or general partner as applicable).
“Senior Subordinated Indentures” means the Existing Senior Subordinated Indenture and the Stub Senior Subordinated Indentures.
“Series” has the meaning specified in Section 2.17(d).
“SNDA” means a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit C hereto, or such other form of subordination, non-disturbance and attornment agreement as the Administrative Agent may approve in its reasonable discretion, in each case executed by the Administrative Agent and a tenant of Borrower or any of its Restricted Subsidiaries at Mohegan Sun, Pocono Downs or other venues comprising Authority Property operated by Borrower or any of its Restricted Subsidiaries.
“SPC” has the meaning specified in Section 12.06(h).
“Special Purpose Financing Subsidiary” means a wholly owned Unrestricted Subsidiary of the Borrower established in connection with, and in order to effectuate, a Permitted Lease Financing, which Subsidiary meets the following criteria: (a) the business activities of such Subsidiary consist solely of engaging in one or more Permitted Lease Financings and any activities reasonably related or ancillary thereto (including the purchase and financing of Income Assets), (b) no portion of the Indebtedness (including any Permitted Lease Financing) of such Subsidiary or any other obligations (contingent or otherwise) of such Subsidiary (i) is guaranteed by or otherwise recourse to Borrower or any of its Restricted Subsidiaries or (ii) subjects any Authority Property (other than Income Assets that have been contributed or sold, purported to be sold or otherwise transferred to such Subsidiary as a Permitted Disposition), directly or indirectly, contingently or otherwise, to the satisfaction thereof, in each case other than reasonable and customary undertakings in respect of the Income Assets transferred to such Special Purpose Financing Subsidiary, (c) such Subsidiary is not party to any contracts, agreements, arrangements or understanding with Borrower or its Restricted Subsidiaries other than on terms that are no less favorable to Borrower or such Restricted Subsidiary than those that might be obtained by Borrower or such Restricted Subsidiary from a Person that is not an Affiliate of Borrower, (d) neither Borrower nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results, (e) such Subsidiary shall own no material assets (including Equity Interests) other than Income Assets, and (f) neither Borrower nor any Restricted Subsidiary shall make any material Investments in such Subsidiary other than Investments consisting of Income Assets.
“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid (as such date may be extended from time to time) including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the date hereof, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
“Stub 2014 Indenture” means the indenture dated as of August 3, 2004 between Borrower and U.S. Bank, National Association, as Trustee, in respect of Borrower’s 7 1/8% Senior Subordinated Notes due 2014, as supplemented, modified, amended, restated or extended from time to time, including by Supplemental Indenture No. 6 thereto dated as of March 5, 2012.
“Stub 2015 Indenture” means the indenture dated as of February 8, 2005 between Borrower and U.S. Bank National Association, as Trustee, in respect of Borrower’s 6 7/8% Senior Subordinated Notes Due 2015, as supplemented, modified, amended, restated or extended from time to time, including by Supplemental Indenture No. 5 thereto dated as of March 5, 2012.
“Stub Second Lien Indenture” means the indenture dated as of October 26, 2009 among Borrower, the Tribe and U.S. Bank National Association, as Trustee, in respect of Borrower’s 11 1/2% Second Lien Notes due 2017, as supplemented, modified, amended, restated or extended from time to time, including by Supplemental Indenture No. 1 thereto dated as of March 5, 2012.
“Stub Second Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee in respect of the Stub Second Lien Indenture, or any successor trustee appointed in accordance with the Stub Second Lien Indenture.
“Stub Senior Subordinated Indentures” means, collectively, the Stub 2014 Indenture and the Stub 2015 Indenture.

“Subordinated Obligations” means, collectively, the Indebtedness outstanding pursuant to the Stub Senior Subordinated Indentures and the Existing Senior Subordinated Indenture and any other Indebtedness of Borrower and/or its Restricted Subsidiaries to the extent that such Indebtedness is expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agents” means Bank of America, N.A. and Credit Suisse Securities (USA) LLC, in their capacities as syndication agents.
“Synthetic Lease Obligation” means the monetary obligation of a Person under any synthetic lease, tax retention lease or other similar arrangement which, though treated as a lease under GAAP is treated as a loan for purposes of the Code. Borrower’s good faith determination of whether a particular arrangement constitutes a Synthetic Lease Obligation shall be determinative in the absence of manifest error.
“Tax Exempt Bonds” means the Indebtedness of the Tribe under the Indenture of Trust dated as of August 1, 2001 between the Tribe and U.S. Bank National Association (as successor to Wachovia Bank, National Association, successor to First Union National Bank), as Trustee, as supplemented by the First Supplemental Indenture of Trust dated as of September 1, 2001, the Second Supplemental Indenture of Trust dated as of December 1, 2003 and the Third Supplemental Indenture of Trust dated as of August 16, 2010, and the FirstCity Loan, as defined and described in the Third Supplemental Indenture of Trust, true, correct and complete copies of which have been provided to the Administrative Agent, in each case as may from time to time be amended, supplemented, modified or refinanced.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TCA” means Trading Cove Associates, a Connecticut general partnership, its successors and assigns.
“Tender Offer” has the meaning specified in Section 4.01(a)(xix).
“Term A Aggregate Principal Amount” means an amount equal to the sum of (a) the aggregate principal amount of Term A Loans outstanding on the Effective Date, plus (b) the aggregate principal amount of Increase Term A Loans incurred by Borrower pursuant to Section 2.17 and outstanding on the applicable Incremental Facility Closing Date.
“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the applicable Term A Lenders pursuant to Section 2.02(a) or Section 2.17.
“Term A Lender” means, (a) at any time on or prior to the Effective Date, a Lender with a positive amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term A Commitment” and (b) at any time after the Effective Date, any Lender that holds Term A Loans at such time.
“Term A Loan Note” means any of the promissory notes made by Borrower in favor of a Term A Lender evidencing Term A Loans made by such Lender, substantially in the form of Exhibit G.
“Term A Loans” means the term loans made pursuant to Section 2.02(a) and any Increase Term A Loans.
“Term A Maturity Date” means the earlier of (a) the RCF/TLA Final Maturity Date, and (b) the Initial Maturity Date, but only if the Extension Condition has not been satisfied on or prior to the date that is three months before the Initial Maturity Date; provided, however, that if such date is not a Business Day, the Term A Maturity Date shall be the next preceding Business Day.
“Term B Aggregate Principal Amount” means an amount equal to the sum of (a) the aggregate principal amount of Term B Loans outstanding on the Effective Date, plus (b) the aggregate principal amount of Increase Term B Loans incurred by Borrower pursuant to Section 2.17 and outstanding on the applicable Incremental Facility Closing Date.
“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the applicable Term B Lenders pursuant to Section 2.02(b) or Section 2.17.
“Term B Final Maturity Date” means November 19, 2019.
“Term B Lender” means, (a) at any time on or prior to the Effective Date, a Lender with a positive amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term B Commitment” and (b) at any time after the Effective Date, any Lender that holds Term B Loans at such time.
“Term B Loan Note” means any of the promissory notes made by Borrower in favor of a Term B Lender evidencing Term B Loans made by such Lender, substantially in the form of Exhibit H.
“Term B Loans” means the term loans made pursuant to Section 2.02(b) and any Increase Term B Loans.
“Term B Maturity Date” means the earlier of (a) the Term B Final Maturity Date, and (b) the Initial Maturity Date, but only if the Extension Condition has not been satisfied on or prior to the date that is three months before the Initial Maturity Date; provided, however, that if such date is not a Business Day, the Term B Maturity Date shall be the next preceding Business Day.
“Term Lender” means a Term A Lender, a Term B Lender, an Incremental Term Lender or an Extending Term Lender.
“Term Loan” means a Term A Loan, a Term B Loan, an Incremental Term Loan or an Extended Term Loan.
“Term Loan Note” means a Term A Loan Note, a Term B Loan Note, an Incremental Term Loan Note or an Extended Term Loan Note.
“Term Loan Repayment Percentage” of any Class of Term Loans at any time shall be a fraction (expressed as a percentage) (i) the numerator of which is the aggregate principal amount of outstanding Term Loans of such Class at such time and (ii) the denominator of which is the sum of the aggregate principal amount of all outstanding Term Loans of any Classes entitled to share in the applicable prepayment pursuant to the terms hereof or of the applicable Incremental Amendment or Extension Amendment.
“Title Company” means Chicago Title Insurance Company, or any successor thereto.
“to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Senior Officer of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Senior Officer of that Person). In the case of the Tribe, knowledge of any material information by any Senior Officer of Borrower or of the Tribe shall be attributed to the Tribe.
“Total Debt” means, as of each date of determination, all Indebtedness of Borrower and its Restricted Subsidiaries on a consolidated basis other than (a) any obligations of Borrower and its Restricted Subsidiaries in respect of undrawn letters of credit on such date, (b) Indebtedness of the type described in clause (i) of the definition thereof (except to the extent (x) such Contingent Obligations are with respect to Indebtedness of others that would otherwise constitute Total Debt if the primary obligor thereunder was Borrower or any of its Restricted Subsidiaries and (y) such obligations are required to be quantified on Borrower’s or any of its Restricted Subsidiaries’ balance sheets on such date in accordance with GAAP), (c) amounts described in clause (c) of the definition of “Indebtedness”, provided that amounts described in clause (c) of the definition of “Indebtedness” shall not be so excluded to the extent they represent amounts due and payable, but not yet paid, following the termination of, unwinding of or similar event with respect to any Swap Contract, and (d) Indebtedness incurred pursuant to Section 9.03(n)(i).
“Total Leverage Ratio” means, as of each date of determination, the ratio of (a) Total Debt as of that date, to (b) Annualized EBITDA determined as of that date.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all L/C Obligations and all Autoborrow Loans.
“Town Agreement” means the Agreement dated as of June 16, 1994 between the Tribe and the Town of Montville, Connecticut, as amended up to the Effective Date.
“Tribal Council” means the Tribal Council of the Tribe elected in accordance with the Constitution.
“Tribal Court” means any tribal court of the Tribe.
“Tribal Entity” means Borrower and any other Person that conducts or manages gaming activities pursuant to IGRA. As of the Effective Date, the only Loan Party that is a Tribal Entity is Borrower (the “Initial Tribal Entity”). In no event shall any Loan Party (other than the Initial Tribal Entity) be a Tribal Entity except pursuant to a transaction permitted under Section 7.06.
“Tribe” has the meaning specified in the introductory paragraph hereto.
“Type” means, with respect to each Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC Ordinance” means Chapter 7, Article III of the Mohegan Tribe Code, also known as Ordinance Number 98-7 of the Tribe.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.04(c)(i).
“Unrestricted Subsidiary” means (a) any Subsidiary of Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Management Board, and (b) any Subsidiary of an Unrestricted Subsidiary. The Unrestricted Subsidiaries as of the Effective Date are set forth on Schedule 6.13. The Management Board may designate any newly acquired or newly formed Subsidiary of Borrower or any joint venture of Borrower that hereafter becomes a Subsidiary (but not any other Subsidiary) to be an Unrestricted Subsidiary, provided that (i) such Subsidiary does not own any Equity Interests in, or own or hold any Lien on any property of, Borrower or any Restricted Subsidiary, (ii) either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, the disposition of such assets (excluding, for this purpose, in the event Salishan-Mohegan LLC becomes a Subsidiary and is designated an Unrestricted Subsidiary, the amount of assets held by Salishan-Mohegan LLC as of the Effective Date) would be a Permitted Disposition, (iii) in no event shall any licenses issued under applicable Gaming Laws with respect to operations or assets of Borrower or any of its Restricted Subsidiaries be owned by or transferred to an Unrestricted Subsidiary, and (iv) no Default or Event of Default shall have occurred and then be continuing or would occur as a consequence thereof.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning specified in Section 3.01(f).
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Period” has the meaning specified in Section 12.29(b).
“Withholding Agent” means Borrower, any other Loan Party and the Administrative Agent.
“WNBA Agreements” means the WNBA Membership Agreement between WNBA, LLC, a Delaware limited liability company, and the WNBA Subsidiary.
“WNBA Subsidiary” means Mohegan Basketball Club LLC, a limited liability company formed under the Laws of the Tribe and a wholly-owned Subsidiary of Borrower, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the other provisions of this Section 1.03, but subject to the last paragraph of the definition of Indebtedness, for purposes of determining compliance with any covenant, including any financial covenant, Indebtedness of the Loan Parties shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document (including without limitation in the event that changes in GAAP cause obligations in respect of operating leases to be characterized as Indebtedness in respect of Capital Leases), and either Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Tribe and Borrower shall negotiate in good faith to agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and Borrower shall be deemed to be in compliance with the financial covenants contained in Sections 9.13 and 9.17 during the 60 day period following any such change in GAAP if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (except that no Indebtedness shall be deemed to be incurred for purposes of Section 9.03 solely as a result of differing treatment of an obligation due to a change in GAAP) and (ii) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Borrower and its Subsidiaries or to the determination of any amount for Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Borrower is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
1.04    Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).
1.06    Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Revolving Loans and Autoborrow Loans.
(a)    Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (including any such Revolving Loans which have refinanced Autoborrow Loans), plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Revolving Percentage of the Autoborrow Sublimit shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b)    Autoborrow Loans.
(i)    The Autoborrow Line. Subject to the terms and conditions set forth herein, the Autoborrow Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.01(b), to make loans (each such loan, an “Autoborrow Loan”) to Borrower from time to time on the terms and conditions set forth in the Autoborrow Agreement in an aggregate amount not to exceed at any time outstanding the amount of the Autoborrow Sublimit, notwithstanding the fact that such Autoborrow Loans, when aggregated with the Applicable Revolving Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Autoborrow Lender, may exceed the amount of such Lender’s Revolving Commitment. At any time upon the notice of the Autoborrow Lender at its sole discretion, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Autoborrow Lender a risk participation in such Autoborrow Loan in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the aggregate outstanding amount of the Autoborrow Loans; provided, however, that after giving effect to such risk participation, the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (including any such Revolving Loans which have refinanced Autoborrow Loans), plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Revolving Percentage of the Autoborrow Sublimit shall not exceed such Revolving Lender’s Revolving Commitment.
(ii)    Refinancing of Autoborrow Loans.
(A)    The Autoborrow Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Autoborrow Lender to so request on its behalf), that each Revolving Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Applicable Revolving Percentage of the amount of Autoborrow Loans then outstanding; provided that the Administrative Agent may from time to time (but no more frequently than once per week) in its sole and absolute discretion require that the Autoborrow Lender make such a request for Base Rate Revolving Loans. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.03, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the limitation on the Total Revolving Outstandings set forth in Section 2.01(a)(i); provided that any such request made on a day other than a Business Day or after 11 a.m. on any Business Day shall be deemed to have been made on the next succeeding Business Day. The Autoborrow Lender shall furnish Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Autoborrow Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.01(b)(ii)(B), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the Autoborrow Lender.
(B)    If for any reason any Autoborrow Loan cannot be refinanced by a Borrowing in accordance with Section 2.01(b)(ii)(A), the request for

Base Rate Revolving Loans submitted by the Autoborrow Lender as set forth herein shall be deemed to be a request by the Autoborrow Lender that each of the Revolving Lenders fund its risk participation in the relevant Autoborrow Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Autoborrow Lender pursuant to Section 2.01(b)(ii)(A) shall be deemed payment in respect of such participation.
(C)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the Autoborrow Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(b)(ii) by the time specified in 2.01(b)(ii)(A), the Autoborrow Lender (acting through the Administrative Agent), shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Autoborrow Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate as reasonably determined by the Autoborrow Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Autoborrow Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Autoborrow Loan, as the case may be. A certificate of the Autoborrow Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.
(D)    Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Autoborrow Loans pursuant to this Section 2.01(b)(ii) shall be absolute and unconditional and shall not be affected by any circumstance, including (x) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Autoborrow Lender, Borrower or any other Person for any reason whatsoever, (y) the occurrence or continuance of a Default, or (z) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Autoborrow Loans, together with interest as provided herein.
(iii)    Repayment of Participations.
(A)    At any time after any Revolving Lender has purchased and funded a risk participation in an Autoborrow Loan, if the Autoborrow Lender receives any payment on account of such Autoborrow Loan, the Autoborrow Lender will distribute to such Revolving Lender its Applicable Revolving Percentage thereof in the same form as received by the Autoborrow Lender.

(B)    If any payment received by the Autoborrow Lender in respect of principal or interest on any Autoborrow Loan is required to be returned by the Autoborrow Lender under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by the Autoborrow Lender in its discretion), each Revolving Lender shall pay to the Autoborrow Lender its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Autoborrow Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(iv)    Interest for Account of Autoborrow Lender. The Autoborrow Lender shall be responsible for invoicing Borrower for interest on the Autoborrow Loans pursuant to the terms and conditions of the Autoborrow Agreement. Until each Revolving Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.01(b) to refinance such Revolving Lender’s Applicable Revolving Percentage of any Autoborrow Loan, interest in respect of such Applicable Revolving Percentage of such Autoborrow Loan shall be solely for the account of the Autoborrow Lender.
(v)    Payments Directly to Autoborrow Lender. Borrower shall make all payments of principal and interest in respect of the Autoborrow Loans directly to the Autoborrow Lender.
2.02    Term A Loans; Term B Loans.
(a)    On the Effective Date, each Term A Lender severally agrees to make a Term A Loan in the principal amount set forth opposite its name on Schedule 2.01 under the caption “Term A Commitment”. No portion of the Term A Loans which is repaid may be reborrowed, but the outstanding principal balance of the Term A Loans may be converted or continued in the manner set forth in Section 2.03. The Term A Loans shall bear interest in the manner set forth in Section 2.08, and shall be payable as set forth in Section 2.07.
(b)    On the Effective Date, each Term B Lender severally agrees to make a Term B Loan in the principal amount set forth opposite its name on Schedule 2.01 under the caption “Term B Commitment”. No portion of the Term B Loans which is repaid may be reborrowed, but the outstanding principal balance of the Term B Loans may be converted or continued in the manner set forth in Section 2.03. The Term B Loans shall bear interest in the manner set forth in Section 2.08, and shall be payable as set forth in Section 2.07.
2.03    Borrowings, Conversions and Continuations of Loans.
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans on the Effective Date or any Incremental Facility Closing Date, and on the requested date of any other Borrowing of Base Rate Loans. Each telephonic notice by Borrower pursuant to this Section 2.03(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Senior Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Except as provided in Section 2.01(b)(ii)(A) or 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and whether such Loans are Revolving Loans, Term A Loans, Term B Loans, Incremental Term Loans or Extended Term Loans, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) if applicable, the Series of Incremental Term Loans or tranche of Extended Term Loans to which such Loan Notice applies. If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Revolving Lender, Term A Lender, Term B Lender, Incremental Term Lender under the applicable Series or Extending Term Lender under the applicable Series, as applicable, of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, the Administrative Agent shall notify each Revolving Lender, Term A Lender, Term B Lender, Incremental Term Lender under the applicable Series or Extending Term Lender under the applicable tranche, as applicable, of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Revolving Lender, Term A Lender, Term B Lender or Incremental Term Lender under the applicable Series, as applicable, shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office, as applicable, not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by Borrower.
(c)    Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Revolving Lenders, no Term A Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Term A Lenders, no Term B Loans may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Term B Lenders, no Incremental Term Loans of any Series may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Incremental Lenders and no Extended Term Loans of any tranche may be converted to or continued as Eurodollar Rate Loans without the consent of the Required Extending Term Lenders.
(d)    The Administrative Agent shall promptly notify Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify Borrower and the Lenders of any change in the prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, (i) there shall not be more than seven Interest Periods in effect with respect to the Revolving Loans and (ii) there shall not be more than five Interest Periods in effect with respect to the Term Loans.
2.04    Letters of Credit.
(a)    The Letter of Credit Commitment.
(i)    Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day through the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender (including any such Revolving Loans which have refinanced Autoborrow Loans), plus such Revolving Lender’s Applicable Revolving Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Revolving Percentage of the Autoborrow Sublimit shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Notwithstanding the foregoing provisions of this Section 2.04(a) the L/C Issuer shall not be obligated to issue or extend any Letter of Credit to the extent that any Revolving Lender is then an Impacted Lender, unless the L/C Issuer is provided with Cash Collateral or other assurances acceptable to the L/C Issuer in respect of the portion of such Letter of Credit which is allocable to that Revolving Lender. Furthermore, to the extent that any Letters of Credit are outstanding at any time when any Lender becomes an Impacted Lender, Borrower shall, within five Business Days provide the L/C Issuer with Cash Collateral or other assurances acceptable to the L/C Issuer in respect of the portion of all outstanding Letters of Credit which are allocable to that Revolving Lender. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the first sentence of this clause (i). Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The standby letters of credit issued pursuant to the FLFO Loan Agreement and set forth on Schedule 2.04(a) shall be deemed to be Letters of Credit issued pursuant hereto and shall be subject to and governed by the terms and conditions hereof; provided, however, that the expiry date of any such Letter of Credit shall not be extended (including by way of automatic renewal) beyond the expiry date in effect as of the Effective Date.
(ii)    The L/C Issuer shall not issue any Letter of Credit, if:
(A)    the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date (except that any Letters of Credit providing for automatic renewal shall not be deemed to violate this limitation); or
(B)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date; provided that if the then-applicable Letter of Credit Expiration Date is prior to the RCF/TLA Final Maturity Date, Letters of Credit under which an aggregate amount of less than $5,000,000 is available to be drawn may have expiry dates on or prior to the day that is seven days prior to the RCF/TLA Final Maturity Date (or if such day is not a Business Day, the next preceding Business Day); provided further that in any event, any L/C Obligations remaining outstanding under such Letters of Credit shall be Cash Collateralized on the Letter of Credit Expiration Date.
(iii)    The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the L/C Issuer in good faith deems material to it;

(B)    the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)    except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
(D)    such Letter of Credit is to be denominated in a currency other than Dollars;
(E)    such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(F)    a default of any Lender’s obligations to fund under Section 2.04(c) exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the L/C Issuer has entered into arrangements satisfactory to the L/C Issuer with Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.
(iv)    The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v)    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi)    The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article XI with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article XI included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(b)    Procedures for Issuance and Amendment of Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to the

Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Senior Officer of Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer reasonably may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (W) the Letter of Credit to be amended; (X) the proposed date of amendment thereof (which shall be a Business Day); (Y) the nature of the proposed amendment; and (Z) such other matters as the L/C Issuer reasonably may require. Additionally, Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
(ii)    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Percentage times the amount of such Letter of Credit.

(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. The L/C Issuer shall promptly provide to each Lender which requests the same copies of all Letters of Credit and amendments thereto issued and outstanding from time to time.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Administrative Agent thereof. If the L/C Issuer provides notice of a drawing to Borrower no later than the Business Day prior to the Honor Date, then not later than 10:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through the Administrative Agent on the Honor Date in an amount equal to the amount of such drawing. If the L/C Issuer provides such notice on or after the Honor Date, then Borrower shall so reimburse the L/C Issuer not later than 10:00 a.m. on the Business Day following the date of such notice. If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date or such Business Day following the date of such notice in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the limitation on the Total Revolving Outstandings set forth in Section 2.01(a)(i) and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.
(iv)    Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Percentage of such amount shall be solely for the account of the L/C Issuer.
(v)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), the L/C Issuer (acting through the Administrative Agent) shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate as reasonably determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Applicable Revolving Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 12.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.
Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Revolving

Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(g)    Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit.
(h)    Letter of Credit Fees. Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by the L/C Issuer, at the rate per annum of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(k)    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
2.05    Voluntary Prepayments of Revolving Loans. Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Revolving Loans and (ii) one Business Day prior to the date of prepayment of Base Rate Revolving Loans; (b) any prepayment of Eurodollar Rate Revolving Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (c) any prepayment of Base Rate Revolving Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurodollar Rate Revolving Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Revolving Lender of its receipt of each such notice, and of the amount of such Revolving Lender’s Applicable Revolving Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Revolving Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Except to the extent otherwise required pursuant to this Agreement, each such prepayment shall be applied to the Revolving Loans of the Revolving Lenders in accordance with their respective Applicable Revolving Percentages and shall not be applied to the Term Loans or reduce the Amortization Amount.
2.06    Termination or Reduction of Revolving Commitments; Voluntary Prepayments of the Term Loans; Repayment Premiums.
(a)    Optional. Borrower may, from time to time (x) upon notice to the Administrative Agent, (a) terminate the Aggregate Revolving Commitments, or (b) permanently reduce the Aggregate Revolving Commitments or (y) upon notice to the Administrative Agent and subject to Section 2.06(c), prepay the Term Loans; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:00 a.m. one Business Day prior to the date of termination, reduction or prepayment, or, in the case of a prepayment of Eurodollar Rate Loans, three Business Days prior to the date of prepayment, (ii) any such partial reduction or prepayment shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the entire amount thereof, and (iii) Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments.
(b)    Notification; Application. The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments and the Administrative Agent will promptly notify the Term Lenders of each prepayment of the Term Loans. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each

Revolving Lender according to its Applicable Revolving Percentage of the Aggregate Revolving Commitments. Each optional prepayment of the Term Loans shall be applied among the Classes of Term Loans as the Borrower shall direct, and within each Class of Term Loans, shall be applied to the Term Loans of each applicable Term Lender according to its Applicable Percentage of such Class of Term Loans and shall not reduce the applicable Amortization Amount. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
(c)    Repayment Premiums. In the event that the Term B Loans are prepaid or repaid in whole or in part (whether pursuant to this Section 2.06, Section 2.07 or otherwise, but excluding any prepayments or repayments made pursuant to Section 2.07(c), Section 2.07(e), Section 2.07(g), Section 2.07(h), Section 12.13 (with respect to Defaulting Lenders) or Section 12.29 (to the extent the disqualification described therein results from an action or determination other than by the Mohegan Tribal Gaming Commission or any other Governmental Authority of the Tribe)), Borrower shall pay to the applicable Term B Lenders a repayment premium (expressed as a percentage of the principal amount of such applicable Term B Loans prepaid or repaid) on the amount so prepaid or repaid in the amount set forth in the applicable table below opposite the time period in which such prepayment or repayment occurs:

Period	Repayment Premium
From Effective Date to (but excluding) the first year anniversary of the Effective Date	2.00%
From the first year anniversary of the Effective Date to (but excluding) the second year anniversary of the Effective Date	1.00%
Thereafter	0%

Such premium referred to in this clause (c) shall be paid to the Administrative Agent in cash at the Administrative Agent’s Office upon any applicable repayment or prepayment as provided above and upon receipt, the Administrative Agent shall promptly distribute to each Term B Lender its Applicable Percentage thereof.
2.07    Mandatory Payments and Prepayments; Repayment of Loans.
(a)    If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, Borrower shall immediately prepay

Revolving Loans, Autoborrow Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.07(a) unless after the prepayment in full of the Revolving Loans and Autoborrow Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.
(b)    On the Revolving Maturity Date, Borrower shall repay to the Revolving Lenders the aggregate principal amount of Revolving Loans outstanding on such date.
(c)    Borrower shall repay the principal amount of the Term A Loans on each Amortization Date in an aggregate principal amount equal to the Amortization Amount applicable thereto, and shall in any event repay the remaining principal balance of the Term A Loans on the Term A Maturity Date. Borrower shall repay the principal amount of the Term B Loans on each Amortization Date in an aggregate principal amount equal to the Amortization Amount applicable thereto, and shall in any event repay the remaining principal balance of the Term B Loans on the Term B Maturity Date. In the event any Incremental Term Loans are made, any scheduled amortization payments with respect to any Series of Incremental Term Loans shall be independently agreed between Borrower and the applicable Incremental Term Lenders; provided that Borrower shall in any event repay the remaining principal balance of the Incremental Term Loans of any Series on the applicable Maturity Date. In the event any tranche of Extended Term Loans is created pursuant to Section 2.18, any scheduled amortization payments with respect to any tranche of Extended Term Loans shall be independently agreed between Borrower and the applicable Extending Term Lenders; provided that Borrower shall in any event repay the remaining principal balance of the Extended Term Loans of any tranche on the applicable Maturity Date.
(d)    Upon the occurrence of any Pocono Disposition by Borrower or any of its Restricted Subsidiaries, Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or any of its Subsidiaries. Each such prepayment of the Loans shall be applied pro rata (based on the aggregate principal amount of outstanding Term Loans and the then-current Aggregate Revolving Commitments (or, if the Revolving Commitments have been terminated, the Total Revolving Outstandings)):
(i)    to the repayment of any then outstanding Term Loans, applied to the Term A Loans, the Term B Loans and, to the extent provided in the applicable Incremental Amendments or Extension Amendments, each other Class of Term Loans (provided that in no event shall either the Term A Loans or the Term B Loans be repaid in an amount less than their pro rata share of such amount (based on their respective Term

Loan Repayment Percentages at such time)), and within each such Class of Term Loans, applied to the installments (including the installment due on the applicable Maturity Date) in the inverse order of their maturity; and
(ii)    (A) first, ratably to the repayment of outstanding L/C Borrowings and Autoborrow Loans, (B) second, to the repayment of outstanding Revolving Loans, and (C) third, to Cash Collateralize the remaining L/C Obligations, together with a corresponding reduction in the Aggregate Revolving Commitments (and, after repayment of all outstanding L/C Borrowings, Autoborrow Loans and Revolving Loans and the Cash Collateralization of the remaining L/C Obligations in full, the Aggregate Revolving Commitments shall be further reduced by the remaining amount of such pro rata portion of such prepayment).
(e)    Upon the Disposition of any Authority Property by Borrower or any of its Restricted Subsidiaries (other than as set forth in clause (d) above and other than with respect to any Permitted Lease Financing), Borrower shall prepay an aggregate principal amount of Loans, equal to the amount by which 75% of the aggregate amount of Net Cash Proceeds received from all such Dispositions of Authority Property since the Effective Date exceeds $50,000,000, immediately upon receipt thereof by Borrower or one of its Restricted Subsidiaries. Upon the occurrence of a Permitted Lease Financing, Borrower shall prepay an aggregate principal amount of Loans equal to (1) 100% of all Net Cash Proceeds received therefrom and, without duplication, (2) returns on Investments (whether debt or equity) in any Special Purpose Financing Subsidiary, in the case of this clause (2), received by Borrower and its Restricted Subsidiaries promptly upon receipt thereof by Borrower or any Restricted Subsidiary. Each prepayment of the Loans pursuant to this paragraph shall be applied:
(i)    first, to the repayment of any then outstanding Term Loans until paid in full, applied to the Term A Loans, the Term B Loans and, to the extent provided in the applicable Incremental Amendments or Extension Amendments, each other Class of Term Loans (provided that in no event shall either the Term A Loans or the Term B Loans be repaid in an amount less than their pro rata share of such amount (based on their respective Term Loan Repayment Percentages at such time)), and within each such Class of Term Loans, applied to the installments (including the installment due on the applicable Maturity Date) in the inverse order of their maturity; and
(ii)    then, (A) first, ratably to the repayment of outstanding L/C Borrowings and Autoborrow Loans, (B) second, to the repayment of outstanding Revolving Loans, and (C) third, to Cash Collateralize the remaining L/C Obligations, together with a corresponding reduction in the Aggregate Revolving Commitments (and, after repayment of all outstanding L/C Borrowings, Autoborrow Loans and Revolving Loans and the Cash Collateralization of the remaining L/C Obligations in full, the Aggregate Revolving Commitments shall be further reduced by the remaining amount of such pro rata portion of such prepayment).
(f)    Upon the incurrence or issuance by Borrower or any of its Restricted Subsidiaries of any Indebtedness after the Effective Date not permitted to be incurred pursuant to Section 9.03, or the proceeds of which are required pursuant to Section 9.03 to be applied to the Term Loans (without duplication of the second sentence of clause (e) above), Borrower shall prepay an aggregate principal amount of Loans equal to 100% (or such lesser amount as provided in Section 9.03) of all Net Cash Proceeds received therefrom promptly upon receipt thereof by Borrower or such Subsidiary. Each prepayment of the Loans made pursuant to this clause (f) shall be applied:
(i)    first, to the repayment of any then outstanding Term Loans until paid in full, applied to the Term A Loans, the Term B Loans and, to the extent provided in the applicable Incremental Amendments or Extension Amendments, each other Class of Term Loans (provided that in no event shall either the Term A Loans or the Term B Loans be repaid in an amount less than their pro rata share of such amount (based on their respective Term Loan Repayment Percentages at such time)), and within each such Class of Term Loans, applied to the installments (including the installment due on the applicable Maturity Date) in the inverse order of their maturity; and
(ii)    then, (A) first, ratably to the repayment of outstanding L/C Borrowings and Autoborrow Loans, (B) second, to the repayment of outstanding Revolving Loans, and (C) third, to Cash Collateralize the remaining L/C Obligations, without reducing the Aggregate Revolving Commitments; provided, that in the case of any such repayment using the Net Cash Proceeds received from the incurrence or issuance of Indebtedness permitted pursuant to Section 9.03(j), such repayment shall include a corresponding reduction in the Aggregate Revolving Commitments (and, after repayment of all outstanding L/C Borrowings, Autoborrow Loans and Revolving Loans and the Cash Collateralization of the remaining L/C Obligations in full, the Aggregate Revolving Commitments shall be further reduced by the remaining amount of such prepayment).
(g)    Upon any Extraordinary Receipt received by or paid to or for the account of Borrower or any of its Restricted Subsidiaries, Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Borrower or such Subsidiary; provided, however, that at the election of Borrower (as notified by Borrower to the Administrative Agent on or prior to the date of receipt of such Extraordinary Receipt), and so long as no Default shall have occurred and be continuing, Borrower or such Subsidiary may apply such Net Cash Proceeds within 365 days after the receipt thereof to replace, restore, repair or purchase capital assets used in an existing business or Related Business, such 365-day period to be extended as reasonably necessary to the extent any replacement, restoration, repair or purchase has been contracted for or commenced but not completed after 365 days; provided, further, that any such Net Cash Proceeds received as a result of covered losses or the taking of assets at Pocono Downs may only be used in connection with the foregoing proviso to replace, restore, repair or purchase capital assets used in connection with Pocono Downs; and provided, further, however, that any such Net Cash Proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.07(g). Each such prepayment of the Loans shall be applied:
(i)    first, to the repayment of any then outstanding Term Loans until paid in full, applied to the Term A Loans, the Term B Loans and, to the extent provided in the applicable Incremental Amendments or Extension Amendments, each other Class of Term Loans (provided that in no event shall either the Term A Loans or the Term B Loans be repaid in an amount less than their pro rata share of such amount (based on their respective Term Loan Repayment Percentages at such time)), and within each such Class of Term Loans, applied to the installments (including the installment due on the applicable Maturity Date) in the inverse order of their maturity; and
(ii)    then, (A) first, ratably to the repayment of outstanding L/C Borrowings and Autoborrow Loans, (B) second, to the repayment of outstanding Revolving Loans, and (C) third, to Cash Collateralize the remaining L/C Obligations, together with a corresponding reduction in the Aggregate Revolving Commitments (and, after repayment of all outstanding L/C Borrowings, Autoborrow Loans and Revolving Loans and the Cash Collateralization of the remaining L/C Obligations in full, the Aggregate Revolving Commitments shall be further reduced by the remaining amount of such pro rata portion of such prepayment).
(h)    By not later than the last day of the first Fiscal Quarter of each Fiscal Year (commencing on the last day of the Fiscal Quarter ending December 31, 2014), Borrower shall prepay an aggregate principal amount of Loans equal to (x) 50% of Excess Cash Flow for the prior Fiscal Year if the Secured Leverage Ratio as of the last day of such prior Fiscal Year was greater than or equal to 2.25 to 1.00, (y) 25% of Excess Cash Flow for the prior Fiscal Year if the Secured Leverage Ratio as of the last day of such prior Fiscal Year was less than 2.25 to 1 and greater than or equal to 1.50 to 1.00, and (z) 0% of Excess Cash Flow for the prior Fiscal Year if the Secured Leverage Ratio as of the last day of such prior Fiscal Year was less than 1.50 to 1.00. Each such prepayment of the Loans shall be applied:
(i)    first, to the repayment of any then outstanding Term Loans until paid in full, applied to the Term A Loans, the Term B Loans and, to the extent provided in the applicable Incremental Amendments or Extension Amendments, each other Class of Term Loans (provided that in no event shall either the Term A Loans or the Term B Loans be repaid in an amount less than their pro rata share of such amount (based on their respective Term Loan Repayment Percentages at such time)), and within each such Class of Term Loans, applied to the installments (including the installment due on the applicable Maturity Date) in the inverse order of their maturity; and
(ii)    then, (A) first, ratably to the repayment of outstanding L/C Borrowings and Autoborrow Loans, (B) second, to the repayment of outstanding Revolving Loans, and (C) third, to Cash Collateralize the remaining L/C Obligations, without reducing the Aggregate Revolving Commitments.
2.08    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding

Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.04:
(a)    Commitment Fee. Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Percentage, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears.
(b)    Other Fees.
(i)    Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and other letter agreements with the Joint Lead Arrangers and Administrative Agent.
(ii)    On the Effective Date, Borrower shall pay to the Lenders fees in amounts agreed upon by Borrower and such Lenders.
(c)    The fees described in this Section 2.09 shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans which bear interest based on the “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day) (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be presumed correct.
2.11    Evidence of Debt.
(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender of the amount of the Credit Extensions made by the Lenders to Borrower and the interest and payments thereon shall be presumed correct. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall be presumed correct. Upon the request of any Lender made through the Administrative Agent, Borrower shall execute and deliver to such Lender (through the Administrative Agent) Notes, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in subsection (a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Autoborrow Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall be presumed correct.
2.12    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office, in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans or any Borrowing of Base Rate Loans on the Effective Date (or, in the case of any Borrowing of Base Rate Loans on any date other than the Effective Date, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.03) and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate as reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate selected by Borrower in the applicable Loan Notice. If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Autoborrow Loans and to make payments pursuant to Section 12.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 12.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 12.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Autoborrow Loans held by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Loans, Letters of Credit or Autoborrow Loans, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents which is greater than such proportion received by any other Lender, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Autoborrow Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts due and owing to such Lender hereunder or under the other Loan Documents, provided that:
(a)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)    the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement, (y) the application of Cash Collateral provided for in Section 2.15 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Autoborrow Loans to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation. Notwithstanding the foregoing, each Lender agrees that it shall not exercise any right of setoff or counterclaim referred to herein without first obtaining the consent of the Required Lenders.

2.14    Collateral. The Loans, together with all other Obligations, shall be secured by the Liens created by the Collateral Documents and shall be entitled to the benefit of the Guaranty in respect of the Obligations. The obligations in respect of each Secured Swap Contract shall be secured by the Lien of the Collateral Documents on a pari passu basis to the Obligations.
2.15    Cash Collateral.
(a)    Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Autoborrow Lender, Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at RBS. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Autoborrow Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure or L/C Obligations, as the case may be, secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.04, 2.07, 2.16, 10.02 or 10.03 in respect of Letters of Credit or Autoborrow Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Autoborrow Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a

Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(d)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or L/C Obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or L/C Obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.06(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 10.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Autoborrow Lender, as applicable, may agree that the Cash Collateral provided by such Person shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.16    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 12.01.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 12.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Autoborrow Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Autoborrow Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Autoborrow Loan or Letter of Credit; fourth, as Borrower may request (so long as no

Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined or requested by the Administrative Agent or requested by Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Autoborrow Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Autoborrow Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. That Defaulting Lender shall not be entitled to receive (x) any commitment fee pursuant to Section 2.09(a) or (y) any Letter of Credit Fees pursuant to Section 2.04(h), in each case for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender, unless such Defaulting Lender’s Applicable Percentage is reallocated to non-Defaulting Lenders pursuant to clause (iv) below, in which case, the fees payable to the Lenders shall be adjusted to give effect to such reallocations).
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Revolving Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Autoborrow Loans or Letters of Credit pursuant to Sections 2.01(b) and 2.04, the “Applicable Percentage” of each such non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each such non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Autoborrow Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of Revolving Loans, Autoborrow Loans and L/C Obligations attributable to that Lender.
(b)    Defaulting Lender Cure. If Borrower, the Administrative Agent, the Autoborrow Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Autoborrow Loans to be held on a pro rata basis by the Lenders in accordance with their relevant Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.17    Incremental Credit Extensions.
(a)    Borrower shall have the right, in consultation and coordination with the Administrative Agent, to request (by written notice to the Administrative Agent) at any time and from time to time (1) one or more increases in the amount of the Term A Loans (the Term Loans made pursuant to each such increase, “Increase Term A Loans”, (2) one or more increases in the amount of the Term B Loans (the Term Loans made pursuant to each such increase, “Increase Term B Loans” and, together with the Increase Term A Loans, the “Increase Term Loans”) or (3) one or more new tranches of Term Loans (such Term Loans, “Incremental Term Loans”); provided that the effectiveness of any Incremental Amendment shall be subject to satisfaction of only the following conditions (the day of satisfaction being an “Incremental Facility Closing Date”):

(i)    both at the time of any such request and on the Incremental Facility Closing Date in respect of such request, no Default or Event of Default shall have occurred and be continuing or result therefrom (including from the making of any Increase Term Loan or Incremental Term Loan made on such date);
(ii)    all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Incremental Facility Closing Date in respect of such request (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date);
(iii)    after giving effect to the incurrence of the applicable Increase Term Loans or Incremental Term Loans and the application of the proceeds thereof, Borrower shall be in compliance as of such date with each of the financial covenants set forth in Section 9.13 for the most recently ended Fiscal Quarter on a Pro Forma Basis;
(iv)    the aggregate amount of each request (and provision therefor) for Increase Term Loans or Incremental Term Loans shall be in a minimum aggregate amount for all applicable Lenders (including Persons who are Eligible Assignees and will become Lenders) of at least $25,000,000 (or such lesser amount that is acceptable to the Administrative Agent);
(v)    the aggregate amount of all Increase Term Loans and Incremental Term Loans incurred pursuant to this Section 2.17 shall not exceed $50,000,000;
(vi)    after giving effect to the incurrence of the applicable Increase Term Loans or Incremental Term Loans and the application of the proceeds thereof, the Secured Leverage Ratio as of such date does not exceed 3.00 to 1.00 on a Pro Forma Basis;
(vii)    Borrower shall have delivered to the Administrative Agent and each Lender a certificate executed by a Senior Officer of Borrower, (A) certifying compliance with the requirements of preceding clauses (i) through (vi), inclusive, and (B) containing the calculations (in reasonable detail) required by the preceding clauses (iii) and (vi);
(viii)    all fees, expenses and other amounts required to be paid to the Administrative Agent and other Secured Parties in connection with the entry into the applicable Incremental Amendment and the incurrence of the applicable Increase Term Loans or Incremental Term Loans shall have been paid;

(ix)    Borrower shall have delivered to the Administrative Agent (a) an acknowledgement in form and substance reasonably satisfactory to the Administrative Agent and executed by the Tribe and each Loan Party acknowledging that all Increase Term Loans and Incremental Term Loans incurred (and all interest, fees and other amounts payable thereon) pursuant to such Incremental Amendment shall constitute “Obligations” under the Loan Documents, (b) such technical amendments, modifications and/or supplements to the respective Collateral Documents as are reasonably requested by the Administrative Agent to ensure that all Increase Term Loans and Incremental Term Loans incurred (and all interest, fees and other amounts payable thereon) pursuant to the applicable Incremental Amendment (and related Obligations) are secured by, and entitled to the benefits of, the relevant Collateral Documents on a pari passu basis with the then existing Obligations secured by each such Collateral Document, (c) officers’ certificates, board of director (or equivalent governing body) resolutions and evidence of good standing (to the extent available under applicable Law) with respect to each Loan Party in form and substance consistent with those required and delivered on the Effective Date pursuant to the Section 4.01(a) hereof, (d) an opinion or opinions from counsel to the Tribe and Loan Parties reasonably satisfactory to the Administrative Agent; and (e) such title insurance endorsements to existing title insurance policies relating to property subject to any mortgage (other than the Mohegan Golf Mortgage) as the Administrative Agent shall reasonably request, which shall be in the same insured amount (or such additional amounts as may be reasonably requested by the Administrative Agent) and otherwise consistent with those issued previously in connection with such title insurance policies (it being understood that no Loan Party shall be required to deliver any zoning opinion or any new, updated or revised survey); and
(x)    such other conditions as the Lenders (including any Additional Lenders) party to such Incremental Amendment and the Borrower shall agree.
(b)    All Increase Term Loans and Incremental Term Loans incurred (and all interest, fees and other amounts payable thereon) pursuant to this Section 2.17 shall (x) be Obligations under this Agreement and the other applicable Loan Documents, and (y) rank pari passu in right of payment and be secured by the relevant Collateral Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations hereunder secured by each such Collateral Document and guaranteed under each such Guaranty.
(c)    The terms and provisions (including Applicable Rates and benchmark interest rate “floors”) of any Increase Term Loans shall be identical to those of the Term Loans of the applicable Class; provided that the Amortization Amount with respect to the Term Loans of such Class shall be increased such that, after giving effect to the incurrence of such Increase Term Loans, the amount payable pursuant to Section 2.07(c) with respect to any Term Loans of the applicable Class that were outstanding immediately prior to such incurrence shall not be less than the amount that would have been payable thereunder in the absence of such incurrence.
(d)    Any Incremental Term Loans made on an Incremental Facility Closing Date shall be designated a separate series (a “Series”) of Incremental Term Loans for all purposes of this Agreement, except that, with the consent of the Administrative Agent, not to be unreasonably withheld, Incremental Term Loans with identical terms and conditions made on two or more separate Incremental Facility Closing Dates may be designated as part of the same Series. The terms and provisions of the Incremental Term Loans of any Series shall, except as otherwise set forth herein or in the applicable Incremental Amendment, be identical to those of the Term B Loans. The Incremental Term Loans of any Series (i) shall not mature earlier than the latest Maturity Date applicable to the Term A Loans or the Term B Loans (each such Maturity Date to be determined assuming that the Extension Condition has been satisfied), (ii) shall have a Weighted Average Life to Maturity no less than that of the Term A Loans or the Term B Loans (each such Weighted Average Life to Maturity to be determined assuming that the Extension Condition has been satisfied), and (iii) shall (A) accrue interest at an interest rate, (B) be subject to benchmark interest rate floors, (C) amortize according to an amortization schedule, and (D) participate in mandatory and voluntary prepayments hereunder, in each case as determined by Borrower and the providers of the Incremental Term Loans of such Series; provided, however, that (1) to the extent the Effective Yield on the Incremental Term Loans of any Series exceeds the Effective Yield on the Term A Loans or the Term B Loans by more than 50 basis points, the interest rates or benchmark interest rate floors on each such Class of Term Loans shall be increased by an amount necessary to increase the Effective Yield on such Class of Term Loans by the amount of the applicable excess minus 50 basis points; (2) in no event shall any Series of Term Loans be entitled to participate in mandatory prepayments on a greater than ratable basis with the Term A Loans or the Term B Loans (or any other Series of Term Loans that so provides) and (3) the terms and provisions applicable to the Incremental Term Loans of such Series may otherwise differ from those applicable to the Term B Loans to the extent reasonably satisfactory to the Administrative Agent.
(e)    Each notice from Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Increase Term Loans or Incremental Term Loans.
(f)    No Lender shall be obligated to provide any Increase Term Loan or Incremental Term Loan, unless it so agrees. Borrower shall not be required to offer any Increase Term Loans or Incremental Term Loans it may seek to then existing Lenders. Increase Term Loans and Incremental Term Loans may be provided by any existing Lender or by any other bank or other financial institution that is an Eligible Assignee (any such other bank or other financial institution that is an Eligible Assignee being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender or

Additional Lender providing such Increase Term Loans or Incremental Term Loans, as applicable, if such consent would be required under Section 12.06 for an assignment of Loans to such Lender or Additional Lender. The Increase Term Loans or Incremental Term Loans, as applicable, provided by a Lender or an Additional Lender, as the case may be, shall become Loans under this Agreement pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Tribe, Borrower, each Lender agreeing to provide such Increase Term Loans or Incremental Term Loans, as applicable, each Additional Lender, if any, and the Administrative Agent. Notwithstanding anything herein to the contrary, the Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Borrower, to effect the provisions of this Section, including to include appropriately each applicable Lender or Additional Lender in any determination of the “Required Lenders,” “Required Term A Lenders,” if applicable, “Required Term B Lenders,” if applicable, “Required Incremental Lenders,” if applicable, and the Lenders’ “Applicable Percentages.”
(g)    On an applicable Incremental Facility Closing Date on which Increase Term Loans will be incurred, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable Lender and Additional Lender shall make an Increase Term Loan to Borrower in an amount equal to its commitment with respect thereto (and thereafter such Increase Term Loan shall be deemed a Term A Loan or a Term B Loan, as applicable, for all purposes hereunder) and (ii) each such Lender or Additional Lender shall become a Lender hereunder with respect to the Increase Term Loan made pursuant thereto (and thereafter such Lender shall be deemed a Term A Lender or a Term B Lender, as applicable, for all purposes hereunder).
(h)    On an applicable Incremental Facility Closing Date on which Incremental Term Loans will be incurred, subject to the satisfaction of the foregoing terms and conditions, (i) each applicable Lender and Additional Lender (each, an “Incremental Term Lender”) shall make an Incremental Term Loan of the applicable Series to Borrower in an amount equal to its commitment with respect thereto (and thereafter such Incremental Term Loan shall be deemed a Term Loan for all purposes hereunder) and (ii) each such Incremental Term Lender shall become a Lender hereunder with respect to the Incremental Term Loan of such Series made pursuant thereto (and thereafter such Lender shall be deemed a Term Lender for all purposes hereunder).
2.18    Extensions of Term Loans and Revolving Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Borrower to all Lenders of a Class of Term Loans or a tranche of Revolving Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Class of Term Loans or tranche of Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the Amortization Amounts in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the Term Loans and the Revolving Commitments made on the Effective Date (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied:
(i)    no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders and at the time the Extension Offer is consummated,
(ii)    except as to pricing, interest rates, fees, final maturity and optional prepayment or redemption terms (which shall, subject to clause (iv)(y) below, be determined by Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”; and the Loans made thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with substantially the same terms (or terms no more favorable, taken as a whole, to the Extending Revolving Lenders) as the terms of the Revolving Commitments (and related outstandings) on the date of the consummation of such Extension (prior to giving effect thereto); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving

Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that Borrower shall be permitted to permanently repay and terminate commitments of any tranche of Revolving Commitments on a greater than a pro rata basis as compared to any other tranche with a later maturity date than such tranche, (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans, (5) at no time shall there be Revolving Commitments hereunder which have more than three different maturity dates and (6) Autoborrow Loans shall be required to be paid in full on the maturity date of the non-extending Revolving Commitments (but may, for the avoidance of doubt, be re-borrowed pursuant to the terms hereof after such maturity date with the consent of the Autoborrow Lender),
(iii)    except as to pricing, interest rates, fees, final maturity date, premiums, optional prepayment terms, scheduled prepayment dates and participation in mandatory prepayments (which shall, subject to clauses (iv)(x), (v) and (vi) below, be determined by Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have substantially the same terms (or terms no more favorable, taken as a whole, to the Extending Term Loan Lenders) as the terms of the Class of Term Loans subject to such Extension Offer,
(iv)    (x) the final maturity date of any Extended Term Loans shall be no earlier than the then latest Maturity Date applicable to Term Loans at the time of the Extension Offer (determined assuming that the Extension Condition has been satisfied) and at no time shall the Terms Loans (including Extended Term Loans) have more than five different maturity dates, and (y) no Extended Revolving Commitments or Extended Revolving Loans shall have a final maturity date earlier than (or require commitment reductions prior to) the then latest Maturity Date applicable to Revolving Commitments and Revolving Loans at the time of the Extension Offer (determined assuming that the Extension Condition has been satisfied),
(v)    the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans extended thereby (determined assuming that the Extension Condition has been satisfied),
(vi)    any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of Term Loans hereunder, in each case as specified in the respective Extension Offer, and the scheduled repayments applicable to any Extended

Term Loans shall not, for periods prior to the scheduled Maturity Date of the Term Loans in respect of which the Extension Offer is made, be greater than those which would have applied in the absence of such Extension,
(vii)    if the aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Commitments, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer,
(viii)    all documentation in respect of such Extension shall be consistent with the foregoing,
(ix)    each tranche of Extended Term Loans or Extended Revolving Commitments created pursuant to such Extension shall be in an aggregate principal amount that is not less than $50,000,000, and
(x)    any applicable Minimum Extension Condition shall be satisfied unless waived by Borrower.
(b)    With respect to all Extensions consummated by Borrower pursuant to this subsection, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05, 2.06 or 2.07, (ii) the scheduled amortization payments (insofar as such schedule affects payments due to Lenders participating in the relevant Class) set forth in Section 2.07(c) shall be adjusted to give effect to such Extension of the relevant Class, and (iii) Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered or that any other event shall have occurred. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation,

Section 2.13 and Section 12.1) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.
(c)    No consent of any Lender shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans (including any Extended Term Loans) and/or Revolving Commitments (or a portion thereof), (ii) with respect to any Extension of the Revolving Commitments, the consent of the L/C Issuer and the consent of the Autoborrow Lender, in each case which consent shall not be unreasonably withheld or delayed. Any Lender who rejects an Extension Offer that is accepted by the Required Revolving Lenders, Required Term A Lenders, Required Term B Lenders or Required Incremental Lenders of the applicable Series, as applicable, (each, a “Non-Extending Lender”) shall be subject to replacement in accordance with Sections 3.07 or 12.13. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are guaranteed by the Guarantors and secured pursuant to the Collateral Documents on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. Each Extension shall be established pursuant to, and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, an “Extension Amendment”) to this Agreement and, as applicable, the other Loan Documents with Borrower, the Tribe and other Loan Parties as may be necessary in order to establish new tranches or sub-tranches (and new Classes or sub-Classes) in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Borrower in connection with the establishment of such new tranches or sub-tranches (and new Classes or sub-Classes), in each case on terms consistent with this Section 2.18. The effectiveness of any Extension Amendment shall be subject to receipt by the Administrative Agent of, to the extent reasonably requested by the Administrative Agent, (x) legal opinions and officers’ certificates consistent with those delivered on the Effective Date under Article IV and (y) reaffirmation agreements and/or such amendments to the Loan Documents (including, without limitation, any mortgage modifications and related date-down endorsements to existing title insurance policies relating to the property subject to any mortgage) as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Revolving Commitments or Extended Term Loans, as applicable, are provided with the benefit of the applicable Loan Documents. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any of the Leasehold Mortgage, the Pocono Downs Mortgages, the Mohegan Golf Mortgage or any other mortgage securing the Obligations that has a maturity date prior to the then latest Maturity Date (after giving effect to such Extension) so that such maturity date is extended to the then latest Maturity Date (after giving effect to such Extension) (or such later date as may be advised by local counsel to the Administrative Agent).

(d)    In addition, any Extension Amendment in respect of Revolving Commitments shall provide that, to the extent consented to by the L/C Issuer (such consent not to be unreasonably withheld), (a) with respect to any Letters of Credit the expiration date for which extend beyond the maturity date for the non-extending Revolving Commitments, participations in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment (provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly), (b) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extending Revolving Commitments are available to participate in any such Letters of Credit (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (c) to the extent not reallocated pursuant to the clause (a) above, Borrower shall, on or prior to such maturity date, cause all such Letters of Credit to be returned to the L/C Issuer for cancellation, or to the extent that Borrower is unable to so return any such Letters of Credit, such unreturned Letters of Credit shall be cash collateralized in an amount equal to 105% of the face amount of such Letters of Credit by the deposit by Borrower of cash in such percentage amount into a cash collateral account subject to the control of Administrative Agent (such cash to be remitted to Borrower upon the earlier of such Letters of Credit being returned to the L/C Issuer for cancellation and the expiration of such Letters of Credit).
(e)    In connection with any Extension, Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Any and all payments by or on account of any obligation of Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the Administrative Agent and any Lender, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment by the Administrative Agent to the relevant Governmental Authority (provided the Administrative Agent delivers to Borrower evidence of such payment reasonably satisfactory to Borrower), of any Other Taxes.
(c)    The Loan Parties shall jointly and severally indemnify the Administrative Agent and any Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Administrative Agent or any Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or any Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).
(e)    As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(i) or Section 3.01(f)(iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing:
(i)    Each Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by Borrower or the Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(A)    in the case of any Lender that is a U.S. Person, such Lender shall deliver to Borrower and the Administrative Agent, executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(B)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest (or treated as interest) under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)    executed originals of IRS Form W-8ECI;
(D)    in the case of a Foreign Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1, Exhibit J-2, Exhibit J-3 or Exhibit J-4 (each a “U.S. Tax Certificate”), as applicable, to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or
(E)    in the case of a Foreign Lender, to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;
(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by Borrower or the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon reasonable request by Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iii)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(iv)    each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly notify Borrower and the Administrative Agent of such expiration, obsolescence or inaccuracy and update such form or certification or notify Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) in the event that any such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    For purposes of this Section 3.01 (and all related definitions), the term “Lender” includes the L/C Issuer.
3.02    Illegality. If, after the date hereof, the existence or occurrence of a Change in Law shall, in the opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Lending Office for Eurodollar Rate Loans to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the ability of such Lender to purchase or sell, or to take deposits of, dollars in the Designated Market, or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent, then such Lender’s obligation to make Eurodollar Rate Loans shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to the other Revolving Lenders or Term Lenders, as applicable, and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s Eurodollar Rate Loans, together with accrued interest thereon, automatically shall be converted to Base Rate Loans on either (1) the last day of the Interest Period(s) applicable to such Eurodollar Rate Loans if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Loans to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Loans to such day(s), provided that in such event the conversion shall not be subject to payment of compensation under Section 3.05. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any Eurodollar Rate Loan, such Lender shall fund such amount as a Base Rate Loan for the same period of time, and such amount shall be treated in all respects as a Base Rate Loan.
3.03    Inability to Determine Rates. If, with respect to any proposed Eurodollar Rate Loan:
(a)    the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Market generally that are beyond the reasonable control of the Lenders, deposits in dollars (in the applicable amounts) are not being offered to each of the Lenders in the Designated Market for the applicable Interest Period; or

(b)    the Required Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in dollars in the Designated Market in the relevant amount for the applicable Interest Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Loans;
then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make, maintain or fund any Eurodollar Rate Loans shall be suspended. If at the time of such notice there is then pending a request for a Borrowing that specifies a Eurodollar Rate Loan, such request shall be deemed to specify a Base Rate Loan. Any Eurodollar Rate Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Eurodollar Rate Loans into Base Rate Loans, unless such suspension has ended.
3.04    Increased Costs. If, after the date hereof, the existence or occurrence of any Change in Law:
(a)    shall subject any Lender or its Lending Office for Eurodollar Rate Loans to any Tax, duty or other charge or cost with respect to any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans, or shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Loan or any other amounts due under this Agreement in respect of any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans (except, in each case, (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes);
(b)    shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Lending Office for Eurodollar Rate Loans; or
(c)    shall impose on any Lender or its Lending Office for Eurodollar Rate Loans or the Designated Market any other condition affecting any Eurodollar Rate Loan, any Note, its obligation to make Eurodollar Rate Loans or this Agreement, or shall otherwise affect any of the same;
and the result of any of the foregoing, as determined by such Lender, increases the cost to such Lender or its Lending Office for Eurodollar Rate Loans of making or maintaining any Eurodollar Rate Loan or in respect of any Eurodollar Rate Loan, any Note or its obligation to make

Eurodollar Rate Loans or reduces the amount of any sum received or receivable by such Lender or its Lending Office for Eurodollar Rate Loans with respect to any Eurodollar Rate Loan, any Note or its obligation to make Eurodollar Rate Loans (assuming such Lender’s Lending Office for Eurodollar Rate Loans had funded 100% of its Eurodollar Rate Loan in the Designated Market), then, upon demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s Lending Office for Eurodollar Rate Loans had funded 100% of its Eurodollar Rate Loan in the Designated Market). A statement of any Lender claiming compensation under this subsection, providing supporting calculation, and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section 3.04, and agrees to designate a different Lending Office for Eurodollar Rate Loans promptly if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender. If any Lender claims compensation under this Section, Borrower may at any time, upon at least four Business Days’ prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section 3.04 through the date of such payment plus any compensation required by Section 3.05, pay in full the affected Eurodollar Rate Loans of such Lender or request that such Eurodollar Rate Loans be converted to Base Rate Loans.
3.05    Compensation for Losses. Upon payment or prepayment of any Eurodollar Rate Loan (other than as the result of a conversion required under Section 3.02), on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any request for a Borrowing, Borrower shall pay to the appropriate Lender a prepayment fee or failure to borrow fee, as the case may be, calculated as follows (and determined as though 100% of the Eurodollar Rate Loan had been funded in the Designated Market):
(a)    principal amount of the Eurodollar Rate Loan, times the number of days between the date of prepayment or failure to borrow and the last day in the applicable Interest Period, divided by 360, times the applicable Interest Differential; plus
(b)    all actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Lender (excluding allocations of any expense internal to that Lender) and reasonably attributable to such payment, prepayment or failure to borrow;

provided that no prepayment fee or failure to borrow fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not a positive number. Each Lender’s determination of the amount of any prepayment fee or failure to borrow fee payable under this Section 3.05 shall be based upon the Administrative Agent’s determination of the applicable Interest Differential but shall otherwise be conclusive in the absence of manifest error.
3.06    Increased Capital Requirements. If any Lender shall have determined that the introduction after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy or liquidity, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by that Lender (or its Lending Office for Eurodollar Rate Loans) or any corporation controlling that Lender, with any request, guidelines or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by that Lender or any corporation controlling that Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its obligations under this Agreement, then, upon demand of such Lender, Borrower shall immediately pay to that Lender, from time to time as specified by that Lender, additional amounts sufficient to compensate that Lender for such increase.
3.07    Replacement of Lenders. If any Lender requests compensation under Section 3.04 or 3.06, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender does not consent to a requested waiver or amendment that requires the approval of all of the Lenders or all affected Lenders and which is consented to by the Required Lenders, or if any Lender shall at any time be a Defaulting Lender, or if any Lender shall at any time be a Non-Extending Lender, Borrower may replace such Lender in accordance with Section 12.13.
3.08    Survival. All of Borrower’s obligations under Sections 3.02, 3.03, 3.04, 3.05 and 3.06 shall survive for one year following the date on which all Obligations hereunder are fully paid; provided, however, that such obligations shall not, from and after the date on which all Loans hereunder are fully paid, be deemed secured Obligations for any purpose under the Loan Documents.
ARTICLE IV
EFFECTIVENESS; CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Effectiveness; Conditions of Initial Credit Extension. The effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit

Extension hereunder and for the Autoborrow Lender to make its initial Autoborrow Loans under the Autoborrow Agreement are subject to the satisfaction of the following conditions precedent:
(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or copies unless otherwise specified (including where only evidence is required), each properly executed (as applicable) by a Senior Officer of the Tribe, Borrower or other signing Loan Party, as the case may be and each other party thereto, each dated the Effective Date or such other date as the Administrative Agent may agree in its discretion (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent (except as otherwise specified):
(i)    executed counterparts of this Agreement sufficient in such number as the Administrative Agent may reasonably request;
(ii)    executed counterparts of the Security Agreement and Pledge Agreement executed by the applicable Loan Parties sufficient in such number as the Administrative Agent may reasonably request, together with:
(A)    certificates representing the Pledged Securities referred to in the Pledge Agreement accompanied by undated stock powers executed in blank, to the extent such Pledged Securities are certificated, and any promissory notes or other instruments evidencing the Collateral (as defined in any Security Agreement) indorsed in blank;
(B)    copies of financing statements that the Administrative Agent reasonably may deem necessary or desirable in order to perfect the Liens created under the Pledge Agreement and the Security Agreement, covering the Collateral described in the Pledge Agreement and the Security Agreement; and
(C)    evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may reasonably request in order to perfect the Liens created thereby;
(iii)    executed counterparts of the Guaranty executed by the applicable Loan Parties sufficient in such number as the Administrative Agent may reasonably request;
(iv)    executed counterparts of Deposit Account Agreements with respect to the Operating Accounts of Borrower and each Restricted Subsidiary (other than the WNBA Subsidiary);

(v)    a Revolving Note executed by Borrower in favor of each Lender requesting a Revolving Note, each in a principal amount equal to that Lender’s Revolving Commitment;
(vi)    a Term A Loan Note executed by Borrower in favor of each Lender requesting a Term A Loan Note, each in a principal amount equal to that Lender’s Term A Loans on the Effective Date;
(vii)    a Term B Loan Note executed by Borrower in favor of each Lender requesting a Term B Loan Note, each in a principal amount equal to that Lender’s Term B Loans on the Effective Date;
(viii)    an initial Loan Notice executed by Borrower;
(ix)    executed counterparts of the Leasehold Mortgage shall have been delivered by Borrower to the Administrative Agent in form and substance satisfactory to the Administrative Agent and in a form suitable for recordation with the Land Title and Records Office of the Bureau of Indian Affairs and with the Town of Montville, Connecticut, and the Title Company shall have issued its written commitment to issue a policy of title insurance to the Administrative Agent upon recordation of the Leasehold Mortgage in form and substance satisfactory to the Administrative Agent insuring the priority and perfection of the Leasehold Mortgage in an amount, together with the amounts of the policies referred to in clause (x) below, of not less than $955,000,000;
(x)    executed counterparts of the Pocono Downs Mortgages shall have been delivered by the applicable Pocono Downs Subsidiaries to the Administrative Agent, each in form and substance satisfactory to the Administrative Agent and each in a form suitable for recordation with the official records of the applicable county, and the Title Company shall have issued its written commitment to issue policies of title insurance to the Administrative Agent each in a form and substance satisfactory to the Administrative Agent and insuring the priority and perfection of each Pocono Downs Mortgage in an amount, together with the amounts of the policies referred to in clause (ix) above, of not less than $955,000,000;
(xi)    executed counterparts of the Mohegan Golf Mortgage shall have been delivered by Mohegan Golf to the Administrative Agent in form and substance satisfactory to the Administrative Agent and in form suitable for recordation with the Towns of Franklin and Sprague, Connecticut;
(xii)    executed counterparts of the Fee Letter;

(xiii)    such documentation as the Administrative Agent may reasonably require to confirm the existence of the Tribe as a federally recognized Indian Tribe, the formation, valid existence and good standing of Borrower and each other Loan Party, each Loan Party’s and the Tribe’s authority to execute, deliver and perform any Loan Document, and the identity, authority and capacity of each Senior Officer authorized to act on their behalf, including, without limitation, certified copies of the Constitution, the Gaming Ordinance, the Gaming Authority Ordinance and each Guarantor’s charter and bylaws, and amendments thereto, certified resolutions, incumbency certificates, certificates of Senior Officers, and the like;
(xiv)    the favorable written legal opinions of Wachtell, Lipton, Rosen & Katz, special counsel to Borrower, Rome McGuigan, P.C., special Connecticut counsel to Borrower, Faegre Baker Daniels LLP, special Indian law counsel to Borrower, and Rosenn, Jenkins & Greenwald LLP, special Pennsylvania counsel to Borrower, in each case, addressed to the Administrative Agent and each Lender, and such other opinions of counsel concerning the Tribe, Borrower the other Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;
(xv)    a certificate of a Senior Officer or Secretary of the Tribe and each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Tribe or such Loan Party and the validity against the Tribe or such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(xvi)    a certificate signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;
(xvii)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with an executed lenders loss payable endorsement or additional insured endorsement, as applicable, with respect thereto;
(xviii)    a certificate signed by a Senior Officer or Secretary of the Tribe and Borrower attaching true, correct and complete copies of each of the Material Documents (including, in each case, any amendments or modifications of the terms thereof entered into as of the Effective Date);
(xix)    evidence that Borrower shall have (A) completed, or shall substantially simultaneously complete, the repurchase of all notes issued under the Existing Second Lien Indenture that were accepted for payment in Borrower’s tender offer for such notes pursuant to Borrower’s Offer to Purchase, dated November 4, 2013 (the “Tender Offer”), (B) given, or substantially simultaneously shall give, irrevocable notice of redemption to the Stub Second Lien Notes Trustee and the Existing Second Lien Notes Trustee with respect to all existing notes outstanding under the Stub Second Lien Indenture and any notes outstanding under the Existing Second Lien Indenture that were not repurchased in the Tender Offer and (C) completed, or shall substantially simultaneously complete, the satisfaction and discharge of each of the Stub Second Lien Indenture and the Existing Second Lien Indenture (unless all notes outstanding thereunder were repurchased in the Tender Offer);
(xx)    evidence that all Liens securing obligations under the Stub Second Lien Indenture and the Existing Second Lien Indenture have been, or concurrently with or promptly following the Effective Date are being, released;
(xxi)    evidence that the FLFO Loan Agreement and the FLSO Loan Agreement have been, or concurrently with the Effective Date are being, terminated and all Liens securing obligations under the FLFO Loan Agreement or the FLSO Loan Agreement have been, or concurrently with the Effective Date are being, released;
(xxii)    a “declination” letter from the Office of General Counsel of the Commission in form and substance reasonably satisfactory to the Administrative Agent to the effect that the most recent drafts submitted for review of the Loan Documents are not “management contracts” or “management agreements” within the meaning of IGRA and related regulations and confirming that no approval from the Commission is required with respect to the most recent drafts submitted for review of the Loan Documents and that the Loan Documents do not violate IGRA’s sole proprietary interest requirement; and
(xxiii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.
(b)    [Intentionally omitted];
(c)    [Intentionally omitted];
(d)    The Administrative Agent shall have received evidence reasonably satisfactory to it that the Obligations have been duly designated as and constitute “Designated Senior Indebtedness” (or a similar designation) in respect of all Subordinated Obligations of the Loan Parties (including Indebtedness under each Senior Subordinated Indenture), including, as applicable, pursuant to applicable Tribal Council resolutions.

(e)    Receipt by the Administrative Agent of debt ratings for the Loans from S&P and Moody’s Investor Services, Inc.
(f)    Any fees required to be paid on or before the Effective Date shall have been paid.
Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
4.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
(a)    The representations and warranties of the Tribe and each Loan Party which are contained in Articles V and VI, any other Loan Document or any document furnished at any time under or in connection herewith or therewith shall be true and correct in all material respects, on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that, after the Effective Date, for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01; provided that, in any case, if a representation or warranty contains a materiality or Material Adverse Effect qualification, the applicable materiality qualifier in this Section 4.02(a) shall be disregarded for purposes of such representation or warranty.
(b)    No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)    The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in

Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE TRIBE
In order to induce the Creditors to enter into this Agreement, the Tribe represents and warrants to the Creditors that, as of the Effective Date (but not as of any date subsequent thereto):
5.01    Existence and Qualification; Power; Compliance With Laws. The Tribe is federally recognized as an Indian Tribe pursuant to a determination of the Assistant Secretary - Indian Affairs, dated March 7, 1994, published in the Federal Register on March 15, 1994, as amended by a correction dated July 1, 1994, published in the Federal Register on July 20, 1994, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Code. As of the Effective Date, the Tribe is a non-taxable entity for purposes of federal income taxation under the Code. The Tribe has all requisite power and authority to execute and deliver each Loan Document to which it is a party and to perform its respective Obligations. The Tribe is in material compliance with the terms of the Compact, the Gaming Authority Ordinance, the Gaming Ordinance and with all Laws and other legal requirements applicable to its existence and business (including, without limitation, IGRA and all Gaming Laws). The Tribe has obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of its business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect. This Agreement and the other Loan Documents to which Borrower is a party are each “Contracts of The Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution.
5.02    Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by the Tribe of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:
(a)    require any consent or approval not heretofore obtained of any enrolled tribal member, Tribal Council member, Management Board member, security holder or creditor;
(b)    violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe or of Borrower;

(c)    result in or require the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;
(d)    violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe in any material respect;
(e)    constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of the United States, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction, or any similar Law;
(f)    result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe is a party or by which the Tribe or any of its Property is bound or affected; or
(g)    require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Effective Date;
and the Tribe is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any mortgage, indenture, loan or credit agreement described in Section 5.02(f) in any respect that constitutes a Material Adverse Effect.
5.03    No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by the Tribe of the Loan Documents to which it is a party, other than such as have been obtained on or prior to the Effective Date.
5.04    The Nature of Borrower. All activities of the Tribe constituting or relating to the ownership and operation of gaming facilities (including all class II and class III gaming activities within the meaning of IGRA) at Mohegan Sun and all activities of the Tribe constituting or relating to the ownership of hotel, restaurant, entertainment and resort facilities included within Mohegan Sun are conducted and owned by Borrower or a Restricted Subsidiary pursuant to the authority granted to Borrower in the Gaming Authority Ordinance, other than the basketball operations carried on by, and the related assets owned by, the WNBA Subsidiary.

5.05    No Management Contract. Neither this Agreement nor the other Loan Documents, taken individually or as a whole, constitute “management contracts” or “management agreements” within the meaning of Section 12 of IGRA and related regulations, or deprive the Tribe and Borrower of the sole proprietary interest and responsibility of the conduct of gaming activity at Mohegan Sun.
5.06    [Intentionally Omitted.].
5.07    Real Property. As of the Effective Date, Schedule 5.07 sets forth a summary description of all real property owned by the Tribe which is Authority Property, including all of the land underlying Mohegan Sun, and of all real property leasehold estates held by Borrower from the Tribe, which summary is accurate and complete in all material respects. Except as set forth in Schedule 5.07, the leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and the Tribe is not in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto as of the Effective Date copies of which have not been furnished to the Administrative Agent.
5.08    [Intentionally Omitted.].
5.09    Binding Obligations. The Loan Documents to which the Tribe is a party have been executed and delivered by the Tribe, and constitute the legal, valid and binding obligations of the Tribe, enforceable against the Tribe in accordance with their terms. The provisions of Section 12.15 are specifically enforceable against the Tribe, Borrower and its Restricted Subsidiaries. The waivers of sovereign immunity by the Tribe contained in the Loan Documents are legal, valid, binding and irrevocable.
5.10    No Default. No event has occurred and is continuing that is a Default or an Event of Default.
5.11    Disclosure. No written statement made by or on behalf of the Tribe to the Administrative Agent or any Lender in connection with this Agreement, or in connection with any Loan or Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made (including all other information disclosed by the Tribe, Borrower or their respective Subsidiaries theretofore). There is no fact known to the Tribe (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower and its Restricted Subsidiaries) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

5.12    Gaming Laws. The Tribe is in material compliance with all applicable Gaming Laws.
5.13    [Intentionally Omitted.].
5.14    Arbitration. To the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.
5.15    Recourse Obligations. Under current Law, no obligation of the Tribe of any type or nature may be recourse to Borrower unless and to the extent that Borrower has become an express obligor with respect thereto, and the Tribe has no authority, independent of Borrower, to incur any obligation on behalf of Borrower, to bind any Authority Property, or to grant Liens upon any Authority Property.
5.16    No Pending Referendum. No Tribal law permits any tribal member to challenge by referendum or initiative any action of the Tribal Council authorizing and approving the execution and delivery of any Loan Document or the application of the proceeds of the Loans and Letters of Credit (“Referendum Action”). No Referendum Action is, to the Tribe’s knowledge, threatened or pending which would reduce the obligations of the Tribe or Borrower under the Loan Documents or impair the enforceability of the Loan Documents or the rights of the Administrative Agent and the Lenders thereunder or cause a Material Adverse Effect.
5.17    Allocation Plan. Subject to the making of the Priority Distributions, all revenues of Borrower and its Restricted Subsidiaries are available to make payments required under the Loan Documents and such required payments under the Loan Documents are required to be paid as and when due prior to any applicable allocation of such revenues under the Allocation Plan or other applicable law.
5.18    Indian Lands. The lands on which the Mohegan Sun gaming operations of the Tribe and Borrower are conducted are “Indian lands” as defined in the IGRA and Borrower has the right to conduct class II and class III gaming on such lands under (x) the IGRA, (y) with respect to class III gaming, the Compact, and (z) applicable law.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BORROWER
Borrower represents and warrants to the Administrative Agent and the Lenders that:
6.01    Existence, Qualification and Power. Borrower is an unincorporated governmental instrumentality of the Tribe. As of the Effective Date, each of Borrower and its Restricted Subsidiaries is a non-taxable entity for purposes of federal income taxation under the Code and the gaming and other revenues of Borrower and its Restricted Subsidiaries are exempt from federal income taxation. To the extent required by Law, Borrower and its Restricted Subsidiaries are qualified to do business and are in good standing under the laws of each jurisdiction in which they are required to be qualified by reason of the location or the conduct of their business, except where failure to so qualify would not have a Material Adverse Effect. Borrower and its Restricted Subsidiaries each have all requisite power and authority to conduct their respective businesses, to own and lease their respective Properties, to execute and deliver each Loan Document to which they are a party and to perform their respective Obligations. As of the Effective Date, the chief executive offices of Borrower are located in Uncasville, Connecticut at the address for notices set forth on the signature pages hereto. Borrower and its Restricted Subsidiaries are in material compliance with the terms of the Compact, the Gaming Ordinance, the Gaming Authority Ordinance and with all Laws and other legal requirements applicable to their existence and business (including, without limitation, IGRA and all Gaming Laws), have obtained all authorizations, consents, approvals, orders, licenses and permits from, and have accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Authority that are necessary for the transaction of their business, except, in each case, where the failure so to comply, to obtain such authority, consents, approvals, orders, licenses and permits, or to file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.
6.02    Authorization; No Contravention. The execution, delivery and performance by Borrower and their Restricted Subsidiaries of the Loan Documents have been duly authorized by all necessary Tribal Council, Management Board and other action, and do not:
(a)    require any consent or approval not heretofore obtained of any enrolled tribal member or Tribal Council member, Management Board member, security holder or creditor;
(b)    violate or conflict with any provision of the Constitution, charter, bylaws or other governing documents of the Tribe, Borrower or its Restricted Subsidiaries;

(c)    result in or require the creation or imposition of any Lien (other than pursuant to the Collateral Documents) upon or with respect to any Authority Property now owned or leased or hereafter acquired;
(d)    violate any Law or Requirement of Law, including any Gaming Law, applicable to the Tribe, Borrower or its Restricted Subsidiaries;
(e)    constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of the United States, as amended, or constitute a “fraudulent conveyance,” “fraudulent obligation” or “fraudulent transfer” within the meanings of the Uniform Fraudulent Conveyances Act or Uniform Fraudulent Transfer Act, as enacted in any applicable jurisdiction, or any similar Law;
(f)    result in a material breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a material breach of or default under, or cause or permit the acceleration of any obligation owed under, any mortgage, indenture or loan or credit agreement or any other Contractual Obligation to which the Tribe, Borrower or any of its Restricted Subsidiaries is a party or by which the Tribe, Borrower, its Restricted Subsidiaries or any of their Property is bound or affected; or
(g)    require any consent or approval of any Governmental Authority, or any notice to, registration or qualification with any Governmental Authority, not heretofore obtained or obtained concurrently with the Effective Date;
and Borrower and its Restricted Subsidiaries are not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any mortgage, indenture, loan or credit agreement described in Section 6.02(f), in any respect that constitutes a Material Adverse Effect.
6.03    Governmental Authorization; Other Consents. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Authority is required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower and its Restricted Subsidiaries of the Loan Documents to which they are parties, other than such as have been obtained on or prior to the Effective Date.
6.04    Binding Effect. The Loan Documents to which Borrower and its Restricted Subsidiaries are party have been executed and delivered by Borrower and its Restricted Subsidiaries, as applicable. The Loan Documents executed by Borrower and its Restricted Subsidiaries constitute the legal, valid and binding obligations of Borrower and its Restricted Subsidiaries, as applicable, enforceable against Borrower and its Restricted Subsidiaries, as applicable, in accordance with their terms. The waivers of sovereign immunity by the Authority and its Restricted Subsidiaries contained in the Loan Documents are legal, valid, binding and irrevocable.
6.05    Financial Statements; No Material Adverse Effect; No Internal Control Event.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness whether or not Borrower is described as obligor with respect thereto.
(b)    The consolidated balance sheets of Borrower and its consolidated subsidiaries dated December 31, 2012, March 31, 2013 and June 30, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrower and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
(c)    As of the Effective Date, Borrower and its Restricted Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements described in Section 6.05(b) or the notes to the financial statements described in Section 6.05(a). Each financial statement of Borrower which is hereafter delivered in accordance with Section 8.01 includes as liabilities of Borrower, all then existing Indebtedness, whether or not Borrower is described as obligor with respect thereto. No Property which is not Authority Property is described as an asset of Borrower or any of its Restricted Subsidiaries on any balance sheet or other financial statement of Borrower provided to the Administrative Agent or the Lenders.
(d)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. As of the date of each Borrowing made and each Letter of Credit issued subsequent to the Effective Date, no event or circumstance has occurred since the date of the Audited Financial Statements that constitutes a Material Adverse Effect.
(e)    To the knowledge of each Senior Officer of Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or could reasonably be expected to result in a misstatement, in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of Borrower and its Restricted Subsidiaries on a consolidated basis.
6.06    Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance and with respect to which the insurance carrier has not denied coverage, nor issued any denial of claim, nor any other statement that the claim is in excess of coverage, (b) any matter, or series of related matters, not fully covered by insurance (subject to applicable deductibles and retentions) involving a claim against Borrower or its Restricted Subsidiaries which is not reasonably likely to be adversely determined or, if adversely determined, would not reasonably be expected to result in a Material Adverse Effect, and (c) as of the Effective Date, matters set forth in Schedule 6.06, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Restricted Subsidiaries has been served or have received notice or, to the knowledge of each Senior Officer of Borrower, threatened against or affecting Borrower, its Restricted Subsidiaries or any of their Property before any Governmental Authority. There is no reasonable basis to believe that any of the matters described on Schedule 6.06 may result in or constitute a Material Adverse Effect.
6.07    No Default. No event has occurred and is continuing that is a Default or an Event of Default.
6.08    Ownership of Property; Liens. As of the Effective Date, Borrower and its Restricted Subsidiaries have good and valid title to all the Authority Property reflected in the financial statements described in Section 6.05 other than immaterial items of Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than Liens permitted by Section 9.01 and Permitted Rights of Others, provided that title to the real property comprising a portion of Mohegan Sun is held by the United States in trust on behalf of the Tribe. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of Borrower.
6.09    Environmental Compliance. Except as described in Schedule 6.09, neither Borrower nor any of its Restricted Subsidiaries nor, to the knowledge of each Senior Officer of

Borrower or any of its Restricted Subsidiaries, any predecessor in title or any third person at any time occupying or present on the Real Property at any time has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under such real property in any manner that violates any Hazardous Materials Law except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in Schedule 6.09, no condition exists that violates any Hazardous Material Law affecting the Real Property except for such violations that would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in Schedule 6.09, the Real Property and each portion thereof is not and has not been utilized by Borrower or any of its Subsidiaries as a site for the manufacture of any Hazardous Materials, except as may not reasonably be expected to result in any material liability to Borrower and its Subsidiaries. As of the Effective Date, the Real Property is in compliance with all Hazardous Materials Law, except as may not reasonably be expected to result in any material liability to Borrower and its Subsidiaries. As of each date following the Effective Date, the Real Property is in compliance with all Hazardous Materials Laws, except to the extent that any non-compliance could not reasonably be expected to have a Material Adverse Effect. Except as described in Schedule 6.09, to the extent that any Hazardous Materials have been, or are, used, generated or stored by Borrower or any of its Restricted Subsidiaries on any Real Property, or transported to or from such Real Property by Borrower or any of its Restricted Subsidiaries, such use, generation, storage and transportation have been and are in compliance with all Hazardous Materials Laws except to the extent that any such non-compliance could not reasonably be expected to have a Material Adverse Effect
6.10    Insurance. The properties of Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Restricted Subsidiary operates.
6.11    Taxes. Borrower and its Restricted Subsidiaries have filed all federal, state and other material tax returns which are required to be filed, and have paid, or made provision for the payment of, all Taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or a Restricted Subsidiary, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.
6.12    ERISA Compliance. As of the Effective Date neither Borrower nor any ERISA Affiliate maintains, contributes to or is required to contribute to any “employee pension benefit plan” that is subject to Title IV of ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, Borrower and each ERISA Affiliate are in compliance with the applicable provisions of ERISA and the Code, have not incurred any material liability to the PBGC or any Plan and no Reportable Event or transaction prohibited by Section 4975 of the Code or Section 406 of ERISA has occurred.
6.13    Subsidiaries; Equity Interests. As of the Effective Date, Schedule 6.13 correctly sets forth the names, form of legal entity, number of shares of capital stock or other Equity Interests issued and outstanding, and the record owner thereof and jurisdictions of organization of all Subsidiaries of Borrower and designates which Subsidiaries are Unrestricted Subsidiaries. As of the Effective Date, all of the outstanding shares of capital stock or other Equity Interests, as the case may be, of each Restricted Subsidiary are owned directly or indirectly by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock or other Equity Interests of any such Restricted Subsidiary, and all such shares or other Equity Interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Liens permitted under Section 9.01.
6.14    Margin Regulations; Investment Company Act.
(a)    No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any “margin stock” (as such term is defined in Regulations T, U and X of the FRB) in violation of Regulations T, U and X. Borrower and its Subsidiaries are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any such “margin stock.”
(b)    Neither Borrower, any Person Controlling Borrower, the Tribe nor any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15    Disclosure. No written statement made by or on behalf of Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated by this Agreement, or in connection with any Loan, Letter of Credit or other Loan Document, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made (including all other information disclosed by the Tribe, Borrower or their respective Subsidiaries theretofore). There is no fact known to Borrower or its Restricted Subsidiaries (other than matters of a general economic nature or matters generally applicable to businesses of the types engaged in by Borrower and its Restricted Subsidiaries) which would constitute a Material Adverse Effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

6.16    Compliance with Laws.
(a)    As of the Effective Date, Borrower and its Restricted Subsidiaries are in material compliance with all applicable Gaming Laws.
(b)    As of each date following the Effective Date, Borrower and its Restricted Subsidiaries are in compliance with all applicable Gaming Laws, except for any failure to be in compliance that could not reasonably be expected to have a Material Adverse Effect.
6.17    Taxpayer Identification Number. Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 12.02.
6.18    Intangible Assets. Borrower and its Restricted Subsidiaries own, or possess the right to use to the extent necessary in their business, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of the business of Borrower and its Restricted Subsidiaries as now operated and which are material to the condition (financial or otherwise), business or operations of Borrower and its Restricted Subsidiaries, and no such Intangible Asset conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.
6.19    [Intentionally Omitted.].
6.20    Designated Senior Indebtedness. The Obligations have been duly designated as and constitute “Designated Senior Indebtedness” (or a similar designation) in respect of all Subordinated Obligations of the Loan Parties (including Indebtedness under each Senior Subordinated Indenture).
6.21    Real Property and Authority Property. As of the Effective Date, Schedule 5.07 sets forth a summary description of all real property leasehold estates held by Borrower from the Tribe (including the Real Property underlying Mohegan Sun), which summary is accurate and complete in all material respects. Schedule 6.21A sets forth a summary description of all real property owned by the Pocono Downs Subsidiaries, and Schedule 6.21B sets forth a summary description of all real property owned by Mohegan Golf, LLC. Except as set forth in Schedule 5.07, the leases creating such real property leasehold estates are in full force and effect and create a valid leasehold estate on the terms of such lease, and neither Borrower nor the Tribe is in default or breach of any material provision thereof. The copies of such real property leases heretofore furnished to the Administrative Agent are true copies and there are no amendments thereto existing as of the Effective Date copies of which have not been furnished to the

Administrative Agent. The Authority Property includes all real, mixed and personal property which is operationally integral to the on-reservation gaming activities of Borrower.
6.22    Projections. As of the Effective Date, to the knowledge of each Senior Officer of Borrower, the assumptions upon which the Projections are based are reasonable and consistent with each other and with all facts known to Borrower and no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation, warranty or covenant that the Projections in fact will be achieved.
6.23    Employee Matters. There is no strike or work stoppage in existence or, to Borrower’s knowledge, threatened involving Borrower or any of its Restricted Subsidiaries that would constitute a Material Adverse Effect.
6.24    Security Interests. The Liens created by the Security Agreement in favor of the Administrative Agent for the benefit of the Creditors are perfected to the fullest extent that the same may be perfected by the filing of financing statements under the applicable state versions of the Uniform Commercial Code and the UCC Ordinance, to the extent applicable, or other applicable state Uniform Commercial Code with respect to each of the other Restricted Subsidiaries executing the Security Agreement. Upon recordation with the Land Title and Records Office of the Bureau of Indian Affairs and with the town of Montville, Connecticut, the Leasehold Mortgage creates a valid and perfected Lien in favor of the Administrative Agent for the benefit of the Creditors in the collateral described therein securing the Obligations. The Pocono Downs Mortgages create a valid and perfected Lien in favor of the Administrative Agent for the benefit of the Creditors in the collateral described therein securing the Obligations of the applicable Pocono Downs Subsidiaries. The Mohegan Golf Mortgage creates a valid and perfected Lien in favor of the Administrative Agent for the benefit of the Creditors in the collateral described therein securing the Obligations of Mohegan Golf, LLC. The Pledge Agreement creates a valid Lien in favor of the Administrative Agent for the benefit of the Creditors in the pledged collateral described therein and all action necessary to perfect the Liens so created shall have been taken and completed. The Deposit Account Agreements are effective to perfect the Lien in favor of the Administrative Agent for the benefit of the Creditors in the Operating Accounts securing the Obligations. Each of the Liens described in this Section are of first priority, subject only to Liens permitted under Section 9.01 and matters described in Schedule 9.01. Each of the other Collateral Documents creates a valid Lien in favor of the Administrative Agent for the benefit of the Creditors on the collateral described therein, securing the Obligations.
6.25    Arbitration. To the extent that any dispute among the parties to the Loan Documents is initiated in or referred to the Tribal Court, (i) such court lacks discretion to refuse to compel arbitration among the parties to the dispute, and (ii) such court is obligated to honor and enforce any award by the arbitrator, without review of any nature by such court.
6.26    Deposit Accounts. Borrower and its Restricted Subsidiaries do not maintain any Operating Account which is not listed on Schedule 6.26 or the existence of which has not been disclosed to the Administrative Agent and the Lenders in writing (it being understood that the foregoing shall not be deemed to restrict the ability of the Borrower to open or close Operating Accounts, subject to compliance with applicable provisions of the Loan Documents).
6.27    Tax Shelter Regulations. Borrower does not intend to treat the Loan and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).
6.28    No Licensure Required. No party to this Agreement is required to register with, give notice to any Person or receive any permit or license from any Gaming Board or other Governmental Authority by reason of any Laws of the Tribe or Gaming Laws in connection with its entering into any Loan Document, receipt of any Note, performance or observance of any obligation of such party under any Loan Document, in each case except as such registration has been obtained, such notice has been given or such permit or license has been received on or prior to the Effective Date.
6.29    Foreign Assets Control, Etc.
(a)    No Loan Party (i) is, or is controlled by, a Designated Person; (ii) has received funds or other property from a Designated Person; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. No Loan Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. Each Loan Party is in compliance, in all material respects, with the Act. Each Loan Party has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirements that (i) no Person who owns any direct or indirect interest in any Loan Party is a Designated Person and, (ii) funds invested directly or indirectly in any Loan Party are derived from legal sources.
(b)    No portion of the proceeds of any Loan or other Credit Extension made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable Laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE VII
COVENANTS OF THE TRIBE
So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 3.06, 12.04 and 12.05), or any Letter of Credit shall remain outstanding, the Tribe shall:
7.01    Continual Operation of Mohegan Sun. Cause Borrower to continuously operate Mohegan Sun and refrain from conducting any gaming activities on the Tribe’s reservation near Uncasville, Connecticut (including without limitation all class II and class III gaming activities (as defined in IGRA)) through any Person, agency or instrumentality other than Borrower.
7.02    Remittance of Debt Service. Cause Borrower, promptly and in any event within two Business Days following demand by the Administrative Agent (with such demand to be made only following the date upon which any such payment is due hereunder and has not been made by Borrower), to remit to the Administrative Agent all payments of principal, interest, fees and other amounts due and owing to the Creditors under the Loan Documents prior to the making of any Distributions pursuant to Section 9.06(f).
7.03    Sovereign Immunity; Jurisdiction and Venue. Refrain from asserting that the provisions of this Article and Sections 12.14, 12.15, 12.17 and 12.18 are not valid, binding and legally enforceable against the Tribe, Borrower and its Restricted Subsidiaries, as applicable, and reaffirm in writing upon request the valid, binding and enforceable nature of the provisions of this Article and Sections 12.14, 12.15, 12.17 and 12.18.
7.04    The Lease and the Landlord Consent. Continuously abide by the terms of the Lease and the Landlord Consent in all material respects.
7.05    Preservation of Existence; Operation.
(a)    Do all things necessary to maintain the existence of the Tribe as a federally recognized Indian Tribe under 25 C.F.R. Part 83 and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Code; and
(b)    Continuously maintain the existence of Borrower as a governmental instrumentality of the Tribe.
7.06    Ownership of Mohegan Sun. Not form or acquire any corporation or other business entity for the purpose of directly or indirectly owning Mohegan Sun or any interest therein other than Borrower, provided that (a) Borrower shall be entitled to form one or more wholly-owned Restricted Subsidiaries for the purpose of owning or operating Authority Property associated with Mohegan Sun to the extent that concurrently with their formation the provisions of Section 8.15 are satisfied and (b) for the avoidance of doubt, nothing contained in this Section 7.06 shall prohibit the consummation of any Permitted Disposition described in clause (ii) or (iii) of the definition of “Permitted Dispositions”.
7.07    Prohibited Transactions. Not knowingly accept any Distribution or other payment from Borrower or its Restricted Subsidiaries the making of which is prohibited hereunder (the Tribe hereby agreeing that any such payment or Distribution, whether knowingly or unknowingly accepted, will be held by the Tribe in trust for the benefit of the Administrative Agent and the Lenders, and shall be paid forthwith over and delivered, upon the request of the Administrative Agent or Borrower, to Borrower), or enter into any transaction with Borrower or any of its Restricted Subsidiaries which is prohibited by Section 9.08.
7.08    Amendments to Certain Documents. Not, and cause Borrower not to, terminate, amend, modify or waive any term or provision of any Material Document, or waive any rights thereunder, in each case, in any respect which is materially adverse to the interests of the Administrative Agent or the Lenders, provided that the UCC Ordinance provides and shall provide that any amendment to the Uniform Commercial Code as enacted from time to time by Connecticut shall be automatically incorporated in the Tribe’s Uniform Commercial Code.
7.09    Impairment of Contracts; Imposition of Governmental Charges.
(a)    Not adopt, enact, promulgate, amend or otherwise place into effect any tribal Law which impairs or interferes, or could impair or interfere, in any manner, with any right or remedy of the Creditors, the Obligations of the Tribe or the Loan Parties under this Agreement or the other Loan Documents; and
(b)    Not demand, impose or receive any tax, charge, assessment, fee or other imposition (except as specifically contemplated by Section 9.06 or 9.08) or impose any regulatory or licensing requirement, against Borrower, its Restricted Subsidiaries or their customers or guests, their operations or Authority Property (including, without limitation, Mohegan Sun or Pocono Downs), the Creditors, the employees, officers, directors, patrons or vendors of Borrower and its Restricted Subsidiaries, other than (i) as provided in the Gaming Ordinance, (ii) charges upon Borrower and the Restricted Subsidiaries to pay the actual and reasonable regulatory expenditures of the Mohegan Tribal Gaming Commission under the Gaming Ordinance, (iii) fees imposed on Borrower and its Restricted Subsidiaries by the Commission under IGRA, (iv) the actual costs to the Tribe of services provided to Borrower under the Town Agreement, and (v) sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other taxes imposed by the Tribe at rates which are not more onerous than corresponding or similar taxes which may be imposed by the State of Connecticut or local governments in the surrounding area, provided that the Tribe shall not impose any taxes which are the functional equivalent of property taxes, gross receipts or gross revenues taxes, business franchise taxes or income taxes upon Borrower and its Restricted Subsidiaries, and any such taxes shall (x) be of general application to all similarly situated persons, (y) not be duplicative of payments made by Borrower and its Restricted Subsidiaries for services provided by the Tribe to Borrower and its Restricted Subsidiaries and permitted under Section 9.06(b), and (z) be rationally related to the overall tax policy of the Tribe.
7.10    Segregation of Authority Property.
(a)    Segregate all Authority Property, including all funds and bank accounts, from the Property of the Tribe; and
(b)    Not commingle any Authority Property (including any funds or bank accounts) with any other Property of the Tribe or its Affiliates which is not Authority Property.
7.11    Trust Property. Not convey into trust with the federal government of the United States of America, to be held for the benefit of the Tribe or any of its Affiliates, any Authority Property other than interests in real property and improvements thereon associated with Mohegan Sun in the vicinity of Uncasville, Connecticut.
7.12    Liens on Authority Property. Not create, incur, assume or suffer to exist any Lien or other encumbrance upon Authority Property which is not permitted by Section 9.01.
7.13    Bankruptcy Matters; Etc.
(a)    Not enact any bankruptcy or similar law for the relief of debtors that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Creditors provided for in the Loan Documents;
(b)    Not, nor permit Borrower, its Restricted Subsidiaries or any of the Tribe’s representatives, political subunits, agencies, instrumentalities or councils to, exercise any power of eminent domain over Mohegan Sun. Except as required by state or federal Law, the Tribe will not enact any statute, law, ordinance or rule that would have a material adverse effect upon the rights of the Creditors under the Loan Documents; and

(c)    The Tribe agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of or with respect to Borrower and its Restricted Subsidiaries, the Creditors shall be entitled to receive payment in full of all Obligations before any payment or distribution is made to the Tribe.
7.14    Impairment of Contracts. The Tribe agrees that any action taken in violation of Sections 7.08, 7.09 or 7.13 shall be deemed in contravention of Article XIV (entitled “Non-Impairment of Contracts”) of the Constitution.
ARTICLE VIII
AFFIRMATIVE COVENANTS OF BORROWER
So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 3.06, 12.04 and 12.05), or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 8.01, 8.02, and 8.03) cause each of its Restricted Subsidiaries to:
8.01    Financial Statements. Deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender, in reasonable form and detail:
(a)    as soon as available, but in any event within 90 days after the end of each Fiscal Year (commencing with the Fiscal Year ending September 30, 2013), an audited consolidated balance sheet of Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) as at the end of such Fiscal Year, and the related audited consolidated statements of income or operations, retained earnings, and cash flows for such Fiscal Year, all in reasonable detail and prepared in accordance with GAAP and in a manner that would be in accordance with Regulation S-X under the Securities Laws if Borrower’s financial statements were subject thereto, such consolidated statements to be audited and accompanied by (i) a report and opinion of any of PricewaterhouseCoopers LLP, Ernst & Young LLP, Deloitte & Touche LLP or KPMG LLP (so long as such Person is a Registered Public Accounting Firm) as selected by Borrower, which report and opinion shall be prepared based on an audit conducted in accordance with GAAP as at such date, and which opinion shall be an unqualified opinion without additional explanatory or non-standard wording which the Required Lenders determine is unacceptable and with no limitation as to the scope of their audit and (ii) appropriate breakouts of the financial position and results of operations of Unrestricted Subsidiaries and other Persons whose assets or results of operations are included in such financial statements but are not Authority Property.

(b)    as soon as available, but in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (commencing with the Fiscal Quarter ending December 31, 2013), other than the fourth Fiscal Quarter of each Fiscal Year, a consolidated balance sheet of Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, all in reasonable detail, such consolidated statements to be certified by a Senior Officer of Borrower as fairly presenting the financial condition, results of operations and changes in financial position or cash flows of Borrower and its Restricted Subsidiaries in accordance with GAAP (other than any requirement for footnote disclosures) consistently applied and in a manner that would be in accordance with Regulation S-X under the Securities Laws if Borrower’s financial statements were subject thereto, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments, together with breakouts of the financial position and results of operations of Unrestricted Subsidiaries or other Persons whose assets or results of operations are included in such financial statements but are not Authority Property.
8.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:
(a)    concurrently with the delivery of the financial statements referred to in Section 8.01(a) and (b), a written discussion and analysis of the financial condition and results of operations of Borrower and its Restricted Subsidiaries (which may also include Unrestricted Subsidiaries and other Persons) in reasonable detail, including in the case of any such report delivered in connection with the financial statements referred to in Section 8.01(a), an explanation of any material variance from operational results or balance sheet items contained in projections previously delivered to the Lenders;
(b)    concurrently with the delivery of the financial statements referred to in Sections 8.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief operating officer or chief financial officer of Borrower;
(c)    as soon as practicable, and in any event within 45 days after the end of the fourth Fiscal Quarter in each Fiscal Year, a completed Pricing Certificate;
(d)    as soon as practicable, and in any event within 20 days after the end of each calendar month, a monthly revenue report showing revenues for the prior calendar month associated with each gaming category, occupancy percentage, average hotel room rental rates experienced by the Mohegan Sun and Pocono Downs, to the extent applicable, during such monthly period and a breakout of the Mohegan Sun operations, Pocono Downs operations and any other material operations of Borrower;
(e)    as soon as practicable, and in any event within 90 days after the commencement of each Fiscal Year, consolidated projected financial statements by Fiscal Quarter through the latest Maturity Date, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of Borrower, each of which shall be in reasonable detail and reasonably acceptable to the Administrative Agent and in any event shall include (i) the projected Distributions to be made to the Tribe by Borrower, (ii) the amount of EBITDA projected through the latest Maturity Date, (iii) the amount of Interest Charges anticipated to be incurred through the latest Maturity Date, and (iv) projected Capital Expenditures and Maintenance Capital Expenditures and a breakout by property and category (each such latest Maturity Date to be determined assuming that the Extension Condition has been satisfied);
(f)    promptly following receipt thereof, copies of any detailed audit reports or recommendations submitted to the Tribe or Borrower by independent accountants in connection with the accounts or books of Borrower or any of its Restricted Subsidiaries or any audit of Borrower or any of its Restricted Subsidiaries;
(g)    promptly following the filing thereof (i) copies of each monthly revenue report filed by Borrower or any of its Restricted Subsidiaries (or by the Tribe in respect of its gaming operations or any Authority Property) with any Governmental Agency; and (ii) all reports which Borrower is required to file with the Commission under 25 C.F.R. Part 514;
(h)    promptly after the same are available, a copy of the Form 5500 series report of each Pension Plan maintained by Borrower or any ERISA Affiliate as filed with the Internal Revenue Service for each Fiscal Year;
(i)    promptly, such additional data and information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, Mohegan Sun, Pocono Downs, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and
(j)    such information concerning the Tribe, Borrower and the Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 8.01 or 8.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the

Internet at the website address listed on Schedule 12.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website, the Securities Exchange Commission website or whether sponsored by an Agent Party); provided that: (i) Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper or electronic “portable document format” copies of the Compliance Certificates required by Section 8.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Each of the Tribe and Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Each of the Tribe and Borrower hereby agrees that so long as it is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or are actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

8.03    Notices. Promptly notify the Administrative Agent:
(a)    and in any event within five Business Days after a Senior Officer of the Tribe or Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, with written notice specifying the nature and period of existence thereof and specifying what action the Tribe and Borrower are taking or propose to take with respect thereto;
(b)    and in any event within five Business Days after the occurrence of an event that requires a mandatory prepayment under clause (d), (e), (f) or (g) of Section 2.07;
(c)    of any amendment, termination (other than at maturity), modification or waiver of the terms and provisions of any agreement in respect of Material Indebtedness;
(d)    as soon as practicable, and in any event not less than five Business Days (or, if acceptable to the Administrative Agent, a shorter period) prior to the proposed effective date thereof, with written notice of any proposed amendment, modification or waiver of the terms and provisions of any of the Material Documents;
(e)    promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or its Restricted Subsidiaries that is, in the reasonable opinion of their independent legal counsel, worth $10,000,000 or more in excess of the amount thereof that is fully covered by insurance (subject to applicable deductibles and retentions), (ii) any creditor or lessor under a written credit agreement with respect to Indebtedness in excess of $10,000,000 or lease involving unpaid rent in excess of $10,000,000 has asserted a default thereunder on the part of Borrower or its Restricted Subsidiaries, (iii) any Person commenced a legal proceeding with respect to a claim against Borrower or its Restricted Subsidiaries under a contract that is not a credit agreement or lease in excess of $10,000,000, (iv) any labor union has notified Borrower or its Restricted Subsidiaries of its intent to strike against Borrower or its Restricted Subsidiaries on a date certain, which strike could reasonably be expected to have a Material Adverse Effect, or (v) any other event or circumstance occurs or exists that would constitute a Material Adverse Effect, in each case with a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto;
(f)    promptly after Borrower has notified the Administrative Agent of any intention by Borrower to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(g)    of the occurrence of any ERISA Event;
(h)    of any material change in accounting policies or financial reporting practices by Borrower or any Restricted Subsidiary; or
(i)    of the determination by the Registered Public Accounting Firm providing the opinion required under Section 8.01(a) (in connection with its preparation of such opinion) or Borrower’s determination at any time of the occurrence or existence of any Internal Control Event.
Each notice pursuant to this Section 8.03 shall be accompanied by a statement of a Senior Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
8.04    Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including all tax liabilities, assessments and governmental charges or levies upon it or its Properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Restricted Subsidiary.
8.05    Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 9.04 or 9.05; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
8.06    Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties, intellectual property and equipment used in the operation of its business in good working order and condition, subject to wear and tear in the ordinary course of business, except that the failure to maintain, preserve and protect a particular item of depreciable Property that is not of significant value, either intrinsically or to the operations of Borrower and its Restricted Subsidiaries shall not constitute a violation of this covenant; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) maintain its ownership of, or license in, as the case may be, all intellectual property necessary for the operation of Mohegan Sun and Pocono Downs; and (d) use the standard of care typical in the industry (or superior) in the operation and maintenance of its facilities.

8.07    Maintenance of Insurance.
(a)    Maintain liability, casualty and other insurance with respect to itself and applicable Authority Property (subject to customary deductibles and retention) with responsible insurance companies against such risks and in such amounts as is carried by responsible companies engaged in similar businesses and owning similar assets in the general areas in which Borrower operates and, in any event, (i) workers’ compensation insurance, to the extent required to comply with all applicable state, territorial and United States laws and regulations, (ii) comprehensive general liability insurance with minimum limits of $2,000,000, (iii) umbrella liability insurance providing excess liability coverages over and above the foregoing underlying insurance policies up to a minimum limit of $100,000,000 and (iv) property insurance protecting Mohegan Sun and Pocono Downs for possible damage by fire, lightening, wind-storm, vandalism, riot, earthquake, civil commotion, malicious mischief, hurricane and such other risks and hazards as are from time to time covered by an “all risk” policy or a property policy covering “special” causes of loss.
(b)    To the extent that any construction having an overall project budget in excess of $10,000,000 is contemplated by Borrower or any of its Restricted Subsidiaries for any of their respective Properties, Borrower shall provide the Administrative Agent with not less than thirty days prior written notice thereof, and the Loan Parties shall maintain and keep in force, at all times during the period of construction, and with respect to any property affected by such construction, a policy or policies of builder’s “all risk” insurance in nonreporting form in an amount not less than the full insurable completed value of such portion of the affected property on a replacement cost basis. All such insurance shall be carried through sound and reputable insurance companies.
(c)    Each policy required by this Section (i) shall name the Administrative Agent (for the benefit of the Creditors) as an additional insured and mortgagee, and shall to the extent relevant, include a waiver of subrogation against the Administrative Agent and the Creditors, (ii) shall contain a provision that provides for a severability of interests, and shall provide that an act or omission by one of the insured shall not reduce or void coverage with respect to the other insureds, (iii) shall insure against loss or damage by hazards customarily included within “all risk” and “extended coverage” policies, and shall include fire, sprinkler leakage, windstorm, hurricane, international and domestic acts of terrorism, earthquake, steam boiler, pressurized vessel and machinery insurance insuring both against breakdown and explosion or other losses to personal property resulting from the use or maintenance thereof, (iv) shall contain a loss payable endorsement or additional insured endorsement, as applicable, in a form acceptable to the Administrative Agent in favor of the Administrative Agent for the benefit of the Creditors and (v) shall be primary and noncontributory with any other insurance carried by the Administrative Agent or the Lenders.
(d)    The Loan Parties shall supply the Administrative Agent with certificates of each policy required hereunder, and, if requested, an original or underlyer of each such policy and all endorsements thereto. The Loan Parties shall use commercially reasonable efforts to obtain the written agreement of the insurers that each policy required hereunder shall not be cancelled or terminated (other than at the stated expiration date thereof) without at least thirty days prior written notice to the Administrative Agent. Prior to the expiration of any insurance policy required hereunder, the Loan Parties shall furnish the Administrative Agent with proof acceptable to the Administrative Agent that the policy has been reinstated or renewed or a new policy has been issued providing or continuing in force the insurance. If any Loan Party fails to pay any premium, the Administrative Agent shall have the right, but not the obligation, to advance funds to pay such premiums on behalf of the Lenders; provided that no such funds shall be advanced to pay such premiums under any insurance policies with respect to any gaming operations or facilities regulated by IGRA unless an Event of Default exists and is continuing (including by reason of a failure to pay any such premium). Borrower shall repay the Administrative Agent immediately on demand for any advance for such premiums, which shall be considered to be an additional loan bearing interest from the date of demand at the Default Rate applicable to Term Loans that are Base Rate Loans.
8.08    Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
8.09    Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of Borrower and its Restricted Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower and its Restricted Subsidiaries, as the case may be.
8.10    Inspection Rights. Subject to applicable regulatory requirements, upon reasonable notice, at any time during regular business hours and as often as requested (but not so as to unreasonably interfere with the business of Borrower and its Restricted Subsidiaries), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, at the sole expense of Borrower, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect Mohegan Sun, Pocono Downs and the other material properties of Borrower and its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and its Restricted Subsidiaries with any of its officers, key employees, and accountants, and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the senior management of Borrower.
8.11    Use of Proceeds. Use the proceeds of the Loans and Letters of Credit to provide for working capital availability and other general purposes of Borrower and its Restricted Subsidiaries, including, without limitation:
(a)    the repayment, prepayment or redemption or repurchase of existing Indebtedness of the Borrower on the Effective Date in accordance with Section 4.01(a)(xix) and (xxi);
(b)    the payment of fees, commissions, accrued interest, premiums and expenses in connection with the transactions described in clause (a) above and the other transactions to be consummated on the Effective Date;
(c)    the making of Distributions to the Tribe (to the extent not prohibited by Section 9.06);
(d)    the repayment, prepayment or redemption or repurchase of Interim Maturities to the extent permitted by Section 9.09; and
(e)    making other Capital Expenditures and Investments by Borrower and its Restricted Subsidiaries not prohibited by this Agreement.
8.12    Hazardous Materials Laws. Keep and maintain the Real Property and each portion thereof in compliance in all material respects with all Hazardous Materials Laws and promptly advise the Administrative Agent in writing of:
(a)    any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing pursuant to any applicable Hazardous Materials Laws;
(b)    any and all claims made or threatened in writing, and received by Borrower, by any third party against Borrower or the Real Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials; and

(c)    discovery by any Senior Officer of the Tribe or Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Real Property that could reasonably be expected to cause the Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Real Property under any Hazardous Materials Laws, provided that the good faith failure of Borrower to comply with Hazardous Materials Laws shall not constitute a breach of the covenants in this Section 8.12 if (x) Borrower is diligently attempting to comply therewith, and (y) such non-compliance would not have, individually or in the aggregate, a Material Adverse Effect.
8.13    Deposit and Brokerage Accounts. Within thirty days following the opening of each Operating Account, enter into and cause its relevant Restricted Subsidiaries, except the WNBA Subsidiary, to enter into a Deposit Account Agreement with respect to each Operating Account hereafter established.
8.14    Continual Operation of Mohegan Sun. Continuously operate Mohegan Sun substantially in the manner operated as of the Effective Date (or as contemplated on the Effective Date to be operated) and in any event in material compliance with the Gaming Ordinance, the Gaming Authority Ordinance, all applicable Laws and the Compact, and refrain from conducting any gaming activities (including without limitation all class II and class III gaming activities (as defined in IGRA)) at any location on the Tribe’s current reservation near Uncasville, Connecticut, other than Mohegan Sun.
8.15    Future Subsidiaries and Collateral.
(a)    Cause each Person which is at any time a Restricted Subsidiary to promptly execute and deliver to the Administrative Agent joinder agreements with respect to, or otherwise become a party to, the Guaranty, the Security Agreement and the other applicable Collateral Documents and any and all other documents reasonably required by the Administrative Agent in connection with the Loan Documents (including any mortgages and any other documentation and deliverables with respect to real property).
(b)    Execute, and cause each of its Restricted Subsidiaries other than the WNBA Subsidiary to execute, and to deliver to the Administrative Agent, promptly upon request of the Administrative Agent, such Collateral Documents (including any mortgages and any other documentation and deliverables with respect to real property) as are reasonably required by the Administrative Agent to create a valid and perfected Lien upon any material property which they hereafter acquire (excluding property not required to be encumbered by the existing Collateral Documents), provided that:

(i)    Borrower and its Restricted Subsidiaries will not be required to pledge their respective interests under third-party management, development or other related agreements entered into by Borrower or its Restricted Subsidiaries with respect to third-party gaming facilities; and
(ii)    Borrower and its Restricted Subsidiaries will pledge all of the Equity Interests held by Borrower and its Restricted Subsidiaries in any Person which is or hereafter becomes a Restricted Subsidiary, and shall deliver to the Administrative Agent in pledge all certificates evidencing such Equity Interests accompanied by undated stock powers executed in blank, in each case except for Equity Interests in (A) any Person which is not wholly-owned, directly or indirectly, by Borrower or its Restricted Subsidiaries to the extent such pledge is restricted by the organizational documents of such Person or by contract with other holders of Securities of such Person, (B) the WNBA Subsidiary or (C) any Tribal Entity.
(c)    Promptly following the request of the Administrative Agent, and subject to any contractual restrictions in the mortgages and other related documents encumbering the Lahaniatis Property, Borrower shall deliver to the Administrative Agent and record an effective mortgage in a form reasonably acceptable to the Administrative Agent on Borrower’s interest in the Lahaniatis Property to secure the Obligations.
8.16    Post-Closing Covenants. (a) No later than the date that is ninety (90) days after the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion), obtain the approval of the Bureau of Indian Affairs with respect to the Leasehold Mortgage and do all things reasonably necessary to cause the Leasehold Mortgage to be recorded and the Title Company to issue the title policy contemplated by Section 4.01(a)(ix) as soon as reasonably practicable after obtaining such approval in the same form as, and with no exceptions other than those set forth in, the pro forma title policy attached as Schedule 8.16 hereto; (b) promptly execute and deliver a revised version of the Leasehold Mortgage if necessary to obtain the approval of the Bureau of Indian Affairs; and (c) as soon as reasonably practicable after the recording of the Leasehold Mortgage, provide evidence to the Administrative Agent that a certified copy of the Leasehold Mortgage has been lodged with the Secretary of the Tribal Council.

ARTICLE IX
NEGATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the obligations referenced in Sections 3.01, 3.04, 3.05, 3.06, 12.04 and 12.05), or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
9.01    Liens. Create, incur, assume or suffer to exist any Lien or Right of Others upon any Authority Property, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document;
(b)    Liens and Rights of Others existing on the date hereof and listed on Schedule 9.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 9.03(e);
(c)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.01(h) or (i);
(d)    Liens securing Indebtedness permitted under Section 9.03(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property financed by such Indebtedness on the date of acquisition of such property;
(e)    Liens in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements;
(f)    Permitted Encumbrances and Permitted Rights of Others;
(g)    Rights of Others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities;
(h)    Liens on the Lahaniatis Property securing the obligations of the Tribe to the sellers thereof existing as of the date hereof;

(i)    Liens securing Indebtedness permitted under Section 9.03(h) in an aggregate amount not to exceed $20,000,000;
(j)    [Intentionally omitted];
(k)    Liens securing Indebtedness permitted under Section 9.03(d); provided that in each case such Liens shall be subordinated to the Liens of the Loan Documents pursuant to the Intercreditor Agreement; and
(l)    Liens on the assets of Downs Lodging, LLC securing Indebtedness permitted under Section 9.03(n)(ii) hereof, provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness and otherwise subject to such Liens as of the date of designation of Downs Lodging, LLC as a Restricted Subsidiary.
9.02    Investments. Make any Investments, except:
(a)    Investments in the form of Cash Equivalents;
(b)    Investments consisting of payroll advances to employees of Borrower and its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;
(c)    Investments existing on the Effective Date provided that such Investments are not increased unless otherwise permitted hereunder;
(d)    Investments in the Pocono Downs Subsidiaries, Mohegan Ventures-Northwest, LLC (so long as each constitutes a Restricted Subsidiary) and other Restricted Subsidiaries (other than Downs Lodging, LLC to the extent it becomes a Restricted Subsidiary) to the extent in compliance with Section 7.06;
(e)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(f)    (i) Investments consisting of Contingent Obligations permitted under Section 9.03, the aggregate amount of which does not exceed $50,000,000 after the Effective Date and (ii) other Investments, the aggregate outstanding amount of which does not exceed, after the Effective Date, the sum of (x) $85,000,000, plus (y) the Available Amount; provided that the Investments made pursuant to this clause (f) in

Persons whose primary business is not the conduct or development, directly or indirectly, of gaming and related activities shall not exceed $25,000,000 in the aggregate at any one time outstanding (provided that, for the avoidance of doubt, Borrower’s Investment in the development entities associated with the Menominee Tribe and Cowlitz Indian Tribe shall be deemed to be Investments in Persons primarily engaged in the conduct of gaming activities);
(g)    Investments in Swap Contracts with Acceptable Swap Counterparties entered into to hedge against fluctuations in interest rates and not for speculative purposes;
(h)    Investments consisting of Property received in connection with any Permitted Disposition;
(i)    Investments incurred pursuant to the Lahaniatis Lease (as in effect on the date of this Agreement, and with any amendments thereto that are not, in the good faith reasonable determination of Borrower, adverse to the interests of Borrower (provided that in no case shall any such changes increase amounts payable by Borrower or any Subsidiary of Borrower thereunder));
(j)    Investments consisting of guarantees by Borrower or any Restricted Subsidiary of any Indebtedness of Borrower or any Restricted Subsidiary permitted under Section 9.03; and
(k)    Investments in Special Purpose Financing Subsidiaries made in connection with Permitted Lease Financings and consisting solely of Income Assets.
Without limitation on the foregoing provisions of this Section, Borrower or any Restricted Subsidiary may form, acquire or invest in one or more Persons that are not Restricted Subsidiaries for the purpose of conducting gaming, including, without limitation, class II and class III gaming activities (as defined in IGRA) at locations which are not a part of the Tribe’s reservation, provided that: (i) the holders of Indebtedness and Contingent Obligations of such Persons shall not have or obtain recourse, contractual or otherwise, to the assets and revenues of Borrower or any of its Restricted Subsidiaries, except as permitted pursuant to Section 9.03(h), (ii) the assets of such Persons which are Unrestricted Subsidiaries shall not be deemed to constitute Authority Property, (iii) any Investments of Borrower or any Restricted Subsidiary in such Persons shall be in compliance with the provisions of this Section and shall be permitted by one or more of clauses (a) through (j) of this Section, (iv) no such Person shall be obligated to issue any guaranty of the Obligations or any Collateral Documents, and (v) no portion of the Capital Expenditures which Borrower is permitted to make pursuant to Section 9.17 shall be made in respect of the Property of any such Persons, provided that any such Person shall be free to make its own Capital Expenditures using funds which are the subject of permitted Investments by Borrower pursuant to this Section 9.02.
9.03    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness outstanding on the Effective Date under the New Senior Indenture, the Stub Senior Subordinated Indentures and the Existing Senior Subordinated Indenture;
(c)    Indebtedness outstanding under the Relinquishment Agreement (with respect to the amount and interest rate (or similar component), as in effect on the date hereof);
(d)    Indebtedness issued or incurred following the Effective Date, so long as (i) the Net Cash Proceeds are used to repay the Obligations in the manner described in Section 2.07(f) and/or to repay, redeem, defease (in each case, to the extent permitted pursuant to Section 9.09) or otherwise refinance Indebtedness of Borrower outstanding pursuant to Sections 9.03(b) or this Section 9.03(d) (including any premium or accrued interest with respect thereto and any expenses incurred in connection therewith), (ii) such Indebtedness does not mature (or have any scheduled principal payments) prior to the date six months after the latest Maturity Date of any Class of Loans existing on the date such Indebtedness is issued or incurred (determined assuming that the Extension Condition has been satisfied), (iii) the indenture or other agreement governing such Indebtedness has financial maintenance covenants, if any, no more restrictive than those in this Agreement, (iv) the indenture or other agreement governing such Indebtedness does not have events of default corresponding to those set forth in Section 10.01(e), (h), (i) or (j) that have thresholds and grace periods that are more restrictive than any corresponding thresholds and grace periods in the Events of Default set forth in such Sections and (v) such Indebtedness may only be secured by Liens to the extent (A) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof, the Secured Leverage Ratio as of such date would not exceed 3.00 to 1.00 on a Pro Forma Basis, (B) such Liens are subordinated to the Liens securing the Obligations pursuant to an Intercreditor Agreement and (C) the aggregate principal amount of such Indebtedness outstanding at any time in no event exceeds $100,000,000;
(e)    Indebtedness (other than Indebtedness of the types described in (a) and (b) above and (g) below) outstanding on the Effective Date and listed on Schedule 9.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended;
(f)    Indebtedness (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract entered into to hedge against fluctuations in interest rates and not for speculative purposes subject to the limitations in Section 9.02(g);
(g)    Indebtedness in respect of Capital Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 9.01(d), or any Indebtedness within the limitations set forth in Section 9.01(d) incurred to refinance any of the foregoing; provided, however, that the aggregate principal amount of Indebtedness at any one time outstanding under this clause (g) shall not exceed $100,000,000;
(h)    other Indebtedness, including Contingent Obligations, in an aggregate principal amount not to exceed $100,000,000 at any time outstanding;
(i)    Indebtedness of Borrower or a Restricted Subsidiary of Borrower owed to Borrower or another Restricted Subsidiary of Borrower; provided, that such Indebtedness may not be incurred unless (i) if such Indebtedness is evidenced by an instrument, such instrument shall be delivered to the Administrative Agent as pledged collateral under the Security Agreement, (ii) such Indebtedness shall be expressly subordinated to the prior payment in full of the Obligations pursuant to a subordination agreement reasonably acceptable to the Administrative Agent and (iii) such Indebtedness shall be otherwise permitted under the provisions of Section 9.02;
(j)    additional senior unsecured Indebtedness or unsecured Indebtedness constituting Subordinated Obligations in an aggregate amount not to exceed $250,000,000 at any one time outstanding; provided that (i) such Indebtedness does not have a maturity date (or have any scheduled principal payments) prior to the date six months after the latest Maturity Date of any Class of Loans existing on the date such Indebtedness is issued or incurred (determined assuming that the Extension Condition has been satisfied), (ii) the indenture or other agreement governing such Indebtedness does not have financial maintenance covenants more restrictive than those in this Agreement, (iii) the indenture or other agreement governing such Indebtedness does not have events of default corresponding to those set forth in Section 10.01(e), (h), (i) or (j) that have thresholds or grace periods that are more restrictive than any corresponding thresholds or grace periods in the Events of Default set forth in such Sections, (iv) after giving effect to the incurrence or issuance of such Indebtedness and the application of the proceeds thereof, the Total Leverage Ratio as of such date would not exceed 4.75 to 1.00 on a Pro Forma Basis and (v) 50% of the Net Cash Proceeds from the incurrence or issuance of any such Indebtedness are immediately applied to repay the Obligations pursuant to Section 2.07(f);
(k)    accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms (including any paid-in-kind interest), the payment of dividends on preferred stock in the form of additional shares of preferred stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case in respect of Indebtedness of the types described in (a) through (j) above);
(l)    Indebtedness consisting of a guarantee by Borrower or any Restricted Subsidiary of any Indebtedness of Borrower or any Restricted Subsidiary otherwise permitted hereunder, other than any such Indebtedness permitted pursuant to Section 9.03(n);
(m)    [Intentionally omitted]; and
(n)    (i) to the extent the Downs Lodging Lease becomes a Capital Lease, Indebtedness in respect of the Downs Lodging Lease owing to Downs Lodging, LLC in respect of the hotel and convention center being constructed by Downs Lodging, LLC adjacent to the casino facility at Pocono Downs, for so long as Downs Lodging, LLC is an Unrestricted Subsidiary and (ii) Indebtedness of Downs Lodging, LLC deemed to be incurred upon its designation, if any, as a Restricted Subsidiary in accordance with this Agreement, in an aggregate principal amount not to exceed $55,000,000; provided that in the case of this clause (ii), (A) such Indebtedness was incurred to finance (or to refinance indebtedness incurred to finance) the hotel and convention center being constructed by Downs Lodging, LLC adjacent to the casino facility at Pocono Downs (and Downs Lodging, LLC shall own no other material assets (including Equity Interests) other than such hotel and convention center) and fees and expenses incurred in connection therewith and (B) neither the Borrower nor any Restricted Subsidiary other than Downs Lodging,

LLC guarantees, and no assets of the Borrower or any Restricted Subsidiary other than Downs Lodging, LLC secure, such Indebtedness.
9.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary of Borrower may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person and provided that the WNBA Subsidiary may not merge with any other Guarantor unless (x) such other Guarantor shall be the continuing or surviving Person and (y) such other Guarantor is not prevented or restricted from granting Liens in favor of the Administrative Agent under the Collateral Documents as a result of such merger or (iii) any other Person, provided that either (A) the resulting Person, shall be or become a Guarantor or (in the event that no Person involved in such merger was a Guarantor immediately prior to such merger) shall be or be designated an Unrestricted Subsidiary, and the acquisition of such other Person was permitted pursuant to Section 9.02 and Section 9.14 (provided that no such merger shall result in a Guarantor that is not a Tribal Entity becoming a Tribal Entity), or (B) such merger is implemented to effectuate a Disposition of such Subsidiary not otherwise prohibited hereunder and subject to Section 2.07(d) or (e), as the case may be; and
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (i) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be Borrower or a Guarantor other than the WNBA Subsidiary or (ii) to a third party in a transaction not otherwise prohibited hereunder and subject to compliance with Section 2.07(d) or (e), as the case may be (provided that in the case of this clause (ii), (w) such Disposition is made at the fair market value, which shall be conclusively evidenced by approval of such Disposition by the board of directors of the Person disposing of such assets or by a Senior Officer of such Person pursuant to authority delegated to such Senior Officer by the board of directors of the Person Disposing of such assets, (x) in the case of any such Disposition that is a Pocono Disposition, not less than 90% of the total consideration received in connection with such Disposition by the applicable Subsidiary shall be in the form of cash, (y) in the case of any Disposition other than a Pocono Disposition, not less than 75% of the total consideration received in connection with such Disposition by the applicable Subsidiary shall be in the form of cash and (z) any consideration (other than cash consideration) received in connection with such

Disposition shall be in the form of a note or other security that is pledged to the Administrative Agent for the benefit of itself and the other Creditors under the Collateral Documents).
9.05    Dispositions of Property Associated with Mohegan Sun. Make any Disposition, or enter into any agreement to make any Disposition, of any assets comprising Mohegan Sun, except:
(a)    Permitted Dispositions made when no Default or Event of Default exists or would result therefrom;
(b)    retail, restaurant, cell tower or other similar leases at the Mohegan Sun in the ordinary course of business; and
(c)    Dispositions of Property specifically contemplated by Sections 9.04, 9.06, 9.08 or 9.09.
9.06    Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in cash or other Property, except:
(a)    Priority Distributions;
(b)    Distributions consisting of payments to the Tribe for governmental goods and services provided to Borrower or any of its Restricted Subsidiaries by the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities, in each case to the extent included in the calculation of EBITDA or included in Capital Expenditures pursuant to Section 9.17 (including charges for utilities, police and fire department services, health and emergency medical services, gaming commission and surveillance services, gaming disputes court and legal services, workers compensation and audit committee services, human resources services, finance and information technology services, construction, development and environmental related services, rental or lease agreements, the pro rata portion of Tribal Council costs and salaries attributable to the operations of Borrower, and similar pro rata costs of other tribal departments, in each case, to the extent that the costs of such departments are reasonably attributable to the operations of Borrower), provided that such payments are not duplicative of taxes imposed by the Tribe upon Borrower and its operations;
(c)    [Intentionally omitted];

(d)    to the extent construed as Distributions, payments made pursuant to the Lahaniatis Lease or the Downs Lodging Lease to the extent permitted under Section 9.08(i);
(e)    payments to the Tribe (or any agency, instrumentality or political subunit thereof) on account of Indebtedness of Borrower permitted under Section 9.03 (b), (d) or (j) and held by the Tribe (or any agency, instrumentality or political subunit thereof) at the Stated Maturity thereof;
(f)    Distributions to the Tribe made when no Default or Event of Default exists or would result therefrom in an aggregate amount not to exceed the Available Distributable Amount; provided that (i) both before and after giving effect to any such Distribution, the sum of Revolver Availability plus the aggregate amount of unrestricted cash (excluding $30,000,000 of “cage cash” at Mohegan Sun and $10,000,000 of “cage cash” at Pocono Downs) held by Borrower and its Restricted Subsidiaries shall not be less than $75,000,000 and (ii) after giving effect to any such Distribution, Borrower shall be in compliance as of the date of such Distribution with each of the financial covenants set forth in Section 9.13 for the most recently ended Fiscal Quarter on a Pro Forma Basis; and
(g)    payments to the Tribe or any agency, instrumentality or political subunit or Affiliate thereof (other than Investments) pursuant to the terms of a Resort Hotel/Retail Transaction.
9.07    Change in Nature of Business. Engage in any material business which is not fundamentally related to the operation of Mohegan Sun, Pocono Downs or the business of the Restricted Subsidiaries (which may include off-reservation gaming and other non-gaming activities on or in the general area of the Tribe’s reservation in the vicinity of Uncasville, Connecticut), use any material Authority Property for a purpose which is not permitted by this Agreement, or make any fundamental change to the nature of the business operations of Borrower and its Restricted Subsidiaries, taken as a whole.
9.08    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) employment of enrolled tribal members, and the immediate family members of tribal members, on terms consistent with the past practices of Borrower (including the payment of employment bonuses in accordance with past practices), (b) transactions involving Property having an aggregate value of not more than $2,000,000 for all such transactions, (c) transactions which are on commercially reasonable terms entered into with Native American suppliers and vendors in accordance with the affirmative action provisions of the Tribe’s Employment Rights Ordinance (in the case of any such transactions or series of related transactions involving more than $2,000,000, on terms disclosed to the Lenders), (d) other transactions on terms at least as favorable to Borrower or the applicable Restricted Subsidiary as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, the terms of which are disclosed to the Lenders in writing, (e) transactions pursuant to the Relinquishment Agreement, (f) transactions with the WNBA Subsidiary contemplated by the WNBA Agreements, (g) transactions amongst Borrower and its Restricted Subsidiaries, or amongst Restricted Subsidiaries, in each case which are not prohibited under Section 9.02 and do not involve Downs Lodging, LLC, (h) Distributions expressly permitted under Section 9.06 (other than clause (g) thereof) and (i) the payments and other transactions contemplated by the Lahaniatis Lease and the Downs Lodging Lease (in each case, as in effect on the date of this Agreement, and with any amendments thereto that are not, in the good faith reasonable determination of Borrower, adverse to the interests of Borrower and are otherwise permitted to be entered into pursuant to clause (d) above (provided that in no case (irrespective of the application of clause (d) above) shall any such changes increase amounts payable by Borrower or any Subsidiary of Borrower thereunder, except, with respect to the Downs Lodging Lease, to the extent such increase corresponds to an increase in the financing costs applicable to the existing (as of the Effective Date) principal amount of Indebtedness of Downs Lodging, LLC)).
9.09    Prepay Other Obligations. Prepay any principal (including sinking fund payments), interest or any other amount with respect to any Public/Refinancing Indebtedness, or purchase or redeem (or, other than contingent on amendment, waiver or termination of this Agreement, offer to purchase or redeem) any Public/Refinancing Indebtedness prior to its stated maturity, or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Public/Refinancing Indebtedness will be paid when due or otherwise provide for the defeasance of any Public/Refinancing Indebtedness, in each case prior to its stated maturity (any such prepayment, purchase, redemption, deposit or defeasance, a “Prepayment” or to “Prepay”), provided that if no Default or Event of Default exists or would result therefrom, Borrower may:
(a)    Prepay from any source all or any portion of the remaining principal balance of Interim Maturities, provided that after giving effect to any such Prepayment, Borrower shall be in compliance as of the date of such Prepayment with the financial covenants set forth in Section 9.13 for the most recently ended Fiscal Quarter on a Pro Forma Basis; and
(b)    Prepay Indebtedness under the Existing Senior Subordinated Indenture or the New Senior Indenture in an aggregate amount not to exceed the sum of (A) $50,000,000, plus (B) if the Senior Leverage Ratio did not exceed 4.75 to 1.00 as of the last day of the Fiscal Quarter most recently ended prior to the date of any such proposed

Prepayment of Indebtedness pursuant to this Section 9.09(b), an additional $125,000,000, provided that (i) both before and after giving effect to any such Prepayment, the sum of Revolver Availability plus the aggregate amount of unrestricted cash (excluding $30,000,000 of “cage cash” at Mohegan Sun and $10,000,000 of “cage cash” at Pocono Downs) held by Borrower and its Restricted Subsidiaries shall not be less than $75,000,000 and (ii) after giving effect to any such Prepayment, Borrower shall be in compliance as of the date of such Prepayment with each of the financial covenants set forth in Section 9.13 for the most recently ended Fiscal Quarter on a Pro Forma Basis; provided further however that in no event shall Prepayments of Indebtedness under the New Senior Indenture made pursuant to this clause (b) exceed $25,000,000;
(c)    Make Prepayments of Public/Refinancing Indebtedness in an aggregate amount not to exceed the Available Amount; provided that each such Prepayment (i) after giving effect thereto does not result in the Fixed Charge Coverage Ratio being less than 1.05 to 1.00 on a Pro Forma Basis as of the date of such Prepayment and (ii) after giving effect thereto does not result in the Total Leverage Ratio as of the date of such Prepayment exceeding 4.75 to 1.00 on a Pro Forma Basis;
(d)    Prepay any Public/Refinancing Indebtedness to the extent that such Prepayment is made using the proceeds of (or by exchanging therefor) Public/Refinancing Indebtedness hereafter issued pursuant to Section 9.03(d) or 9.03(j) or the cash proceeds of any equity contribution to Borrower, substantially concurrently with the issuance of such Public/Refinancing Indebtedness or receipt of such equity contribution; and
(e)    Prepay Indebtedness under the Existing Senior Subordinated Indenture to the extent such Prepayment is made using the proceeds of Increase Term Loans or Incremental Term Loans, substantially concurrently with the incurrence of such Increase Term Loans or Incremental Term Loans.
9.10    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Restricted Subsidiary to make Distributions to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor; or (b) prohibits the granting of any Lien (by the Borrower or any Restricted Subsidiary other than the WNBA Subsidiary) to secure the Obligations or conditions the granting of a Lien to secure the Obligations (by the Borrower or any Restricted Subsidiary other than the WNBA Subsidiary) upon the grant of a Lien to secure the obligations of Borrower or any of its Subsidiaries to the beneficiary of that Contractual Obligation; other than in each case (i) this Agreement or any other Loan Document, (ii) in the case of clause (a) only, any agreement governing Public/Refinancing Indebtedness outstanding on the Effective Date and any agreement governing Public/Refinancing Indebtedness issued to refinance any such Indebtedness pursuant to Section 9.03(d), provided that with respect to Indebtedness issued pursuant to Section 9.03(d), the applicable restrictions contained in the agreements governing such Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (iii) to the extent existing on the date hereof and listed on Schedule 9.10 and any extensions, renewals or replacements thereof that do not expand the scope of such restrictions contained therein, (iv) any agreement or other instrument governing Securities of a Person or assets acquired by Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets, so acquired, (v) customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices, (vi) purchase money Indebtedness (including, without limitation, Capital Lease obligations) that imposes restrictions on the property financed by such Indebtedness, (vii) contracts or agreements for the sale of assets that impose restrictions on the transfer of such assets and any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition, (viii) any provision of secured Indebtedness otherwise permitted to be incurred under Sections 9.01 and 9.03 that limits the right of Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to the Liens securing such Indebtedness, (ix) provisions with respect to the disposition or distribution of interests in joint ventures contained in the joint venture agreements governing such interests and other similar agreements entered into in the ordinary course of business, (x) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xi) in the case of clause (a) only, Indebtedness of Borrower or any Guarantor that is incurred after the date hereof under Section 9.03 containing applicable restrictions that are not materially more restrictive than the restrictions in effect on the date hereof pursuant to the agreements referred to in either of clause (i) or (ii) above, and (xii) restrictions in documents or agreements evidencing, relating to, or otherwise governing any Permitted Lease Financing to the extent applicable solely to the Income Assets with respect to such Permitted Lease Financing.
9.11    Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
9.12    Authority Expenditures. Use any Authority Property for a purpose which is not related to the business of Borrower or its Restricted Subsidiaries or specifically permitted hereby,

expend any funds constituting Authority Property for any purpose which does not directly or indirectly benefit Borrower and its Restricted Subsidiaries, or make any Capital Expenditure using funds of Borrower or its Restricted Subsidiaries or other Authority Property except to add to, further improve, maintain, repair, restore or refurbish Mohegan Sun, Pocono Downs and Related Businesses.
9.13    Financial Covenants.
(a)    Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter described in the matrix below, to exceed the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
December 31, 2013 through June 30, 2015	6.25:1.00
September 30, 2015 and thereafter	6.00:1.00

(b)    Secured Leverage Ratio. Permit the Secured Leverage Ratio, as of the last day of any Fiscal Quarter described in the matrix below, to exceed the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
December 31, 2013 through June 30, 2014	3.75:1.00
September 30, 2014 through June 30, 2015	3.50:1.00
September 30, 2015 through June 30, 2016	3.25:1.00
September 30, 2016 and thereafter	3.00:1.00
(c)    Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter to be less than 1.05 to 1.00.
9.14    Hostile Tender Offers. Use the proceeds of the Loans or any funds of Borrower or any of its Restricted Subsidiaries to directly or indirectly finance any offer to purchase or acquire, or to consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower or any of its Restricted Subsidiaries that it opposes such offer or purchase.
9.15    [Intentionally Omitted.].
9.16    WNBA Subsidiary Operations and Indebtedness. Borrower will not permit the WNBA Subsidiary to enter into any substantial operations other than the operation of a Women’s

National Basketball Association franchise, nor permit the WNBA Subsidiary to own any substantial assets other than the Women’s National Basketball Association franchise and the assets related to its operations. Borrower and its other Restricted Subsidiaries will not, either directly or indirectly, be liable for any obligations of the WNBA Subsidiary, or have any continuing obligations to WNBA, LLC or its Affiliates, other than (a) obligations of Borrower to honor scheduled arena dates for home games of the Women’s National Basketball Association franchise and related basketball activities, and (b) obligations under Borrower’s guarantee of the WNBA Subsidiary’s obligations under the WNBA Agreements.
9.17    Capital Expenditures. Make, or become legally obligated to make, any Capital Expenditure other than:
(a)    Maintenance Capital Expenditures in an aggregate amount not to exceed $50,000,000 in any Fiscal Year;
(b)    Capital Expenditures incurred in connection with any classification of the Downs Lodging Lease as a Capital Lease rather than as an operating lease;
(c)    Capital Expenditures constituting the reinvestment of Net Cash Proceeds resulting from an Extraordinary Receipt as permitted under Section 2.07(g); and
(d)    other Capital Expenditures in an aggregate amount which does not exceed $100,000,000 during the period following the Effective Date.
ARTICLE X
EVENTS OF DEFAULT AND REMEDIES
10.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within two Business Days after demand therefor, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, (iii) within ten Business Days after demand therefor, any amount payable under Section 12.04, or (iv) within three Business Days after demand therefor, any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in Sections 8.01, 8.02, 8.03(a) or 8.16 or Article IX, the Tribe fails to perform or observe any term, covenant or agreement contained in Article

VII, or any failure to comply with any other subsection of Section 8.03 that is materially adverse to the interest of the Administrative Agent or the Lenders; or
(c)    Other Defaults. Any Loan Party or the Tribe fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above (including, for the avoidance of doubt, any failure to comply with any subsection of Section 8.03 that does not constitute an Event of Default under clause (b) above)) contained in any Loan Document on its part to be performed or observed within thirty Business Days after the giving of notice by the Administrative Agent at the request of the Required Lenders of such Default; or
(d)    Representations and Warranties. Any representation or warranty made in any Loan Document, or in any certificate delivered pursuant to any Loan Document, shall be materially incorrect when made or reaffirmed; or
(e)    Cross-Default. (i) At any time (A) Borrower or any Restricted Subsidiary fails to pay the principal, or any principal installment, of any Material Indebtedness, or any guaranty of Material Indebtedness, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (B) Borrower or any Restricted Subsidiary fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any Material Indebtedness, or of any guaranty of Material Indebtedness, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or (ii) at any time (A) the Tribe fails to pay the principal, or any principal installment, of any Material Indebtedness, or any guaranty of Material Indebtedness, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (B) the Tribe fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any such Material Indebtedness, or of any guaranty of any such Material Indebtedness, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Restricted Subsidiary as a result thereof is greater than $50,000,000; or (iv) any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligations; or the trustee for, or any holder of, Subordinated Obligations breaches any subordination provision applicable to such Subordinated Obligations; or
(f)    Insolvency Proceedings, Etc. The Tribe, Borrower or any Material Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law; or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Borrower or any Material Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due (including by refinancing), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Authority Property and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against Borrower or any Material Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect (unless Borrower or such Material Restricted Subsidiary has deposited the amount of the monetary award associated with such judgment into a court escrow pending determination of an appeal); or
(i)    Judgments against the Tribe. There is entered against the Tribe one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 which entitles the judgment creditor to exercise any rights in respect of any Authority Property or the revenues of Mohegan Sun (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect (unless the Tribe or Borrower has deposited the amount of the monetary award associated with such judgment into a court escrow pending determination of an appeal); or
(j)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any Material Restricted Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or
(k)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event, in the reasonable opinion of the Required Lenders, is materially adverse to the interests of the Lenders; or the Tribe or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or the Tribe or any Loan Party denies that it has any or further liability or obligation under any Loan Document to which it is a party, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(l)    Subordinated Obligations. A final judgment is entered by a court or other tribunal which purports to be of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or
(m)    Tribe Status. The Tribe at any time ceases to be a federally recognized Indian Tribe; or
(n)    Change of Control. Borrower ceases to be a wholly-owned instrumentality of the Tribe, managed and controlled by the Tribe; or
(o)    Gaming Operations. The occurrence of any casualty or other similar event or circumstance in respect of Mohegan Sun which results in the failure of Borrower to have any material portion of Mohegan Sun open to conduct class II or class III gaming activities for any reason for more than ten consecutive days to the extent that such failure results in a Material Adverse Effect; the occurrence of any casualty or other similar event or circumstance in respect of Pocono Downs which results in the failure of Borrower and its Restricted Subsidiaries to have any material portion of Pocono Downs open to conduct gaming activities then permitted under the Pennsylvania Race Horse Development and Gaming Act for any reason for more than twenty consecutive days to the extent that such failure results in a Material Adverse Effect; or
(p)    Referendum Action. A Referendum Action with respect to any matter shall have passed, which could reasonably be expected to result in a Material Adverse Effect; or
(q)    Management Agreement. The Tribe or Borrower shall enter into any management agreement with any Affiliate of the Tribe or Borrower with respect to all or any part of Mohegan Sun or Pocono Downs at any time during the term of this Agreement unless (i) the manager thereunder has entered into a subordination agreement with the Administrative Agent (which the Administrative Agent shall be under no obligation to enter into) and (ii) in the case of any such management agreement (within the meaning of IGRA) with respect to Mohegan Sun, such subordination agreement is effective and the Commission has approved such subordination agreement and management agreement or has issued a “declination” letter in connection with such subordination agreement and management agreement; or
(r)    Designated Person. Any Loan Party shall become a Designated Person.
10.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower;

(c)    require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d)    exercise on behalf of themselves, the Lenders and the L/C Issuer all rights and remedies available to them, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Notwithstanding the foregoing, the Administrative Agent agrees that with respect to any deposit account or securities account maintained by or on behalf of any Tribal Entity it shall not deliver a notice of control, notice of exclusive control, shifting control notice, activation notice, or any similar notice under, or give any instructions or entitlement orders as to the disposition of any property subject to, a Deposit Account Agreement or any other deposit account control agreement or securities account control agreement entered into in respect of such account unless an Event of Default has occurred and is continuing.
NOTWITHSTANDING ANY OTHER POSSIBLE CONSTRUCTION OF ANY PROVISION(S) CONTAINED IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT, IT IS AGREED THAT WITHIN THE MEANING OF IGRA: (A) THE LOAN DOCUMENTS, INDIVIDUALLY AND COLLECTIVELY, DO NOT AND SHALL NOT PROVIDE FOR THE MANAGEMENT OF ALL OR ANY PART OF THE MOHEGAN SUN GAMING OPERATIONS BY ANY PERSON OTHER THAN THE TRIBE OR BORROWER OR DEPRIVE THE TRIBE OR BORROWER OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE MOHEGAN SUN GAMING OPERATIONS; AND (B) NO CREDITOR (NOR ANY SUCCESSOR, ASSIGN OR AGENT OF ANY CREDITOR) WILL OR MAY EXERCISE ANY REMEDY OR OTHERWISE TAKE ANY ACTION UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENTS IN A MANNER THAT WOULD CONSTITUTE MANAGEMENT OF ALL OR ANY PART OF THE MOHEGAN SUN GAMING OPERATIONS OR THAT WOULD DEPRIVE THE TRIBE OR BORROWER OF THE SOLE PROPRIETARY INTEREST AND RESPONSIBILITY FOR THE CONDUCT OF THE MOHEGAN SUN GAMING OPERATIONS.

10.03    Application of Funds. After the exercise of remedies provided for in Section 10.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 10.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacities as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations (including without limitation Secured Swap Contracts), ratably among the Lenders and the L/C Issuer (and, in the case of any Secured Swap Contracts, the Hedge Banks that are counterparties thereto) in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and amounts owing under Secured Swap Contracts, ratably among the Lenders, the L/C Issuer and the relevant Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.
Subject to Section 2.04(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE XI
ADMINISTRATIVE AGENT
11.01    Appointment and Authority.
(a)    Each of the Lenders, the Autoborrow Lender and the L/C Issuer hereby irrevocably appoints RBS to act on its behalf as the Administrative Agent hereunder and under the other Loan documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each Lender (including in its capacity as a potential counterparty to a Secured Swap Contract) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral (as defined in the Security Agreement) or Pledged Collateral (as defined in the Pledge Agreement) granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) or Pledged Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the other Loan Documents, the Administrative Agent is acting as administrative agent for the Lenders only and the Administrative Agent is not acting as administrative agent for any Hedge Bank; the Hedge Banks are receiving the benefit of the Collateral as an accommodation from the Administrative Agent in its capacity as “collateral agent” and the Administrative Agent shall have no liability whatsoever to such Hedge Banks.

(c)    The L/C Issuer and each Lender (including each Person that becomes a Lender hereunder pursuant to Section 12.06) hereby (i) acknowledges that RBS is acting under this Agreement and the other Loan Documents in multiple capacities and (ii) waives any conflict of interest, now contemplated or arising hereafter, arising as a result of RBS acting in such capacities and agrees not to assert against RBS any conflicts of interest claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.
11.02    Rights as a Lender. Each Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Tribe, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary, agency, trust or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor be liable for the failure to disclose, any information relating to the Tribe, Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.01 and 10.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by Borrower, a Lender or the L/C Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or (ii) the value or the sufficiency of any Collateral.
11.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Tribe or Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as their respective activities as Administrative Agent.
11.06    Resignations of Administrative Agent. The Administrative Agent may (or, upon the request of the Required Lenders at any time when the Administrative Agent is a Defaulting Lender, the Administrative Agent shall) at any time give notice of its resignation to the Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, the Autoborrow Lender and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, the Autoborrow Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 12.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by RBS as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of RBS’ duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
11.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
11.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of Joint Lead Arrangers, Documentation Agents or Syndication Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
11.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent

(including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.04(h) and (i), 2.09 and 12.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amounts due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
11.10    SNDAs. The Administrative Agent is hereby authorized by the Lenders and the L/C Issuer, without notice to or consent from the Lenders or L/C Issuer, to execute and deliver SNDAs in favor of any tenant of Borrower at Mohegan Sun, Pocono Downs or any other property.
11.11    Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion (but subject to the automatic releases of Liens and the Guaranty provided for in Section 12.26),
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration of or termination of all Letters of Credit, (ii) that is sold, leased, transferred or otherwise disposed of or to be sold, leased, transferred or otherwise disposed of as part of or in connection with any sale, lease, transfer or other disposition not prohibited hereunder or under any other Loan Document, or (iii) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.01(d); and
(c)    to release any Guarantor from its obligations under its Guaranty if such Person ceases to be a Subsidiary of Borrower as a result of a transaction not prohibited hereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Guaranty pursuant to this Section 11.11.
11.12    Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the form of Intercreditor Agreement attached hereto as Exhibit N. In the event that Borrower incurs Indebtedness pursuant to Section 9.03(d)(v), each Lender (including each Person that becomes a Lender hereunder pursuant to Section 12.06) hereby authorizes and directs the Administrative Agent to enter into the Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement. Each Lender (including each Person that becomes a Lender hereunder pursuant to Section 12.06) hereby (i) acknowledges that the Administrative Agent will be acting under the Intercreditor Agreement in multiple capacities as administrative agent and collateral agent and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against the Administrative Agent any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (including each Person that becomes a Lender hereunder pursuant to Section 12.06) hereby further authorizes the Administrative Agent, on behalf of such Lender, to enter into any amendments, restatements or replacements to/of the Intercreditor Agreement or any Collateral Document necessary or advisable in the Administrative Agent’s sole judgment, and not adverse to the interests of the Lenders, in connection with the incurrence by the Borrower of any secured Indebtedness permitted hereunder.
11.13    Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding tax. If the forms or other documentation required by Section 3.01 are not timely delivered to the Administrative Agent, the Administrative Agent may withhold from any payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding tax.

11.14    Secured Swap Contracts. No Hedge Bank shall, in its capacity as such, have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the collateral under the Collateral Documents (including the release or impairment of any such collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision hereof to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Contracts unless the Administrative Agent has received written notice of such Secured Swap Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.
ARTICLE XII
MISCELLANEOUS
12.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Tribe, Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Tribe, Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)    extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 10.02) or increase the commitment of any Lender to make Term Loans (or reinstate any such commitment that has been terminated) without the written consent of such Lender;
(c)    postpone any date fixed by this Agreement (including any Maturity Date, interim or otherwise) or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts (excluding any mandatory prepayment pursuant to Section 2.07(h)) due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that the Required Revolving Lenders, Required Term A Lenders or Required Term B Lenders may, as to the applicable Class or tranche, postpone the date by which the Extension Condition must be satisfied to a date no later than the Initial Maturity Date;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder (including repayment premiums described in Section 2.06(c)) or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(e)    (i) impose any greater restriction on the ability of any Revolving Lender to assign any of its rights or obligations hereunder without the written consent of the Required Revolving Lenders, (ii) impose any greater restriction on the ability of any Term A Lender to assign any of its rights and obligations hereunder without the written consent of the Required Term A Lenders (iii) impose any greater restriction on the ability of any Term B Lender to assign any of its rights and obligations hereunder without the written consent of the Required Term B Lenders, (iv) impose any greater restriction on the ability of any Incremental Term Lender under a particular Series to assign any of its rights and obligations hereunder without the written consent of the Required Incremental Lenders or (v) impose any greater restriction on the ability of any Extending Term Lender under a particular tranche to assign any of its rights and obligations hereunder without the written consent of the Required Extending Term Lenders.
(f)    amend, modify or waive the provisions of Article VII, Section 10.01(f), Section 10.01(o) or Sections 12.14, 12.15, 12.17 or 12.18 without the written consent of each Lender;
(g)    change Section 2.13 or Section 10.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(h)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; provided, however, that (i) only the consent of each Revolving Lender shall be necessary to change the definition of “Required Revolving Lenders”, (ii) only the consent of each Term A Lender shall be necessary to change the definition of the “Required Term A Lenders”, (iii) only the consent of each Term B Lender shall be necessary to change the definition of “Required Term B Lenders”, (iv) only the consent of each Incremental Term

Lender under the applicable Series shall be necessary to change the definition of “Required Incremental Lenders” with respect to such Series and (v) only the consent of each Extending Term Lender under the applicable tranche shall be necessary to change the definition of “Required Extending Term Lenders” with respect to such tranche;
(i)    release all or substantially all of the value of the Guaranty, taken as a whole, without the written consent of each Lender; or
(j)    release all or substantially all of the collateral securing the Obligations in any transaction or series of related transactions without the written consent of each Lender; provided that the Pocono Downs Mortgages and other Liens upon Pocono Downs and associated property may be released in connection with a sale of all or substantially all the assets of, or equity interests in, Pocono Downs, not prohibited hereunder and subject to Section 2.07(d);
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Autoborrow Lender in addition to the Lenders required above, affect the rights or duties of the Autoborrow Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, and rights or privileges thereunder waived, in a writing executed only by the parties thereto. The Administrative Agent is authorized by the Lenders and the L/C Issuer to enter into amendments and agreements supplemental to this Agreement or any other Loan Document for the purpose of curing any defect, inconsistency, omission or ambiguity in this Agreement or any other Loan Document to which the Administrative Agent is a party or to effect administrative changes that are not adverse to any Lender or the L/C Issuer (in each case without any consent or approval by the Lenders or the L/C Issuer). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
In addition, notwithstanding anything to the contrary contained in this Section 12.01, Borrower, the Tribe, the Administrative Agent and each Lender agreeing to provide Increase Term Loans or Incremental Term Loans of a particular Series may, in accordance with the provisions of Section 2.17, enter into an Incremental Amendment without the consent of any other Lenders, provided that, after the execution and delivery by the Borrower, the Tribe, the Administrative Agent and each such Lender party thereto of such Incremental Amendment, such Incremental Amendment may thereafter only be modified in accordance with the requirements of this Section 12.01.
In addition, notwithstanding anything to the contrary contained in this Section 12.01, this Agreement and the other Loan Documents may be amended (or amended and restated) with only the written approval of Borrower, the Tribe, the Administrative Agent, each Extending Revolving Lender and/or each Extending Term Lender, as the case may be, and, if required under Section 2.18, the L/C Issuer and Autoborrow Lender (and without the consent of any other Lenders) in connection with any Extension permitted pursuant to Section 2.18.
12.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Tribe, Borrower, its Restricted Subsidiaries, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.02; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Tribe, Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Tribe’s, Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Tribe, Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Tribe, Borrower, the Administrative Agent and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Tribe, Borrower, the Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
12.03    No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
12.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and Joint Lead Arrangers including the allocated cost of any internal counsel to the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Autoborrow Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Tribe, Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Tribe, Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Tribe, Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Tribe, Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, but without affecting Borrower’s reimbursement obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
12.05    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
12.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Tribe, Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, if any, and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment (including such Lender’s Revolving Loans) or Term Loans of a particular Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned;
(B)    in any case of any assignments of a Revolving Commitment or Revolving Loans not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and
(C)    in any case of any assignments of Term Loans of a particular Class, the principal outstanding balance of the Term Loans of such Class of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) or (b)(i)(C) of this Section and, in addition:
(A)    the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)    in respect of the Revolving Commitments, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), the L/C Issuer and the Autoborrow Lender shall be required if such assignment is to a Person that is not a Lender holding a Revolving Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender;
(C)    in respect of the Term Loans, the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender holding a Term Loan of the applicable Class, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and
(D)    the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee payable to it in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Autoborrow Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 12.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an nonfiduciary agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments, if applicable, of, and principal amounts (and stated interest) of the Loans and L/C Obligations, if applicable, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender (as to itself), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall be required to disclose any portion of the Participant Register or any information contained therein (including the identity of a Participant or the terms of the participation) except to the extent such disclosure is necessary to establish that the Loans, Revolving Commitments, L/C Obligations or other obligations are in registered form under Treasury Regulation Section 5f.103-1(c). For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(f) as though it were a Lender (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lenders).
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authorities; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)    Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower (an “SPC”) the option to provide all or any part of any Revolving Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Loan, the Granting Lender shall be obligated to make such Revolving Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(i). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Loan by an SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Revolving Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Revolving Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Revolving Loans to any rating agency, commercial paper dealer or provider of any surety or Contingent Obligation or credit or liquidity enhancement to such SPC.
(i)    Resignation as L/C Issuer or Autoborrow Lender after Assignment.
(A)    Notwithstanding anything to the contrary contained herein, if at any time RBS assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, RBS may, upon 30 days’ notice to Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of RBS as L/C Issuer. If RBS resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). Upon the appointment of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to RBS to effectively assume the obligations of RBS with respect to such Letters of Credit.
(B)    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as Autoborrow Lender. In the event of any such resignation as Autoborrow Lender, Borrower shall be entitled to appoint from among the Lenders a successor Autoborrow Lender; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as Autoborrow Lender. Upon the appointment of a successor Autoborrow Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Autoborrow Lender and (b) the successor Autoborrow Lender shall enter into a new agreement in substitution of the Autoborrow Agreement, the Autoborrow Agreement shall terminate and all Autoborrow Loans shall be repaid in full together with all interest and fees owing in connection therewith.

12.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Joint Lead Arrangers, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Joint Lead Arranger, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower or (i) by the Administrative Agent and Joint Lead Arrangers only, on a confidential basis to (A) any rating agency in connection with rating Borrower or its Subsidiaries or the facilities hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities hereunder or market data collectors, similar services, providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents.
For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Joint Lead Arranger, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Joint Lead Arrangers, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
12.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
12.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10    Counterparts; Integration; Effectiveness. This Agreement (and any of the other Loan Documents) may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by electronic mail or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
12.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered by the Tribe or any Loan Party pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
12.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.13    Replacement of Lenders. (i) If any Lender requests compensation under Section 3.04 or 3.06, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (ii) if any Lender is a Defaulting Lender, (iii) if any Lender does not consent to a requested waiver or amendment that requires the approval of all of the Lenders or all affected Lenders and which is consented to by the Required Lenders or (iv) if any Lender is a Non-Extending Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative

Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents (or, in the case of clause (iv) above, all of its interests, rights and obligations under this Agreement and the related Loan Documents in respect of the applicable tranche of Loans) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    Borrower or the replacement Lender shall have paid to the Administrative Agent the assignment fee specified in Section 12.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances, if applicable, and Autoborrow Advances, if applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents as if it were a prepayment (including any repayment premiums payable pursuant to Section 2.06(c) (unless such Lender is a Defaulting Lender) and any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or 3.06 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    in the case of any such assignment resulting from a Lender not consenting to a requested waiver or amendment described in clause (iii) above or from a Lender being a Non-Extending Lender, (x) at the time of such assignment, the assignee shall consent to such waiver or amendment or shall accept such Extension Offer, as applicable, and (y) all non-consenting Lenders with respect to such waiver or amendment or all Non-Extending Lenders with respect to such Extension Offer, as applicable, shall be required to make such assignments pursuant to this Section 12.13 substantially concurrently; and
(e)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
12.14    Governing Law. Except to the extent otherwise expressly provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York (other than any mandatory provisions of the Uniform Commercial Code of the State of New York relating to the Law governing perfection and the effect of perfection of the security interests granted under the Loan Documents), provided however, that if and only to the extent that any security interest granted to the Administrative Agent for the benefit of the Creditors pursuant to this Agreement or any other Loan Document shall be deemed exempt from the provisions of Article 9 of the Uniform Commercial Code of the State of New York by virtue of Borrower being a governmental entity, then such security interest shall be governed by the corresponding provisions of Article 9 of the Tribe’s Uniform Commercial Code, as adopted by the UCC Ordinance. Borrower and each other party hereto each hereby consents to the application of New York civil law to the construction, interpretation and enforcement of this Agreement and the other Loan Documents, and to the application of New York civil law to the procedural aspects of any suit, action or proceeding relating thereto, including but not limited to legal process, execution of judgments and other legal remedies, except for any procedural matters governed by or relating to the conduct of arbitration under Section 12.15. This Agreement and the other Loan Documents to which Borrower is a party are each “Contracts of the Tribal Gaming Authority” within the meaning of Section 1 of Article XIII (entitled “Tribal Gaming Authority Amendment”) of the Constitution.
12.15    Arbitration Reference.
(a)    Mandatory Arbitration. Subject to clause (c) below, at the option of the Administrative Agent (exercised in accordance with consent of the Required Lenders), Borrower, any of its Restricted Subsidiaries that are Tribal Entities or, to the extent it is a party to any such controversy or claim, the Tribe, any controversy or claim between or among the parties arising out of or relating to this Agreement, the other Loan Documents or any agreements or instruments relating hereto or thereto or delivered in connection herewith or therewith and any claim based on or arising from an alleged tort (each, a “Claim”), shall be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association (“AAA”). The arbitrators shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrators. Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(b)    Provisional Remedies, Self-Help and Foreclosure. No provision of this Section shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, to foreclose against or sell any real or personal property collateral or security or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference. At the Required Lenders’ option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage or by judicial foreclosure.
(c)    Limitation.
(i)    This Section shall not be construed to require arbitration by the Creditors of any disputes which now exist or hereafter arise amongst themselves which do not involve the Tribe, Borrower or any of the Restricted Subsidiaries and are not related to this Agreement and the Loan Documents.
(ii)    Notwithstanding anything to the contrary in this Agreement or any Loan Document, a Claim may only be submitted to or otherwise determined by arbitration pursuant to clause (a) or otherwise if, and only if, each of the courts described in Section 12.18(c)(I) and 12.18(c)(II) lack or decline jurisdiction with respect to such Claim.
(d)    Specific Enforcement Representation. Each party to this Agreement severally represents and warrants to the other parties that this Section 12.15 is specifically enforceable against such party by the other parties.
12.16    PURPORTED ORAL AMENDMENTS. THE TRIBE, BORROWER AND THE CREDITORS EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.01. EACH OF THE TRIBE AND BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY CREDITOR THAT DOES NOT COMPLY WITH SECTION 12.01 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
12.17    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN

DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL OR ARBITRATION WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
12.18    WAIVER OF SOVEREIGN IMMUNITY; CONSENT TO JURISDICTION.
(a)    BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES THE SOVEREIGN IMMUNITY OF BORROWER AND EACH OF ITS RESTRICTED SUBSIDIARIES (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) IN ANY FORUM, WITH RESPECT TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, PROVIDED THAT (1) THE WAIVER CONTAINED IN THIS CLAUSE (a) IS EXPRESSLY LIMITED TO ACTIONS AGAINST BORROWER AND ITS RESTRICTED SUBSIDIARIES AND (2) ANY RECOVERY UPON ANY JUDGMENT RESULTING THEREFROM SHALL BE LIMITED TO RECOVERY AGAINST THE AUTHORITY PROPERTY (OTHER THAN ANY PROTECTED ASSETS), INCLUDING POCONO DOWNS AND THE REVENUES OF BORROWER AND ITS RESTRICTED SUBSIDIARIES AND ALL COLLATERAL RELATING THERETO.
(b)    THE TRIBE HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ITS OWN SOVEREIGN IMMUNITY (APPLICABLE TO ITSELF AS AN INDIAN TRIBAL NATION) (AND ANY DEFENSE BASED THEREON) FROM ANY SUIT, ACTION OR PROCEEDING OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, EXERCISE OF CONTEMPT POWERS, OR OTHERWISE) WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE TRIBE SET FORTH IN ARTICLE V, THE COVENANTS OF THE TRIBE SET FORTH IN ARTICLE VII, AND

EACH PROVISION OF SECTION 10.01 WHICH RELATES TO AN EVENT OF DEFAULT CAUSED BY THE TRIBE’S BREACH OF ANY SUCH REPRESENTATION, WARRANTY OR COVENANT, IT BEING EXPRESSLY UNDERSTOOD THAT (1) THE WAIVERS AND CONSENTS CONTAINED IN THIS CLAUSE (b) ARE NOT LIMITED TO ACTIONS AGAINST BORROWER AND ITS RESTRICTED SUBSIDIARIES, (2) ANY ACTION DESCRIBED IN THIS CLAUSE (b) MAY BE BROUGHT AGAINST THE TRIBE, AND (3) ANY RECOVERY UPON ANY JUDGMENT RESULTING FROM ANY SUCH ACTION MAY BE HAD AGAINST THE ASSETS AND REVENUES OF THE TRIBE IN A MANNER CONSISTENT WITH SECTION 12.19.
(c)    EACH OF THE TRIBE AND BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE (SUBJECT TO SECTION 12.15 AND OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO) JURISDICTION OF (I) ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, (II) IN THE EVENT THAT THE COURTS DESCRIBED IN CLAUSE (I) ABOVE LACK OR DECLINE JURISDICTION, ANY CONNECTICUT STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN CONNECTICUT, AND ANY APPELLATE COURT FROM ANY THEREOF AND (III) IN THE EVENT THAT THE COURTS DESCRIBED IN CLAUSES (I) AND (II) ABOVE LACK OR DECLINE JURISDICTION, ANY OTHER COURT OF COMPETENT JURISDICTION, INCLUDING, SUBJECT TO CLAUSE (g) BELOW, ANY TRIBAL COURT, IN EACH CASE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE L/C ISSUER, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING

RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST THE TRIBE OR BORROWER OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(d)    EACH OF THE TRIBE AND BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS IN ANY COURT DESCRIBED IN CLAUSE (C) ABOVE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(e)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
(f)    THE WAIVERS AND CONSENTS DESCRIBED IN THIS SECTION SHALL INURE TO THE BENEFIT OF THE CREDITORS AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNITEES REFERRED TO IN SECTION 12.04). SUBJECT TO SECTIONS 12.19 AND 12.27 THE CREDITORS AND SUCH OTHER PERSONS SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF. THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS SECTION ARE IRREVOCABLE.
(g)    THE TRIBE AND BORROWER EACH AGREES THAT ANY ACTION FOR THE ENTRY OF JUDGMENT ON AND/OR ENFORCEMENT OF AN ARBITRATION AWARD OR COURT ORDER OR JUDGMENT MAY BE BROUGHT IN THE MOHEGAN TRIBAL GAMING DISPUTES COURT. THE TRIBE AND BORROWER EACH EXPRESSLY WAIVES THE APPLICATION OF THE DOCTRINES OF EXHAUSTION OF TRIBAL REMEDIES AND ANY RIGHT OF COMITY WITH RESPECT TO ANY TRIBAL COURT OR ANY TRIBAL COURT OF

APPEALS THE TRIBE MAY NOW OR HEREAFTER MAINTAIN. IN ANY EVENT, NO ACTION MAY BE BROUGHT IN ANY TRIBAL COURT WITHOUT THE PRIOR WRITTEN CONSENT OF THE ADMINISTRATIVE AGENT (WITH THE CONSENT OF THE REQUIRED LENDERS).
12.19    Lender Covenant. In any action or proceeding against Borrower or any of its Restricted Subsidiaries to enforce the Loan Documents which is not also an action or proceeding against the Tribe, the Creditors agree that they shall have no recourse to the Tribe or to its property which is not Authority Property. In any action or proceeding to enforce the Loan Documents which includes the Tribe, the Creditors agree that they shall, to the extent then permitted by applicable Law, take commercially practicable steps to enforce any claim for damages awarded to the Creditors by any court, tribunal, arbitrator or other decision maker against Borrower or the Authority Property prior to taking general recourse to the Tribe or any Property thereof which is not Authority Property. The provisions of this Section shall not be construed (a) to create any recourse on the part of the Creditors against the Tribe, the property of the Tribe which is not Authority Property or revenues except for any breach of the Tribe’s own representations, warranties and covenants set forth in Articles V and VII, or (b) to require exhaustion by the Creditors of any remedies against Borrower, its Restricted Subsidiaries or the Authority Property prior to having recourse, in the proper case, against the Tribe and its property which is not Authority Property.
12.20    [Intentionally omitted].
12.21    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Tribe, Borrower and each other Loan Party acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Tribe, Borrower and each other Loan Party, on the one hand, and the Administrative Agent, the L/C Issuer, the Lenders and the Joint Lead Arrangers, on the other hand, and the Tribe, Borrower and each other Loan Party is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each Joint Lead Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Tribe, Borrower or any other Loan Party; (iii) neither the Administrative Agent nor any Joint Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Tribe, Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Joint Lead Arranger has advised or is currently advising the Tribe, Borrower or any other Loan Party on other matters) and neither the Agent nor any Joint Lead Arranger has any obligation to the Tribe, Borrower or any other Loan Party with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Tribe, Borrower or the other Loan Parties, and neither the Administrative Agent nor any Joint Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Joint Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Tribe, Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Tribe, Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any Joint Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.
12.22    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.
12.23    Time of the Essence. Time is of the essence of the Loan Documents.
12.24    Designation as Senior Debt. Borrower hereby irrevocably designates the Obligations as “Designated Senior Indebtedness” and “Designated Senior Secured Indebtedness” as such terms are defined in the Relinquishment Agreement and irrevocably designates the Obligations as “Designated Senior Indebtedness” as such term is defined in the Senior Subordinated Indentures.
12.25    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

12.26    Release of Liens and Guaranty. At any time (i) any Loan Party sells, leases, sub-leases, transfers or otherwise disposes of an asset to a Person other than another Loan Party to the extent not prohibited by the Loan Documents (including, as applicable, portions of the Lease in connection with a Permitted Disposition described in clause (iii) of the definition thereof), such asset shall be automatically released from the Lien of the applicable Collateral Document(s), (ii) in connection with any Permitted Lease Financing, any Loan Party sells, leases, sub-leases, transfers or otherwise disposes of (other than to another Loan Party), or grants to any Person (other than to another Loan Party) a Lien on, the Income Assets with respect to such Permitted Lease Financing, such Income Assets shall be automatically released from the Lien of the applicable Collateral Document(s), (iii) any Guarantor ceases to be a Subsidiary of Borrower as a result of a transaction not prohibited hereunder, such Guarantor shall automatically be released from its obligations under the Guaranty and the assets of such Subsidiary shall be automatically released from the Lien of the applicable Collateral Document(s) or (iv) any Subsidiary is designated as an “Unrestricted Subsidiary” hereunder, the assets of such Subsidiary shall be automatically released from the Lien of the applicable Collateral Document(s) and such Subsidiary shall be automatically released from its obligations under the Guaranty. In any such event, the Administrative Agent shall, subject to receiving any requested confirmation from the Lenders pursuant to Section 11.11, take all such actions, including the execution of release instruments, amendments to UCC filings and other instruments, as any Loan Party may reasonably request to evidence such release, all at Borrower’s sole expense.
12.27    Gaming Law Limitations.  Notwithstanding any provision in any Loan Document, none of the Creditors shall engage in any of the following: planning, organizing, directing, coordinating, controlling or managing all or any portion of the Tribe’s or Borrower’s or any other Tribal Entity’s gaming operations that are regulated by IGRA (collectively, “Management Activities”), including (but not limited to) with respect to the following:
(a)    the training, supervision, direction, hiring, firing, retention, or compensation (including benefits) of any employee (whether or not a management employee) or contractor;
(b)    any employment policies or practices;
(c)    the hours or days of operation;
(d)    any accounting systems or procedures;
(e)    any advertising, promotions or other marketing activities;
(f)    the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

(g)    the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or
(h)    budgeting, allocating, or conditioning payments of any Tribal Entity’s operating expenses;
provided, however, that a Creditor will not be in violation of the foregoing restriction solely because such Creditor:
(1)    enforces compliance with any term in any Loan Document that does not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; or
(2)    requires that all or any portion of the revenues securing the Loans and other Obligations be applied to satisfy valid terms of the Loan Documents; or
(3)    otherwise forecloses on all or any portion of the property securing the Obligations.
12.28    Section 81 Compliance.  The parties hereto agree that any right, restriction or obligation contained in any Loan Document that “encumbers Indian land” within the meaning of 25 U.S.C. § 81(b) shall not be effective for longer than six years, 364 days unless the Loan Document is an agreement or contract described in 25 U.S.C. § 81(c) or bears the approval of the Secretary of the Interior within the meaning of 25 U.S.C. § 81(b).
12.29    Disqualified Lenders.
(a)    If any Gaming Board requires that a Lender must be licensed, qualified or found suitable under any applicable Gaming Laws, and such Lender does not obtain such license, qualification or finding of suitability within any period specified therefor by such Gaming Board or if such Gaming Board declines to so license, qualify or find suitable such Lender (such Lender, a “Disqualified Lender”), then the Administrative Agent may, upon written notice to such Disqualified Lender and Borrower, or Borrower may, upon written notice to such Disqualified Lender and the Administrative Agent, require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    Borrower or the replacement Lender shall have paid to the Administrative Agent the assignment fee specified in Section 12.06(b);
(ii)    such Disqualified Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances, if applicable, and Autoborrow Advances, if applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents as if it were a prepayment (including any repayment premiums payable pursuant to Section 2.06(c) (except to the extent such disqualification of such Disqualified Lender results from an action or determination other than by the Mohegan Tribal Gaming Commission or any other Governmental Authority of the Tribe) and any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); and
(iii)    such assignment does not conflict with applicable Laws.
A Disqualified Lender shall not be required to make any such assignment or delegation if, prior thereto the circumstances entitling the Administrative Agent or Borrower to require such assignment and delegation cease to apply.
(b)    Notwithstanding the provisions of Section 12.29(a), if any Lender becomes a Disqualified Lender and neither the Administrative Agent nor Borrower requires an assignment by such Disqualified Lender to a replacement Lender pursuant to Section 12.29(a) within any time period specified by the appropriate Gaming Board for the withdrawal of such Disqualified Lender (the “Withdrawal Period”), Borrower may, on a non-ratable basis, prepay in full the outstanding principal of all Loans, L/C Advances, if applicable, and Autoborrow Advances, if applicable, of such Disqualified Lender, together with all accrued fees and all other amounts payable to it hereunder and under the other Loan Documents as if it were a prepayment (including any repayment premiums payable pursuant to Section 2.06(c) (except to the extent such disqualification of such Disqualified Lender results from an action or determination other than by the Mohegan Tribal Gaming Commission or any other Governmental Authority of the Tribe) and any amounts under Section 3.05) and, in each case where applicable, with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
MOHEGAN TRIBAL GAMING AUTHORITY

By:    /s/ Mitchell G. Etess
Name:    Mitchell G. Etess
Title:    President/CEO

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (for the limited purpose of joining Articles V and VII, and Sections 12.14 through 12.23, 12.25 and 12.28, as applicable)

By:    /s/ Kevin P. Brown
Name:    Kevin P. Brown
Title:    Chairman

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[Signature Page to Loan Agreement]

RBS CITIZENS, N.A., as Administrative Agent

By:    /s/ Clifford Mellor
Name:    Clifford Mellor
Title:    S.V.P

RBS CITIZENS, N.A., as L/C Issuer

By:    /s/ Clifford Mellor
Name:    Clifford Mellor
Title:    S.V.P

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[Signature Page to Loan Agreement]

BANK OF AMERICA, N.A., as Autoborrow Lender

By:    /s/ Brian D. Corum
Name:    Brian D. Corum
Title:    Managing Director

BANK OF AMERICA, N.A., as L/C Issuer

By:    /s/ Brian D. Corum
Name:    Brian D. Corum
Title:    Managing Director

[Signature Page to Loan Agreement]